Exhibit 10.4

Execution Copy

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EXARO ENERGY III LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

DATED EFFECTIVE AS OF FEBRUARY 1,  2013

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACTS OR OTHER SIMILAR STATUTES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH TRANSFER. ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT. BY ACQUIRING THE MEMBERSHIP INTERESTS IN THE COMPANY, EACH MEMBER REPRESENTS THAT IT HAS ACQUIRED THE MEMBERSHIP INTERESTS FOR INVESTMENT AND THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF THE MEMBERSHIP INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS THEREUNDER, UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH THE TRANSFER.

EXHIBITS

Exhibit A-1Names, Addresses, Capital Contributions, Capital Commitments and Common Units of the Members

Exhibit A-2Names, Addresses and Management Incentive Units of the Management Incentive Members at the Effective Date

Exhibit BManagement Incentive Plan
Exhibit CAllocations and Tax Procedures
Exhibit DSharing Ratios

Exhibit EInitial Budget

Exhibit FForm of Joinder Agreement

Exhibit GArea of Mutual Interest

Exhibit HClark Interests

i

Exhibit 10.4

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
EXARO ENERGY III LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Exaro Energy III LLC, a Delaware limited liability company (the “Company”), dated effective as of February 1,  2013 (the “Second Amendment Date”), is made by the Company and those Persons who become signatories hereto or otherwise bound hereby;

WHEREAS, the Certificate of Formation (the “Certificate”) of the Company was filed with the Delaware Secretary of State on March 19, 2012;

WHEREAS, the Company currently is governed by the First Amended and Restated Limited Liability Company Agreement of the Company dated as of March 31, 2012 (the “First Amended and Restated Agreement”);

WHEREAS, the Members desire to amend and restate the First Amended and Restated Agreement; and

NOW, THEREFORE, the First Amended and Restated Agreement is hereby amended and restated to read in its entirety as follows:

Article 1 Organization
1.1 Formation.

 The Company has been organized as a Delaware limited liability company pursuant to the Act. The Members hereby agree that during the term of the Company, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and provisions of this Agreement and, except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Act.  Notwithstanding anything herein to the contrary, Section 18-210 of the Act (entitled “Contractual Appraisal Rights”) shall not apply or be incorporated into this Agreement.

1.2 Name.

 The name of the Company is “Exaro Energy III LLC.” Subject to all applicable laws, all business of the Company shall be conducted in such name or under such other name or names as the Board of Managers shall determine from time to time. Management shall cause to be filed on behalf of the Company such assumed or fictitious name certificates or similar instruments as may from time to time be required by law.

1.3 Business.

 The business of the Company shall be (a) to enter into, execute and perform under the Earning and Development Agreement (the “Development Agreement”) between the Company and Encana Oil & Gas (USA) Inc. (“Encana”) dated as of April 1, 2012, relating to a development drilling program within a defined area of Encana’s Jonah Field asset located in Sublette County, Wyoming, (b) pursue oil and gas opportunities other than as provided for in the Development Agreement that are approved by the Board of Managers and by Supermajority Member Approval and (c) to take all such other actions incidental or ancillary to the foregoing as the Board of Managers may determine to be necessary or desirable.

1.4 Places of Business; Registered Agent.

(a) The address of the principal office and place of business of the Company shall be 1800 Bering Drive, Suite 540, Houston, Texas 77057. The Board of Managers may change the location of the Company’s principal place of business and may establish such additional place or places of business of the Company as the Board of Managers may designate from time to time.

(b) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person as the Board of Managers may designate from time to time in the manner provided by law. The Board of Managers may designate additional offices and/or agents and may change any registered office or agent of the Company at any time as deemed advisable.

1.5 Term.

 Pursuant to the Act, the existence of the Company began on the date of the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Company is dissolved, liquidated and terminated as provided in Article 8.

1.6 Qualification in Other Jurisdictions.

 The Board of Managers shall have authority to cause the Company to do business in any jurisdiction only if such jurisdiction recognizes the limited liability of the Members to substantially the same extent as would be recognized for a limited liability company under the laws of the State of Delaware. The Board of Managers shall cause the Company to be qualified, formed, reformed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business if such qualification, formation, reformation or registration is necessary or desirable in order to protect the limited liability of the Members or to permit the Company lawfully to transact business; provided, the Company shall not transact business in any such jurisdiction where any of the required actions described in this sentence would materially change the rights, liabilities, duties and obligations of the Members under this Agreement.

1.7 No State Law Partnership.

 No provision of this Agreement shall be interpreted so as to deem or construe the Company as a partnership (including a limited partnership) or joint venture or any Member or Manager as a partner or joint venturer of any other Member or Manager for any purposes other than federal and state tax purposes.

1.8 Title to Company Property.

 All property contributed to the Company or acquired by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in such property in his or its separate name or right. The Company may hold its property in its own name or in the name of a nominee determined by the Board of Managers.

1.9 Alternative Investment Structures.

If the Board of Managers determines that for legal, tax, regulatory or other similar reasons it is in the best interests of some or all of the Members that an investment by the Company be made through an alternative investment structure (including, through a non-United States limited partnership, a non-United States limited liability company, or other similar vehicle, formed for the purpose of making investments outside the United States) (an “Alternative Investment Vehicle”), the Board of Managers may cause the Company to structure the making of all or any portion of such investment outside of the Company (or restructure any such investment or Alternative Investment Vehicle), by requiring any Member or Members to make such investment directly or indirectly through separate limited partnerships, limited liability companies (or other vehicles) that will invest on a parallel basis with or in lieu of the Company, as the case may be; provided, however, that such Member, if such Member is a Potentially Restricted Member, shall not be obligated to make an investment in such Alternative Investment Vehicle if such Potentially Restricted Member, in its reasonable and good faith judgment, determines (in such case such Potentially Restricted Member shall submit an opinion of its internal counsel if requested by the Company as to such determination) that one or more laws, rules, regulations or government orders prohibits or restrains such Potentially Restricted Member from investing in such Alternate Investment Vehicle, and such Potentially Restricted Member shall not be considered a Defaulting Member under this Agreement with respect to such determination (any Potentially Restricted Member that determines not to invest in any Alternative Investment Vehicle in accordance with the foregoing is referred to herein with respect to such Alternative Investment Vehicle as an “Opt-Out Member”). To the extent required by the Board of Managers, each such vehicle will enter into agreements with the Company and other appropriate parties to allocate any applicable fees or other items of income or expense, or any capital contributions, among the Company, such vehicle, and any other Alternative Investment Vehicles; provided that all of the incremental organizational costs of any such Alternative Investment Vehicle will be allocated 100% to such vehicle. The Members (other than any Opt-Out Member) will be required to make Capital Contributions directly to each such Alternative Investment Vehicle to the same extent, for the same purposes and on the same terms and conditions and subject to the same conditions and approvals as Members are required to make Capital Contributions to the Company. Each Member (other than any Opt-Out Member) will have the same economic interest in all material respects with respect to investments described in this Section 1.9 as such Member would have if such investment had been made by the Company, and the other terms of such

Alternative Investment Vehicle will be substantially identical in all material respects to those of the Company, to the maximum extent applicable (including, but not limited to, rights substantially identical to Section 3.7 and Section 9.3(b)); provided that (a) such Alternative Investment Vehicle (or the Entity in which such Alternative Investment Vehicle invests) will provide for the limited liability of the Members as a matter of the organizational documents of such Alternative Investment Vehicle (or the Entity in which such Alternative Investment Vehicle invests) and as a matter of local law to the same extent in all material respects as is provided to the Members under the Act and this Agreement, (b) the Board of Managers will serve as the Board of Managers or comparable body of such Alternative Investment Vehicle, (c) distributions of cash and other property and the allocations of income, gain, loss, deduction, expense and credit from such Alternative Investment Vehicle, and the determination of allocations and distributions pursuant to this Agreement, will be determined as if each investment made by such Alternative Investment Vehicle were an investment made by the Company (subject in each case to adjustment or necessary to give effect to any Opt-Out Member’s election not to make Capital Contributions to such Alternative Investment Vehicle), (d) any Alternative Investment Vehicle will, subject to applicable legal, tax and regulatory considerations, terminate upon the termination of the Company and (e) if deemed appropriate for the Company by the Board of Managers, the relationships between the Company and any Alternative Investment Vehicle (and among the Members in respect of any such Alternative Investment Vehicle) may be governed by the local law of the jurisdiction of organization of such Alternative Investment Vehicle.  Each of the Investor Parties and their representatives and Affiliates other than any Management Incentive Member (collectively, the “Institutional Investors”) will be permitted to assign its rights and obligations as a participant in an Alternative Investment Vehicle to an Affiliate of such Member (any assignee, an “Affiliate AIV Member”). If an Institutional Investor assigns its rights and obligations to an Affiliate AIV Member, the interest of the Affiliate AIV Member in an Alternative Investment Vehicle will be treated as an interest held by the Member that assigned its rights to the Affiliate AIV Member for purposes of any calculations under this Agreement and the agreement governing the Alternative Investment Vehicle, including for purposes of determining Capital Contributions and rights to distributions and amounts thereof.  If any Potentially Restricted Member elects to become an Opt-Out Member with respect to any Alternative Investment Vehicle, such election shall not affect such Potentially Restricted Member’s Capital Commitment hereunder, and the Board of Managers shall thereafter make such adjustments, as the Board of Managers may reasonably determine, to future Capital Calls made by the Company to adjust for such Potentially Restricted Member’s election not to make Capital Contributions to such Alternative Investment Vehicle.

1.10 Company History.

 As of the Effective Date, other than the negotiation, execution and delivery of the First Amended and Restated Agreement, the other agreements contemplated thereby or entered into in connection with the closing of the Development Agreement, the Company had not (a) conducted any business, (b) incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company and whether due or to become due and regardless of when asserted) or (c) entered into any contracts or agreements.  Further, as of the Effective Date, the Company (i) had not issued any Interests other than 510,000 Common Units issued to Clark on March 19, 2012, (ii) did not own any assets other than contributed cash in exchange for such Common Units issued to Clark, (iii) had not violated any laws or governmental rules or regulations and (iv) had not participated in any merger, reorganization, spin-off or similar transaction.

Article 2 Definitions and References
2.1 Defined Terms.

When used in this Agreement, the following terms shall have the respective meanings set forth below:

“AAA” has the meaning given to such term in Section 9.4.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Affiliate” means, as to a specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person. For purposes of this Agreement, the Jefferies Parties, on the one hand, and Management and the Beato Family Trust, on the other, shall not be deemed “Affiliates.”

“Affiliate AIV Member” has the meaning given to such term in Section 1.9.

“Aggregate Call Amount” has the meaning given to such term in Section 3.2(c).

“Agreement” has the meaning given to such term in the introductory paragraph of this Agreement.

“Allocable Share” has the meaning given to such term in Section 4.2(a).

“Alternative Investment Vehicle” means any investment vehicle formed pursuant to Section 1.9.

“Approved Budget” means a budget described in Section 7.4(c) and approved pursuant thereto.

“Approved Party” means any Person that becomes a Member and its representatives and Affiliates.

“Atwood” means John P. Atwood.

“Atwood Employment Agreement” means the Employment Agreement between Exaro Services and Atwood, as entered into as of December 11, 2009, as amended as of the Effective Date, and as amended from time to time.

“Available Cash” means, at any time of determination: (a) all cash and cash equivalents of the Company on hand at such time; less (b) the sum of all reserves in such amounts as the Board of Managers determines to be necessary or advisable to (i) provide for the proper conduct of the business of the Company (including capital expenditures and Tax Distributions) for the

180 days following the time of determination and (ii) comply with all applicable law and any covenants under any loan agreements, security agreements or other agreements to which the Company is a party.

“Award Letter” has the meaning given to such term in Section 3.4(a).

“BB” has the meaning given to such term in Section 11.10(c).

“Beato” means Christopher L. Beato.

“Beato Employment Agreement” means the Employment Agreement between Exaro Services and Beato, as entered into as of December 11, 2009, as amended as of the Effective Date, and as amended from time to time.

“Beato Family Trust” means the Beato Family 2008 Trust.

“BHC Affiliate” has the meaning given to such term in Section 3.7(a).

“BHC Group” has the meaning given to such term in Section 3.7(a).

“BHC Member” means a Member that is a bank holding company as defined in the BHCA, or a non-bank subsidiary of such a bank holding company.  Each of Union Bank and Wells Fargo is a BHC Member.

“BHCA” means the Bank Holding Company Act of 1956, as amended, or any successor to such act, and the rules and regulations promulgated thereunder.

“Blocker Corporation” has the meaning given to such term in Section 9.8(e).

“Board of Managers” or “Board” means the governing body established to govern the business and affairs of the Company as provided in Article 5. “Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in the State of Texas.

“Business Opportunity” has the meaning given to such term in Section 6.5(b).

“Capital Account” means the capital account maintained for each Member pursuant to the requirements of Section C.1.2 of Exhibit C.

“Capital Call” has the meaning given to such term in Section 3.2(b).

“Capital Commitment” means, for any Member at any particular time the total capital commitment of such Member set forth opposite its name on Exhibit A-1 under the column labeled “Total Capital Commitment.”

 “Capital Contribution” means for any Member at any particular time the aggregate of the dollar amount of any cash and the Net Agreed Value of any property contributed (or deemed contributed) to the Company, as such Net Agreed Value is determined by the Board of Managers in its sole discretion.

“Capital Contribution Ratio” means, for each Common Unitholder as of any date of determination, a fraction (expressed as a percentage) the numerator of which is such Common Unitholder’s Capital Contribution as of such date and the denominator of which is the sum of the Capital Contributions of all of the Common Unitholders as of such date.  The Capital Contribution Ratio of all of the Common Unitholders shall be recomputed whenever a change in Capital Contributions occurs by reason of the admission of additional Common Unitholders from time to time or an increase or decrease in an existing Member’s Capital Contributions in accordance with the terms of this Agreement.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.

“CEO” means the Chief Executive Officer of the Company, as determined by the Board of Managers.  The initial CEO will be Beato.

“Certificate” has the meaning given to such term in the introductory paragraph.

“Clark” means Scott R. Clark.

“Clark Employment Agreement”  means the Employment Agreement between Exaro Services and Clark, as entered into as of the Effective Date, and as amended from time to time.

“Clark Interests” has the meaning given to such term in Section 6.4(b)(v).

“Clark Note” means the promissory note issued to the Company by Clark on the Initial Funding Date, secured by interests in the Company.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Commitment Cash Call” has the meaning given to such term in the Development Agreement.

“Common Units” means the Interest granted to a Member in exchange for such Member’s Capital Contributions. For purposes of clarification, a Common Unit shall not include any Interest attributable to Management Incentive Units.

“Common Unitholder” means a Member holding of record Common Units.

“Company” has the meaning given to such term in the introductory paragraph of this Agreement.

“Company Business Opportunity” has the meaning given to such term in Section 6.5(b).

“Company Manager” has the meaning given to such term in Section 10.1(c).

“Confidential Information” means any information that is currently held by the Company or is hereafter acquired, developed or used by the Company relating to business opportunities or other geological, geophysical, engineering, operational, economic, financial, management or other aspects of the business, operations, properties or prospects of the Company, whether oral or in written form, but shall exclude any information that (a) has become part of common knowledge or understanding in the oil and natural gas industry or becomes generally available to the public (other than from wrongful disclosure in violation of this Agreement, any confidentiality agreement, any Employment Agreement or any Award Letter), (b) was rightfully in the possession of a Member, Manager or Officer prior to the Effective Date (or, in the case of an employee of the Company, any of its Subsidiaries or the Management Company prior to the effective date of his or her employment with the Company, any of its Subsidiaries or the Management Company) from a source unrelated to the Company or (c) obtained by such Member from a third person who, to the knowledge of such Member, is not prohibited from transmitting the information to such Member by a contractual obligation to the Company or any of its Subsidiaries). The foregoing is not intended to reduce or otherwise modify the confidentiality obligations of any Person under any applicable Employment Agreement.

“Contaro” means Contaro Company, a Delaware corporation.

“Contaro Managers” has the meaning given to such term in Section 5.2(b).

“Control” or “Controlling” means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right at any time to more than 50% of the distributions therefrom (including liquidating distributions); (c) in the case of a trust or estate, more than 50% of the beneficial interest therein or the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of such trust or estate; (d) in the case of any other Entity, more than 50% of the economic or beneficial interest therein; or (e) in the case of any Entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the Entity.

“Conversion” has the meaning given to such term in Section 9.8(c).

“Conversion Consideration” has the meaning given to such term in Section 9.8(c).

“Covered Person” means any Member Covered Person, any Manager Covered Person and any Officer Covered Person.

“Cumulative Taxable Income” means the sum of (i) the amount, if any, by which items of income and gain (other than items included in net capital gain or net capital loss) allocated for federal income tax purposes pursuant to Exhibit C through the end of the current Fiscal Quarter exceeds the items of loss and deduction (other than items included in net capital gain or net capital loss) allocated for federal income tax purposes pursuant to Exhibit C, through the end of the current Fiscal Quarter and (ii) the amount, if any, by which net capital gain allocated for federal income tax purposes pursuant to Exhibit C through the end of the current Fiscal Quarter exceeds net capital loss allocated for federal income tax purposes pursuant to Exhibit C through the end of the current Fiscal Quarter.

“Current MIU Distribution Amount” has the meaning given to such term in Section 4.2(b)(ii).

“DD” has the meaning given to such term in Section 11.10(d).

“Deemed Exercise Price” means, with respect to a Management Incentive Unit, $0.00 unless a different amount is expressly set forth as such in the Award Letter granting such Management Incentive Unit.

“Default Interests” shall have the meaning given to such term in Section 3.2(d)(ii)(D).

“Default Price” shall have the meaning given to such term in Section 3.2(d)(ii)(D).

“Default Rights Notice” shall have the meaning given to such term in Section 3.2(d)(ii)(D).

“Default Rights Notice Period” shall have the meaning given to such term in Section 3.2(d)(ii)(D).

“Defaulting Member” has the meaning given to such term in Section 3.2(d).

“Deemed Tax Rate” means, with respect to a Fiscal Quarter, the percentage reasonably determined by the Board of Managers to reflect the highest marginal combined federal, state and local income tax rate applicable to individuals or corporations in effect as of the end of such Fiscal Quarter, and shall be applied to all Members regardless of their particular tax status.

“Development Agreement” has the meaning given to such term in Section 1.3.

“Drilling Notice” has the meaning given to such term in the Development Agreement.

“Disability” means, with respect to a Management Incentive Member, the disability of such Management Incentive Member as evidenced by  an inability to perform the duties and responsibilities required of such Member under any Employment Agreement due to a physical and/or mental disability for a period of 90 consecutive days or 180 days, whether or not consecutive, during any 12 month period.

“Drag-Along Member” has the meaning given to such term in Section 9.6(a).

“Drag-Along Notice” has the meaning given to such term in Section 9.6(a).

“Drag-Along Notice Period” has the meaning given to such term in Section 9.6(a).

“Drag-Along Transaction” has the meaning given to such term in Section 9.6(a).

“Dragging Member” has the meaning given to such term in Section 9.6(a).

“Effective Date”  means March 31, 2012.

“Eligible Investor” has the meaning given to such term in Section 3.3.

“Employee Member” has the meaning given to such term in Section 6.5(c).

“Employment Agreement” has the meaning given to such term in Section 3.4(a).

“Encana” has the meaning given to such term in Section 1.3.

“Entity” means any Person other than a natural person.

“Estimated MIU Distribution Amount” has the meaning given to such term in Section 4.2(b)(ii).

“Exaro II” means Exaro Energy II LLC, a Delaware limited liability company.

“Exaro Services” means Exaro Energy Services, LLC, a Delaware limited liability company and Subsidiary of the Company.

“Fair Market Value” means, as of any date of determination, (a) when used with respect to an Interest, including a Repurchase Interest, the amount of cash and fair market value of property that would be received by the holder of such Interest if the assets of the Company were sold for fair market value (giving no credit to any going concern value of the Company) as of such date as determined in good faith by the Board of Managers, all debts, liabilities and obligations were fully paid and satisfied or adequate provision was made therefor, and all assets of the Company remaining after satisfying such debts, liabilities and obligations were distributed to the Members in accordance with Section 8.2 and (b) when used with respect to any other asset, the amount of cash a willing buyer would pay a willing seller for that asset at that time in an arm’s length transaction as determined in good faith by the Board of Managers.

“Final Exit Event” means: (a) a dissolution or liquidation of the Company under Article 8; (b) the consolidation, reorganization, merger or any other similar transaction involving the Company and any other Person and in which Interests are changed into or exchanged for cash, securities or other property, other than any such transaction in which both (i) (A) the outstanding Interests are changed into or exchanged for securities of the surviving Person or its parent and (B) the holders of the Interests immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding securities of the surviving Person or its parent immediately after such transaction and (ii) (A) the outstanding Interests with voting rights under this Agreement are changed into or exchanged for securities of the surviving Person or its parent and (B) the holders of such Interests immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding voting securities of the surviving Person or its parent immediately after such transaction; (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company’s and its Subsidiaries’ assets taken as a whole to any other Person promptly followed by a dissolution or liquidation of the Company under Article 8 or (d) the consummation of a Drag-Along Transaction.  For the avoidance of doubt, an Initial Public Offering shall not be deemed to be a Final Exit Event.

“First Amended and Restated Agreement” has the meaning given to such term in the introductory paragraphs of this Agreement.

“First Flip Sharing Ratio” means, as of any date of determination:

(a)with respect to any Common Unitholder, solely with respect to the Common Units held by such Common Unitholder (and not with respect to any Management Incentive Units held by such Common Unitholder), the product of (i) such Common Unitholder’s Capital Contribution Ratio as of such date and (ii) 90%; and

(b)with respect to any Management Incentive Member, solely with respect to the Management Incentive Units held by such Management Incentive Member (and not with respect to any Common Units held by such Management Incentive Member) the product of (i) such Management Incentive Member’s MIU Percentage and (ii) 10%.

“First Threshold” has the meaning given to such term in Section 4.2(a)(i).

“Fiscal Quarters” means the three month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means the 12-month period ending December 31 of each year; provided that the initial Fiscal Year is the period from March 19, 2012 and ended on December 31, 2012 and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods).

“Fourth Flip Sharing Ratio” means, as of any date of determination:

(a)with respect to any Common Unitholder, solely with respect to the Common Units held by such Common Unitholder (and not with respect to any Management Incentive Units held by such Common Unitholder), the product of (i) such Common Unitholder’s Capital Contribution Ratio as of such date and (ii) 75%; and

(b)with respect to any Management Incentive Member, solely with respect to the Management Incentive Units held by such Management Incentive Member (and not with respect to any Common Units held by such Management Incentive Member) the product of (i) such Management Incentive Member’s MIU Percentage and (ii) 25%;

“Fourth Threshold” has the meaning given to such term in Section 4.2(a)(iv).

“Fully-Funded Percentage Interest” means, with respect to any Member as of any time of determination, the percentage obtained by dividing (a) the number of Common Units held by such Member plus the number of Common Units, if any, that are issuable to such Member upon the full funding of such Member’s Remaining Capital Commitment by (b) the number of outstanding Common Units (other than Common Units held by Defaulting Members) plus the number of Common Units, if any, that are issuable to all Members upon the full funding of all Members’ Remaining Capital Commitments.  For the avoidance of doubt, each Defaulting Members’ Remaining Capital Commitment shall be deemed to be $0.00 for purposes of this definition.

“GAAP” means generally accepted United States accounting principles and policies in effect from time to time, applied on a consistent basis.

“Gross Asset Value” has the meaning given to such term in Exhibit C.

“Initial Budget” means the initial operating and capital expenditure budget of the Company attached hereto as Exhibit E.

“Initial Funding Date” means April 20, 2012.

“Initial Public Offering” means an initial public offering of interests in the Company or any other related entity pursuant to a Conversion.

“Initiating Member” has the meaning given to such term in Section 9.6(b).

“Institutional Investors” has the meaning given to such term in Section 1.9.

“Interest” means a membership interest (including a membership interest attributable to Management Incentive Units) in the Company with all the rights, interests and obligations of a Member in the Company under this Agreement and the Act, including (a) the right of a Member to receive allocations of income and loss and distributions or liquidation proceeds under this Agreement, (b) all management rights, voting rights or rights to consent provided under this Agreement and (c) any obligation to make Capital Contributions as set forth in this Agreement.

“Interim Distribution” has the meaning given to such term in Section 4.2(b)(ii).

“Internal Restructure” means any re-formation, Conversion, transfer of assets, transfer of membership interests or other securities, merger, incorporation, liquidation or other transaction of, or relating to, or affecting the Company, completed in compliance with Section 9.8.

“Investor Parties” means each of Contaro, the Sageview Parties, the Jefferies Parties, Union Bank and Wells Fargo.

“IRR” at a given time for a Common Unitholder means the discount rate at which the present value of the distributions received by that Common Unitholder from the Company pursuant to Section 4.2 up to such time, discounted to the Initial Funding Date equals the present value of the Capital Contributions as and when made by the Common Unitholders to the Company, discounted at such discount rate from the date made to the Initial Funding Date; provided that such rate shall be calculated using the XIRR function on Microsoft Excel.

“Jefferies IV” means Jefferies Capital Partners IV L.P., a Delaware limited partnership.

 “Jefferies Management IV” means JCP Partners IV LLC, a Delaware limited liability company.

“Jefferies Managers” has the meaning given to such term in Section 5.2(d).

“Jefferies Parallel IV” means Jefferies Employee Partners IV LLC, a Delaware limited liability company.

“Jefferies Parties” means Jefferies IV, Jefferies Management IV and Jefferies Parallel IV.

 “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority.

“Management” means Beato, Atwood and Clark.

“Management Company” means Exaro Services or any other entity providing management, administrative and operational services to the Company or its Subsidiaries.

 “Management Incentive Member” means a Member who holds of record a Management Incentive Unit. To the extent a Member holds Common Units and one or more Management Incentive Units, such Member will be treated as a Management Incentive Member only with respect to the Management Incentive Units held thereby.

“Management Incentive Unit” means a “Management Incentive Unit” as described in the Plan and issued in accordance therewith. Management Incentive Units are not Common Units.

 “Management Manager” has the meaning given to such term in Section 5.2(e).

“Manager” means any individual duly elected and serving on the Board of Managers of the Company.

“Manager Covered Person” means (a) each current and former Manager (solely in such Person’s capacity as a Manager) and (b) each Person not identified in clause (a) of this definition who is or was a director or manager of any Subsidiary of the Company and who the Board expressly designates as a Manager Covered Person in a written resolution.

“Managing Member” means the CEO; provided, that if no CEO shall then be in office, the Managing Member shall be such other person performing similar functions as determined by the Board of Managers.  Beato is the initial Managing Member.

“Marketable Securities” means securities that are (a) traded on an established U.S. national or non-U.S. securities exchange or (b) reported through an established non-U.S. over-the-counter trading system or (c) otherwise traded over-the-counter or purchased and sold in transactions effected pursuant to Rule 144A under the Securities Act, that in each case are not subject to restrictions on Transfer under the Securities Act or other applicable securities laws (other than the restriction under Rule 144A limiting Transfers solely to qualified institutional buyers) or subject to contractual restrictions on Transfer other than reasonable and customary lock-up provisions that do not exceed 180 days in duration.

“Maximum Quarterly Company Tax Distribution” means, with respect to a Fiscal Quarter, an amount equal to the product of (a) the Deemed Tax Rate with respect to such Fiscal Quarter and (b) the increase, if any, in the Company’s Cumulative Taxable Income during such Fiscal Quarter.

“Member” means, as of any date of determination, any Person that is a record holder of an Interest as of such date.

“Member Covered Person” means (a) each Member (including in its capacity as tax matters partner hereunder, if applicable), (b) each Member’s officers, directors, liquidators, partners, equityholders, managers and members, (c) each Member’s Affiliates (other than the Company and its Subsidiaries) and each of their respective officers, directors, liquidators, partners, equityholders, managers and members and (d) any representatives, agents or employees of any Person identified in clauses (a)-(d) of this definition who the Board expressly designates as a Member Covered Person in a written resolution.

“Member Manager” has the meaning given to such term in Section 10.1(b).

“MIU Percentage” means, as of any date of determination for any Management Incentive Member, a percentage the numerator of which equals the number of Management Incentive Units held of record by such Management Incentive Member as of such date and the denominator of which equals the total number of authorized Management Incentive Units (whether or not outstanding) as of such date. If the sum of the percentages with respect to all Management Incentive Members, as determined in the prior sentence, is less than 100%, the amount by which such sum is less than 100% is referred to herein as the “Unallocated MIU Percentage”. For purposes of this definition, Management Incentive Units that have been forfeited to or repurchased by the Company shall be considered authorized but not outstanding so long as such Management Incentive Units continue to be held by the Company.

“MLB” has the meaning given to such term in Section 11.10(a).

“Net Agreed Value” means (a) in the case of any property contributed to the Company, the Gross Asset Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to the Members by the Company, the Gross Asset Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by the Members upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under section 752 of the Code.

“Non-Voting Interests” has the meaning given to such term in Section 3.7.

“Offer” has the meaning given to such term in Section 6.4(c)(iii)(A).

“Officer” means an officer of the Company.

“Officer Covered Person” (a) each current and former Officer (solely in such Person’s capacity as an Officer) and (b) each Person not identified in clause (a) of this definition who is or was an officer or employee of any Subsidiary of the Company and who the Board of Managers expressly designates as an Officer Covered Person in a written resolution.

“Old Interests” has the meaning given to such term in Section 9.7(c).

“Opt-Out Election” has the meaning given to such term in Section 6.7.

“Opt-Out Member” has the meaning given to such term in Section 1.9.

“Other Investment” has the meaning given to such term in Section 6.5(a).

“Payment Default” has the meaning give to such term in Section 3.2(d).

“Payment Notice” has the meaning given to such term in Section 3.2(c).

“Permitted Transfer” means (a) with respect to any Institutional Investor, any Transfer (i) by such Member to its Affiliates, partners, constituent members or other equity owners and any Transfer by any such Affiliates, partners, constituent members or other equity owners to any Affiliates thereof (provided, for these purposes, the term “Affiliate” shall not include any portfolio company (or direct or indirect holding company or subsidiary thereof)) or members, partners or other equity owners thereof, (ii) by such Member’s general partner to its members or partners, or (iii) by such Member to another fund or investment entity managed by an Affiliate of such Member, (b) with respect to any Member, any Transfer or forfeiture to the Company and (c) with respect to each Member that is a natural person, any Transfer to such Member’s spouse, siblings, lineal descendants, parents or in-laws or to any Entity the sole owners of which are such transferring Member, such transferring Member’s spouse, siblings, lineal descendants, parents or in-laws; provided, that with respect to Transfers under this clause (c), such Member must retain control (by agreement or otherwise) to all voting rights relating to the Interest so transferred and such Interest shall remain fully subject to the terms and provisions of this Agreement.

“Permitted Transferee” means, with respect to any Member, any Person that receives, directly or indirectly, interests from such Member pursuant to a Permitted Transfer.

“Person” means an individual, an estate or a corporation, partnership, joint venture, limited partnership, limited liability company, trust, association or any other entity.

“Plan” has the meaning given to such term in Section 3.4(a).

“Potentially Restricted Member” means each of Union Bank and Wells Fargo.

“Preemptive Rights Notice Period” has the meaning given to such term in Section 3.3.

“Recalculation Event” has the meaning given to such term in Section 3.7(a).

“Remaining Capital Commitment” means for any Member at any particular time the difference between the Capital Commitment for such Member and the Capital Contributions for such Member up to such time.

“Remaining Default Interests” shall have the meaning given to such term in Section 3.2(d)(ii)(D).

“Renounced Business Opportunity” has the meaning given to such term in Section 6.5(b).

“Repurchase Interest” has the meaning given to such term in Section 9.4.

“Repurchase Interest Holder” has the meaning given to such term in Section 9.4.

“Repurchase Notice” has the meaning given to such term in Section 9.4.

“Repurchase Option” has the meaning given to such term in Section 9.4.

“Repurchase Option Exercise Notice” has the meaning given to such term in Section 9.4.

“Repurchase Price” has the meaning given to such term in Section 9.4.

“Retained Amount” has the meaning given to such term in Section 4.2(b)(ii).

“Retention Exercise Notice” has the meaning given to such term in Section 9.4.

“Right of First Refusal” has the meaning given to such term in Section 9.3(a).

“Right of First Refusal Notice” has the meaning given to such term in Section 9.3(a).

“Right of First Refusal Notice Period” has the meaning given to such term in Section 9.3(a).

“Right of First Refusal Option” has the meaning given to such term in Section 9.3(a).

“Right of First Refusal Units” has the meaning given to such term in Section 9.3(a).

“ROFO Consummation Deadline” has the meaning given to such term in Section 9.7(c).

“ROFO Initiator” has the meaning given to such term in Section 9.7(a).

“ROFO Notice” has the meaning given to such term in Section 9.7(b).

“ROFO Offer” has the meaning given to such term in Section 9.7(b).

“ROFO Offer Price” has the meaning given to such term in Section 9.7(b).

“ROFO Offeror” has the meaning given to such term in Section 9.7(b).

“Russell” means Branch J. Russell.

“Sageview A” means Sageview Capital Partners (A), L.P., a Delaware limited partnership.

“Sageview B” means Sageview Capital Partners (B), L.P., a Delaware limited partnership.

“Sageview C” means Sageview Energy Partners (C) Investments, L.P., a Delaware limited partnership.

“Sageview GenPar” means Sageview Capital GenPar, L.P., a Delaware limited partnership.

“Sageview Parties” means Sageview A, Sageview B, Sageview C and Sageview GenPar.

“Sageview Managers” has the meaning given to such term in Section 5.2(c).

“Second Amendment Date” has the meaning given to such term in the introductory paragraph.

“Second Flip Sharing Ratio” means, as of any date of determination:

(a)with respect to any Common Unitholder, solely with respect to the Common Units held by such Common Unitholder (and not with respect to any Management Incentive Units held by such Common Unitholder), the product of (i) such Common Unitholder’s Capital Contribution Ratio as of such date and (ii) 80%; and

(b)with respect to any Management Incentive Member, solely with respect to the Management Incentive Units held by such Management Incentive Member (and not with respect to any Common Units held by such Management Incentive Member) the product of (i) such Management Incentive Member’s MIU Percentage and (ii) 20%.

“Second Threshold” has the meaning given to such term in Section 4.2(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Service Interests” has the meaning given to such term in Section 5.14(c).

“Services Agreement” means the Services Agreement, dated as of March 31, 2012, by and among the Company, Exaro Services and Exaro II or any other services agreement by and between the Company and the Management Company.

“Sharing Ratio” means the Capital Contribution Ratio, the First Flip Sharing Ratio, the Second Flip Sharing Ratio, the Third Flip Sharing Ratio and the Fourth Flip Sharing Ratio, whichever applies at the time such reference is made.

“Subsidiary” means, with respect to the Company, (a) any corporation or other entity (including a limited liability company) a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company, or any direct or indirect Subsidiary of the Company or (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner.

“Subject Assets” has the meaning given to such term in Section 6.4(b)(ii).

“Supermajority Member Approval” means the affirmative vote of each Member or Investor Party (excluding any Defaulting Member) with a Capital Commitment of at least $35 million; for the avoidance of doubt, Contaro, the Jefferies Parties (collectively, and together with their Affiliates that are Permitted Transferees) and the Sageview Parties (collectively, and together with their Affiliates that are Permitted Transferees) each constitute an Investor Party for purposes of such calculation.

“Tag Percentage” has the meaning given to such term in Section 9.6(b).

“Tag-Along Notice” has the meaning given to such term in Section 9.6(b).

“Tag-Along Response Notice” has the meaning given to such term in Section 9.6(b).

“Tag-Along Right” has the meaning given to such term in Section 9.6(b).

“Tag-Along Transaction” has the meaning given to such term in Section 9.6(b).

“Tagging Member” has the meaning given to such term in Section 9.6(b).

“Tax Distribution” has the meaning given to such term in Section 4.3.

“Third Flip Sharing Ratio” means, as of any date of determination:

(a)with respect to any Common Unitholder, solely with respect to the Common Units held by such Common Unitholder (and not with respect to any Management Incentive Units held by such Common Unitholder), the product of (i) such Common Unitholder’s Capital Contribution Ratio as of such date and (ii) 77%; and

(b)with respect to any Management Incentive Member, solely with respect to the Management Incentive Units held by such Management Incentive Member (and not with respect to any Common Units held by such Management Incentive Member) the product of (i) such Management Incentive Member’s MIU Percentage and (ii) 23%.

“Third Threshold” has the meaning given to such term in Section 4.2(a)(iii).

“Third-Party Indemnitees” has the meaning given to such term in Section 10.2(f).

“Third-Party Indemnitors” has the meaning given to such term in Section 10.2(f).

“Threshold” means any of the First Threshold, Second Threshold, Third Threshold or Fourth Threshold, as applicable.

“Tier” has the meaning given to such term in Section 4.2(a).

“Total Distribution” means, as of any date of determination and with respect to each Common Unitholder, the total amount of cash and the Net Agreed Value (as of the date of actual distribution) of all property distributed to such Common Unitholder as of such date of determination pursuant to Section 4.2(a) or deemed distributed to such Common Unitholder under Section 4.2(a) by reason of the distribution rules in Section 4.2(b).

“Transaction Documents” means the Services Agreement, the Beato Employment Agreement, the Atwood Employment Agreement, the Clark Employment Agreement and the Clark Note.

“Transfer” or “Transferred” means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Interest.

“Treasury Regulation” means any temporary or final income tax regulation issued by the United States Treasury Department.

“Unallocated MIU Percentage” has the meaning given to such term in the definition of “MIU Percentage.”

“Union Bank” means UnionBanCal Equities, Inc.

“VCOC Amendment” has the meaning given to such term in Section 11.5(b).

“VE” has the meaning given to such term in Section 11.10(b).

“Wells Fargo” means Wells Fargo Central Pacific Holdings, Inc., a California corporation.

“Withheld Amount” has the meaning given to such term in Section 4.2(a)(vii).

2.2 References and Titles.

 All references in this Agreement to articles, sections, subsections, other subdivisions and exhibits refer to corresponding articles, sections, subsections, other subdivisions and exhibits of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The term “including” shall be deemed followed by the words, “without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Article 3 ADMISSION OF MEMBERS; CAPITAL CONTRIBUTIONS

3.1 Admission of Members.

(a) Existing Members. Each Person who was a signatory to the First Amended and Restated Agreement and who is listed on Exhibits A-1 or A-2, each other Person who is a signatory to this Agreement and each other Person who joins in this Agreement pursuant to a joinder agreement, substantially in the form attached hereto as Exhibit F or as otherwise approved by the Company, is hereby admitted as a Member as of the Effective Date, the Second Amendment Date, and as of the date of such joinder agreement, respectively.

(b) Additional Members. In addition to the Persons who became Members pursuant to Section 3.1(a) above, the following Persons shall be deemed to be Members and shall be admitted as Members without any further action by the Company: (i) any Person to whom Common Units or Management Incentive Units are Transferred by a Member, so long as such Transfer is made in compliance with this Agreement (including Section 9.5) and, if applicable, the Plan (and, in all cases described in this clause (i), such transferee shall be deemed a Member as of the first day of the calendar month following the day on which such Transfer occurs or such earlier date as the Company and such transferee shall agree) and (ii) any Person to whom the Company issues Common Units or Management Incentive Units after the Effective Date in compliance with this Agreement or the First Amended and Restated Agreement and, if applicable, the Plan.

(c) Cessation of a Member. Any Member admitted or deemed admitted as a Member pursuant to Section 3.1(a) or Section 3.1(b) shall cease to have the rights of a Member under this Agreement at such time that such Person is no longer a record owner of any Interests, but such Person shall remain bound by all of the terms of Article 11 as well as by Section 7.5.

3.2 Capital Contributions of Members; Defaulting Members.

(a) Contributions.  Each Common Unitholder (or its predecessor as a Common Unitholder) has made capital contributions and, in the case of Clark, issued the Clark Note to the Company in the amount opposite its name in the column labeled “Existing Capital Contributions” on  Exhibit A-1 and each Common Unitholder (or its predecessor as a Common Unitholder) has received Common Units at a fixed price of $1.00 per Common Unit in the amount opposite its name in the column labeled “Existing Common Units” on Exhibit A-1.

(b) Additional Capital Contributions. The Common Unitholders shall make additional Capital Contributions in proportion to their Capital Commitments in such aggregate amounts and at such times as shall be recommended by the Managing Member on an as-needed basis and approved by the Board of Managers (each, a “Capital Call”) and receive Common Units at a fixed price of $1.00 per Common Unit; provided that, the Managing Member shall attempt to make a recommendation for any Capital Call not more than once per quarter and the Managing Member shall plan any Capital Call to coincide with the Company’s funding requirements under the Development Agreement or otherwise; and provided further that, no Common Unitholder shall be obligated to make additional Capital Contributions (i) in excess of such Common Unitholder’s Remaining Capital Commitment, (ii) after the fifth anniversary of the Effective Date (subject to any extensions (A) as approved by the Members pursuant to a

Supermajority Member Approval and (B) for an amount of time equal to any extension of the Development Agreement pursuant to the terms thereof), (iii) following an Initial Public Offering or (iv) following any Final Exit Event.

(c) Additional Capital Call Procedures.  Subject to the limitations and other terms of this Section 3.2, upon the instruction and approval of the Board of Managers, the Company shall issue notices from time to time to require the Common Unitholders to make Capital Contributions at such times and in such amounts as specified in the applicable notice (each, a “Payment Notice”). Each Payment Notice sent by the Company to each Common Unitholder shall specify the following: (i) the aggregate amount in integral multiples of $500,000 being called by the Company (the “Aggregate Call Amount”), (ii) such Common Unitholder’s pro rata share thereof based on such Common Unitholder’s Remaining Capital Commitments in proportion to the Remaining Capital Commitments of all the Members (subject to the last sentence of Section 1.9), (iii) the date by which such Capital Contribution is required to be funded, which shall be not less than 15 Business Days after such notice is given to the Common Unitholders and (iv) wiring instructions for the depository institution and account into which such Capital Contribution shall be made.

(d) Default.

(i)  If any Member fails for any reason to make a Capital Contribution required in any Capital Call for a period ending on the later to occur of (A) 10 Business Days after the due date thereof, or (B) two Business Days after the Company has provided written notice of such failure to such Member (such failure, a “Payment Default”), such Member and each of its Permitted Transferees and Affiliates that then holds any Interests, and, in the event such Member is itself a Permitted Transferee, the assignor that directly or indirectly assigned such Permitted Transferee its Interest shall each be a “Defaulting Member.”    Notwithstanding anything to the contrary, Contaro shall not be a Defaulting Member with respect to any Payment Default of the Jefferies Parties that relates to the Remaining Capital Commitment Transferred from Contaro ultimately to the Jefferies Parties in connection with the exercise of the Exaro II Jonah Option (as defined in the First Amended and Restated Agreement).

(ii) Effective as of the occurrence of a Payment Default, such Defaulting Member will be subject to one or more of the following remedies at the discretion of the Board of Managers (excluding any Manager(s) designated by the Defaulting Member):

(A) loss of all rights to designate Managers (including related voting power) or Board Observers under this Agreement;
(B) loss of the right (but not the obligation) to participate in future Capital Calls and to fund any Remaining Commitment;
(C) forfeiture of all Management Incentive Units held by the Defaulting Member (vested or unvested) for no consideration; and
(D) subject to the provisions of Section 3.7(b), for a period of 30 days after the occurrence of a Payment Default, the Company first right to elect to purchase all or any portion of the Interests then held by such Defaulting Member (the “Default Interests”) at a 33% discount to the lesser of (1) such Defaulting Member’s cost for the Interests to be purchased and (2) the “fair market value” of the Interests to be purchased (the “Default Price”).  For purposes of this Section 3.2(d)(ii)(D), “fair market value” is determined by the Board of Managers assuming the Development Agreement has been terminated as a result of a Company default thereunder (whether or not the Development Agreement has actually been so terminated).  To the extent the Company does not exercise in full its right to purchase the Default Interests (the portion of the Default Interests for which the Company does not elect to purchase being the “Remaining Default Interests”), it shall so notify all Eligible Investors on or prior to the 30th day following the Payment Default (the “Default Rights Notice”).  Each Eligible Investor shall have 60 days from receipt of the Default Rights Notice to (the “Default Rights Notice Period”) to elect to purchase up to its pro rata share of such Remaining Default Interests at the Default Price.  If any Eligible Investor does not elect to purchase its full pro rata share of the Remaining Default Interests, those Eligible Investors who have elected to purchase their full pro rata share of the Remaining Default Interests and who have notified the Company within the Default Rights Notice Period that they desire to purchase more than their full pro rata share of the Remaining Default Interests may purchase their respective pro rata share of any remaining balance of the Remaining Default Interests.  All purchases of Default Interests by the Company and by Eligible Investors must be completed on or before 180 days following the Payment Default. In each case, the phrase “pro rata share” as used in this Section 3.2(d)(ii)(D) shall mean such Eligible Investor’s pro rata share based on the Eligible Investor’s respective Fully-Funded Percentage Interest.

(iii) In addition to the foregoing, the Company shall have the right to pursue any other remedy existing at law or in equity for the collection of the unpaid amount (and interest thereon) of the Capital Contributions agreed to be made.  The Defaulting Member shall be liable for the reasonable costs and expense (including reasonable attorneys’ fees and expenses) incurred by the Company or any other Member arising under this Section 3.2(e).

(e) No Third Party Beneficiaries. Notwithstanding anything herein to the contrary in this Agreement, any obligation of a Member to make any additional Capital Contributions pursuant to Section 3.2(c) or otherwise in this Agreement shall not create any rights, remedies or claims in favor of or enforceable by any Person who is not a party to this Agreement.

(f) Certain Bookkeeping. For purposes of determining each Common Unitholder’s IRR as of any date of determination, the Company shall maintain its books and records in a manner that reflects the dates on which each Common Unitholder has made or makes, or is deemed to have made, Capital Contributions to the Company and the amount of each Capital Contribution on each such date.

(g) Deemed Approval. Notwithstanding the terms of Section 3.2(b), if the Board of Managers fails to approve any Capital Call recommended by the Managing Member for the purpose of funding the Company’s requirements pursuant to a Commitment Cash Call and such failure to approve and fund such Capital Call would result in a default by the Company under the Development Agreement as determined by the Managing Member in good faith, then such Capital Call shall, unless such Capital Call is expressly rejected in writing by Supermajority Member Approval within five Business Days after delivery of notice by the Company to the Common Unitholders of such failure by the Board of Managers to approve such Capital Call, be deemed approved by the Board of Managers for all purposes to the extent of the amounts required to avoid such a default by the Company under the Development Agreement, and each Member shall be obligated (but only to the extent of such Member’s Remaining Capital Commitment) to make its respective additional Capital Contributions as set forth in this Section 3.2 as if the Board of Managers had approved such recommendation by the Managing Member for a Capital Call in the amount required to avoid such default.

3.3 Preemptive Rights.

 Prior to a Final Exit Event or an Initial Public Offering, if the Company proposes to issue additional Interests or securities convertible into or exercisable or exchangeable for Interests (other than (a) issuances of Management Incentive Units to Officers or other employees or consultants of the Company, its Subsidiaries or the Management Company (as approved in accordance with the terms of this Agreement) (b) issuances of Interests upon the consummation of Capital Calls or otherwise contemplated by this Agreement, (c) Interests issued by the Company as consideration in an acquisition of any other Person, business or assets (as approved in accordance with the terms of this Agreement), (d) Interests issuable upon the conversion, exercise or exchange of Interests, (e) Interests issued to satisfy any repurchase right or obligation of the Company related to the termination of any employee of the Company, its Subsidiaries or the Management Company or (f) Interests issued pursuant to the Additional Beato Commitment), the Company shall give written notice to the Common Unitholders who are not Defaulting Members setting forth the purchase price, rights and limitations of such additional Interests and the terms and conditions upon which they are proposed to be issued. Thereafter, each Common Unitholder who is not a Defaulting Member and is an accredited investor as defined in the Securities Act and certifies as such to the Company’s satisfaction (each, an “Eligible Investor”), shall have the preemptive right to acquire up to its pro rata share of such additional Interests.  The Eligible Investors may exercise such preemptive rights by purchasing, within 20 Business Days of receiving notice of the proposed issuance from the Company (the “Preemptive Rights Notice Period”), up to their respective pro rata share of the additional Interests upon the terms and conditions and for the purchase price set forth in the notice. If any Eligible Investor does not elect to purchase its full pro rata share of the additional Interests, those Eligible Investors who have elected to purchase their full pro rata share of the additional Interests and who have notified the Company within the Preemptive Rights Notice Period that they desire to purchase more than their full pro rata share of the additional Interests may purchase their respective pro rata share of any remaining balance of the additional Interests.  After the expiration of the Preemptive Rights Notice Period, the Company shall have the power to sell all of the additional Interests that have not been purchased to one or more third parties, but only upon the terms and conditions and for the purchase price set forth in the notice or upon more economically favorable terms to the Company and the existing Members and provided that, if such sale is not consummated on or before 120 days after the expiration of the Preemptive Rights Notice Period, the Company must comply again with the procedures set forth in this Section 3.3. In each case, the phrase “pro rata share” as used in this Section 3.3 shall mean such Eligible Investor’s pro rata share based on the Eligible Investor’s respective Fully-Funded Percentage Interest.    Each Member hereby irrevocably waives its preemptive rights under  Section 3.3 of the First Amended and Restated Agreement with respect to the Capital Contribution made by Russell and the issuance of any Common Units related thereto.

3.4 Management Incentive Plan.

(a) Purpose.  As of the Effective Date, the Company and the Members established an incentive compensation plan (the “Plan”) to provide incentives to Managers, employees and independent contractors of the Company, its Subsidiaries and the Management Company by providing such persons with awards of Management Incentive Units having the rights, preferences, limitations, obligations and liabilities provided thereto in Exhibit B to this Agreement and in the award letters to be delivered by the Company to each Management Incentive Member at or about the time Management Incentive Units are granted thereto (each such award letter, an “Award Letter”) or in any employment agreement between such Management Incentive Member and the Management Company, pursuant to which such Management Incentive Member provides services to the Management Company in connection with the provision of services by the Management Company to the Company pursuant to the Services Agreement (each, an “Employment Agreement”).  If the terms of the Plan, any Award Letter or any Employment Agreement conflict in any way with the terms of this Agreement, the terms of this Agreement will govern and if the terms of any Award Letter or any Employment Agreement conflict in any way with the terms of the Plan, the terms of the Plan will govern.

(b) Authorized Units. As of the Second Amendment Date, there is authorized a total of 1,000,000 Management Incentive Units to be issued pursuant to the Plan. The Board of Managers may authorize a greater number of Management Incentive Units from time to time. The Management Incentive Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, unless the Board of Managers determines otherwise with respect to particular Management Incentive Units.

(c) Prior Management Incentive Unit Grants.     On the Effective Date, and subject to the provisions of their related Employment Agreements entered into on the Effective Date, the Company granted and issued to certain Members the number of Management Incentive Units specified on Exhibit A-2 to this Agreement. The Deemed Exercise Price of each such Management Incentive Unit was $0.

(d) Subsequent Management Incentive Unit Grants. Authorized but unissued or forfeited Management Incentive Units may be awarded under the Plan at any time on or after the Effective Date to such individuals that the Managing Member recommends to the Board of Managers and the Board of Managers approves, in each case, pursuant to Award Letters in such form (which may differ for different individuals) as is approved by the Board of Managers.  The entire total of Management Incentive Units reflecting all grants made pursuant to the Plan shall be available to the Board of Managers but shall not be available to other Management Incentive Members.

3.5 Return of Contributions.

 No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by such Member, except as otherwise specifically provided in this Agreement. Loans by a Member to the Company shall not be considered Capital Contributions.

3.6 Member Representations.
(a) Each Member hereby represents and warrants to the Company and to the other Members:

(i) such Member’s Interest is acquired for investment purposes only for his or its own account and not with a view to or in connection with any distribution, reoffer, resale or other disposition not in compliance with the Securities Act and applicable state securities laws;

(ii) such Member alone or together with his or its representatives possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding an Interest, and that such Member is able to bear all such economic risks now and in the future;

(iii) such Member has had access to all of the information with respect to his or its Interest that such Member deems necessary to make a complete evaluation thereof;
(iv) such Member’s decision to acquire an Interest for investment has been based solely upon the evaluation made by such Member;

(v) such Member is aware that he or it must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because Interests have not been registered under the Securities Act or under the securities laws of any State, and therefore, such Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;

(vi) such Member is aware that only the Company can take action to register interests in the Company and the Company is under no such obligation and does not propose or intend to attempt to do so other than pursuant to the terms of this Agreement;

(vii) such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Interests; and
(viii) such Member is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(b) Clark hereby represents to each of the other Members that the provisions of Section 1.10 are true and correct.
3.7 Non-Voting Interests.

(a) Any Interest in the Company that is (i) held for its own account by a BHC Member or by any affiliates (as defined in 12 U.S.C. Sec. 1841(k)) of  a BHC Member that are BHC Members (“BHC Affiliates”, and, collectively with such BHC Member, the “BHC Group”), and (ii) determined in the aggregate to have voting rights with respect to a matter in excess of 4.99% (or such greater percentage as may be permitted under Section 4(c)(6) of the BHCA) of the voting rights of Interests of the Members (such determination to be made (A) at the time of admission of each BHC Member to the Company, (B) at the time of admission of any additional Member to, or withdrawal of any Member from, the Company or (C) at any other time when an adjustment is made to the Members’ proportionate Interests or voting rights attributable to such Interests (each, a “Recalculation Event”)), shall be treated as “Non-Voting Interests” except as provided below.  In the event that the Interests of a BHC Group are determined in the aggregate to include Non-Voting Interests, such BHC Group may by notice to the Company allocate voting Interests and Non-Voting Interests among themselves in such percentages as they may elect.  Upon any Recalculation Event, the Interests in the Company held by a  BHC Group shall be recalculated, and only that portion of the aggregate Interest in the Company held by such BHC Group that is determined as of the date of such Recalculation Event to have voting rights in excess of 4.99% with respect to a matter (or such greater percentage as may be permitted under Section 4(c)(6) of the BHCA) of the Interests of the Members, excluding Non-Voting Interests as of such date, shall be a Non-Voting Interest.

(b) Except as provided in this Section 3.7(b), Non-Voting Interests (whether or not subsequently transferred in whole or in part to any other person or entity) shall not be entitled to vote or consent with respect to any matter under this Agreement or the Act, and shall be deemed to have waived any rights to vote or consent with respect to such matters; provided that a BHC Member will be permitted to vote its Non-Voting Interest on any matter that would significantly and adversely affect the rights, preferences or limited liability of such BHC Member, such as modification of the terms of its Interest in relation to the Interests of other Members and other matters as to which non-voting equity are permitted to vote pursuant to 12 C.F.R. Sec. 225.2(q)(2), as in effect from time to time.  Except as provided by the immediately preceding sentence, Non-Voting Interests will not be counted (in either the numerator or the denominator of Interests entitled to vote on any matter) as Interests held by any Member for purposes of determining whether any vote or consent required has been approved under this Agreement or given by the requisite percentage of the Members.  Except as provided in this Section 3.7(b), Non-Voting Interests will be identical in all respects to all other Common Units.

(c) Notwithstanding the foregoing, a BHC Member may elect not to be governed by this Section 3.7 by giving written notice to the Company stating that, as a result of a change in law or regulation applicable to such BHC Member or pursuant to such BHC Member’s reliance on Section 4(k) of the BHCA, such BHC Member is no longer prohibited from acquiring or controlling more than 4.99% of the voting Interests held by the Members (or such greater percentage as may be permitted by Section 4(c)(6) of the BHCA), in which case the amount of the Interests held by a BHC Member specified in such notice to be subject to this provision shall be voting Interests.  Any such election by a BHC Member may be rescinded at any time by written notice to the Company, provided that any such rescission shall be irrevocable.

Article 4 ALLOCATIONS AND DISTRIBUTIONS.
4.1 Allocation Among Members.

 All items of income, gain, deduction and loss shall be allocated among the Members as provided in Exhibit C.

4.2 Regular Distributions.

(a) Available Cash and other applicable property shall be distributed to the Members solely at such times and in such amounts as the Board of Managers shall determine. The cumulative amount of Available Cash and, if applicable, other property declared by the Board of Managers to be available for distribution under this Section 4.2(a) shall first be allocated to, but not distributed to, each Common Unitholder (including Defaulting Members) on a pre-tax basis in accordance with each Common Unitholder’s Capital Contribution Ratio (the amount allocated to, but not distributed to, each Common Unitholder in accordance with this sentence is referred to as such Common Unitholder’s “Allocable Share”). Each Common Unitholder’s Allocable Share shall then be distributed according to the following tiered (each, a “Tier”) distribution waterfall (as further illustrated in Exhibit D assuming all Capital Commitments as of the Effective Date are fully funded), subject, however, to the terms of Section 3.2(d) and Section 4.2(b).

(i) Tier 1. First, to such Common Unitholder until such Common Unitholder has received distributions pursuant to this Section 4.2(a)(i) (including distributions made by reason of Section 4.2(b)(i)) sufficient to cause its IRR to be ten percent (10%) (the “First Threshold”).

(ii) Tier 2. Second, ninety percent (90%) to such Common Unitholder and ten percent (10%) to the Management Incentive Members in proportion to their MIU Percentages until (A) the IRR of such Common Unitholder is greater than twenty percent (20%) and (B) such Common Unitholder has received Total Distributions with respect to the Common Units held by such Common Unitholder equal to 2.0 times the amount of its aggregate Capital Contributions (the “Second Threshold”).

(iii) Tier 3. Third, eighty percent (80%) to such Common Unitholder and twenty percent (20%) to the Management Incentive Members in proportion to their MIU Percentages until (A) the IRR of such Common Unitholder is greater than twenty percent (20%) and (B) such Common Unitholder has received Total Distributions with respect to the Common Units held by such Common Unitholder equal to 3.0 times the amount of its aggregate Capital Contributions (the “Third Threshold”).

(iv) Tier 4. Fourth, seventy-seven percent (77%) to such Common Unitholder and twenty-three percent (23%) to the Management Incentive Members in proportion to their MIU Percentages until (A) the IRR of such Common Unitholder is greater than twenty-five percent (25%) and (B) such Common Unitholder has received Total Distributions with respect to the Common Units held by such Common Unitholder equal to 4.0 times the amount of its aggregate Capital Contributions (the “Fourth Threshold”).

(v) Tier 5. Fifth, seventy-five percent (75%) to such Common Unitholder and twenty-five percent (25%) to the Management Incentive Members in proportion to their MIU Percentages.

(vi) Deemed Exercise Price.  Notwithstanding the provisions of Sections 4.2(a)(ii),  (iii),  (iv) and (v) above, any amount that would otherwise be distributed to the holder of a Management Incentive Unit in respect of which there is a non-zero Deemed Exercise Price shall be withheld therefrom until the amount that is so withheld in respect of that Management Incentive Unit is equal to the Deemed Exercise Price of that Management Incentive Unit.  Any amount so withheld will be treated as part of the Unallocated MIU Percentage and distributed as provided in Section 4.2(a)(vii); provided that a Management Incentive Unit with a non-zero Deemed Exercise Price shall not be entitled to distributions of amounts withheld pursuant to this Section 4.2(a)(vi) with respect to (A) such Management Incentive Unit or (B) the portion of the Deemed Exercise Price of any other Management Incentive Unit that is less than or equal to the Deemed Exercise Price of such Management Incentive Unit.

(vii) Unallocated MIU Percentage.  Distributions that would otherwise be made to the Management Incentive Members shall be withheld until the amount that has so been withheld is equal to the aggregate of all amounts that have theretofore been applied to redeem or repurchase Management Incentive Units (“Withheld Amount”).   Such Withheld Amount will be distributed to the Common Unitholders in accordance with their Capital Contribution Ratios.  After the Common Unitholders have in the aggregate received the Withheld Amount, all remaining distributions to the Unallocated MIU Percentage shall be made to the Management Incentive Members in proportion to their MIU Percentages.

(b) Additional Distribution Rules. The distribution rules in this Section 4.2(b) shall be applied notwithstanding anything to the contrary in Section 4.2(a). The following rules shall be applied to each Common Unitholder and to the extent applicable, the Management Incentive Members, separately with respect to each such Common Unitholder’s Allocable Share:

(i) True-Up Distributions.  Because such Common Unitholder may have achieved the First Threshold, the Second Threshold, the Third Threshold or the Fourth Threshold as of one date but may not have achieved such First Threshold, Second Threshold, Third Threshold or the Fourth Threshold as of a later date, then prior to making each distribution under Section 4.2(a) of any portion of an Allocable Share in respect of a Common Unitholder, the Company shall first distribute to such Common Unitholder an amount under Section 4.2(a)(i),  Section 4.2(a)(ii),  Section 4.2(a)(iii) or Section 4.2(a)(iv) sufficient to achieve for such Common Unitholder the conditions that are stated in such Section 4.2(a)(i),  Section 4.2(a)(ii),  Section 4.2(a)(iii) or Section

4.2(a)(iv), as the case may be, taking into account all Capital Contributions made on or prior to the date of the distribution. For purposes of clarification, amounts that are so distributed to a Common Unitholder shall count in determining whether such Common Unitholder has met the conditions that are stated in such Section 4.2(a)(i),  Section 4.2(a)(ii),  Section 4.2(a)(iii) or Section 4.2(a)(iv).

(ii) Retained MIU Amount.  Notwithstanding Section 4.2(a) and except as provided below, if Remaining Capital Commitments are outstanding prior to any distribution of proceeds that is being made prior to the final liquidation of the Company (such a distribution, an “Interim Distribution”), then, to the extent that (A) the amount of proceeds that would be distributable to the holder of a Management Incentive Unit (whether vested or unvested) pursuant to this Agreement (other than pursuant to Section 4.3) in such Interim Distribution (such an amount described in this clause (A), a “Current MIU Distribution Amount”) exceeds (B) the amount of proceeds that would be distributable to the holder of such Management Incentive Unit (whether vested or unvested) pursuant to this Agreement (other than pursuant to Section 4.3) in such Interim Distribution assuming (x) all Remaining Capital Commitments were fully funded to the Company immediately prior to such Interim Distribution and (y) no other proceeds are or will be available for distribution following such Interim Distribution (such an amount described in this clause (B), an “Estimated MIU Distribution Amount”), the excess of such Current MIU Distribution Amount over the Estimated MIU Distribution Amount shall be retained by the Company rather than distributed to such holder of a Management Incentive Unit in such Interim Distribution (such retained amount, a “Retained Amount”) and the remainder of such Current MIU Distribution Amount shall be distributed to such holder of a Management Incentive Unit in such Interim Distribution.  Following such Interim Distribution, the Company shall retain all outstanding Retained Amounts until the earlier of (1) the next Interim Distribution, at which time all outstanding Retained Amounts shall be available for distribution to the holders of Common Units and Management Incentive Units, along with the other proceeds available in such next Interim Distribution, but subject to being retained again by the Company pursuant to the terms of this Section 4.2(b)(ii) and (2) the final liquidation of the Company, at which time all outstanding Retained Amounts shall be available for distribution to the holders of Common Units and Management Incentive Units, along with any other proceeds available for distribution in such liquidation.  For the avoidance of doubt, amounts previously distributed to Common Unitholders shall be taken into account in each determination of Retained Amount.

(iii) Unvested Management Incentive Units.  Except as provided in Section 4.3, no distributions shall be made to a Management Incentive Member with respect to unvested Management Incentive Units.  Subject to Section 4.2(b)(ii), the Company shall pay to such Management Incentive Member an amount equal to the amount of the distribution that the Management Incentive Member would have received but for the preceding sentence when such Management Incentive Units vest.

(c) Effect of Transfers of Interests.  In the event of a transfer of all or part of an Interest permitted under Section 3.7 or Article 9 hereof, the transferee will succeed to the attributes of the predecessor owner of the transferred Interest for purposes of applying this

Article 4 and Article 8 to the transferred Interest, except as otherwise provided in any amendment to this Agreement admitting the transferee as a Member.  If the transferee already owns an Interest, the determinations under Section 4.2 shall be made separately with respect to the transferred Interest and the Interest(s) already owned.

4.3 Tax Distributions.

Notwithstanding Section 4.2 and the other provisions hereof, the Company shall within 30 days after the end of each Fiscal Quarter distribute to each Member (a “Tax Distribution”) who requests, in such Member’s sole discretion, distributions pursuant to this Section 4.3 the positive amount equal to such Member’s share of the Maximum Quarterly Company Tax Distribution; provided that, notwithstanding anything to the contrary in this Section 4.3, the Company shall not make a distribution pursuant to this Section 4.3 to the extent such distribution exceeds Available Cash or if the distribution would cause a default or breach by the Company under any credit facility to which the Company is a party.  For this purpose, a Member’s share of the Maximum Quarterly Company Tax Distribution shall be reasonably determined by the Board of Managers.  Any amount that is distributed pursuant to this Section 4.3 shall be treated for all purposes of Section 4.2 as having been distributed pursuant thereto and shall be treated as having been distributed out of the Allocable Shares of the Common Unitholders that the Board of Managers reasonably determines.

4.4 Withholding.

(a) The Company is hereby authorized to withhold from any distribution to any Member and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to federal, state, local or foreign law.  All amounts so withheld pursuant to federal, state, local or foreign tax laws shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

(b) To the extent such amount has not been withheld from a distribution pursuant to Section 4.4(a), each Member shall promptly contribute to the Company cash in the amount, if any, that the Company is required to pay over to the Internal Revenue Service pursuant to Section 1446 of the Code in respect of that Member or to pay over to any other governmental entity pursuant to any comparable provision of applicable Law and in that event the payment to the Internal Revenue Service or other governmental entity shall not be treated as a distribution and the payment to the Company shall not be treated as a Capital Contribution.

(c) The Members shall furnish to the Company from time to time all such information as is required by applicable Law or is otherwise reasonably requested by the Company (including certificates in the form prescribed by the Code and applicable Treasury Regulations or applicable state, local, or foreign law) to permit the Company to ascertain whether and in what amount any tax withholding is required.  Any Member whose status changes (including through a change in the tax classification of such Member or a related party) in a manner that causes withholding to apply (whether under Section 1446 of the Code or otherwise) shall promptly notify the Company of such change.

Article 5 MANAGEMENT OF THE COMPANY
5.1 Managers.

 The powers of the Company shall be exercised by or under the authority of, and the business, property and affairs of the Company shall be managed under the direction of, the Board of Managers.

5.2 Number and Designation of Managers.

(a) Initial Number.  There shall be seven Managers on the Board of Managers; provided, the size of the Board shall increase (with such increase to be filled by the Board of Managers) or decrease from time to time as determined by the Board of Managers, subject to Supermajority Member Approval.

(b) Contaro Managers.  Contaro shall have the right to designate two Managers.  The Managers designated by Contaro shall collectively be referred to as the “Contaro Managers”.  As of the date of this Agreement, Joseph J. Romano and John B. Juneau serve as the Contaro Managers.

(c) Sageview Managers.  The Sageview Parties shall have the right to designate two Managers.  The Managers designated by the Sageview Parties shall collectively be referred to as the “Sageview Managers”.  As of the date of this Agreement, Edward A. Gilhuly and Andrew J. Campelli serve as the Sageview Managers.

(d) Jefferies Managers.  The Jefferies Parties shall have the right to designate two Managers.  The Managers designated by the Jefferies Parties shall collectively be referred to as the “Jefferies Managers”.  As of the date of this Agreement, James Luikart and George Hutchinson serve as the Jefferies Managers.

(e) Management Member. One Manager shall be the Managing Member (the “Management Manager”).
(f) Additional Managers. The Board of Managers shall have the right to designate any remaining Manager(s).

(g) Board Observers. Each of Wells Fargo and Union Bank shall be entitled to designate one observer (each a “Board Observer”) at all meetings, including telephonic meetings, of the Board of Managers and all committees that the Board of Managers may establish. Each Board Observer shall have no voting rights with respect to any action brought before the Board of Managers.  Notwithstanding the first sentence of this Section 5.2(g), Board Observers shall not be entitled to attend any portion of a meeting of the Board of Manager that (i) would constitute, or be deemed to constitute, a waiver of the attorney-client privilege or (ii) includes a discussion of an agreement or transaction between the Company and the Board Observer, the Member that designated the Board Observer or any of their respective Affiliates.    Board Observers shall be entitled to receive all materials provided to Managers in preparation for meetings unless the provision of such materials would constitute, or be deemed to constitute, a waiver of the attorney-client privilege. Board Observers shall receive notice of all actions taken by the Board of Managers, whether such action is taken at a meeting or by written consent.

5.3 Voting and Action.

(a) Generally. Except as expressly otherwise provided in this Agreement, approval by the Board of Managers of any action, including those enumerated in Section 5.11, at a meeting at which a quorum is present shall require the affirmative vote in favor of such action of a majority of the voting power of the Managers.  For the avoidance of doubt, references in this Agreement to a majority of disinterested Managers shall mean a majority in voting power of disinterested Managers.

(b) Voting Power. Each Manager has one vote.

(c) Proxies.  Subject to the provisions of this Agreement and applicable Law regarding notice of meetings and the granting of proxies, persons serving on the Board of Managers (i) unless otherwise restricted by the Certificate or this Agreement, may participate in and hold a meeting of the Board of Managers by using conference telephone, electronic transmission, or similar communications equipment by means of which all persons participating in the meeting can hear each other and (ii) may grant a proxy to another Manager or delegate its right to act to another Manager which proxy or delegation shall be effective as the attendance or action at the meeting of the Manager giving such proxy or delegation. Participation in a meeting pursuant to this Section 5.3(c) shall constitute presence in person at such meeting, except when a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

(d) Absent Members.  Without limiting Section 5.3(c) regarding the granting of proxies, if any Contaro Manager, Sageview Manager or Jefferies Manager is absent from a meeting, the Contaro Manager, Sageview Manager or Jefferies Manager, respectively, who is present at such meeting shall be entitled to cast the votes of the Contaro Managers, the Sageview Managers or Jefferies Managers, respectively, as such present Manager deems fit in his sole discretion.

(e) Written Consents.  Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, without prior notice and without a vote if consents in writing, setting forth the action so taken, are signed by all Managers.

(f) Additional Actions. Any action or decision approved in accordance with this Agreement may be carried out by the Managing Member or other Officer on behalf of the Company.
5.4 Meetings of Managers.

(a) Regular Meetings.  For the first 12 months following the Effective Date, regular meetings shall be held every two months on such dates, at such places and at such times as shall be determined by the Board of Managers. Regular meetings of the Board of Managers subsequent to the first anniversary of the Effective Date shall be held at least quarterly on such dates, at such places and at such times as shall be determined by the Board of Managers. Notice of the establishment of such regular meeting schedule, and of any amendments thereto, shall be given to any Manager (or Board Observer) who was not present at the meeting at which such schedule or amendment was adopted or who did not execute the written consent in which such schedule or amendment was adopted.

(b) Special Meetings.  Special meetings of the Board of Managers may be called by any Manager. Any such meeting shall be held on such date, at such place and at such time as the Manager calling such meeting shall specify in the notice of the meeting which shall be delivered to each other Manager (and each Board Observer) at least 72 hours (unless waived by the unanimous agreement of the Board of Managers) prior to such meeting. The purpose of and business to be transacted at such special meeting must be specified in the notice (or waiver of notice) of such meeting.

(c) Quorum.  Unless otherwise expressly provided in this Agreement, the presence (or representation if permitted by Delaware law) of a majority in voting power of the Managers shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Managers.  If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  At any such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally convened.

(d) Manager Expenses and Compensation.  Managers shall be entitled to prompt reimbursement of all reasonable out-of-pocket expenses incurred in the course of the performance of their duties, but shall not otherwise be entitled to compensation for their services in their capacity as Managers.

5.5 Resignation and Removal.

 Any Manager may resign at any time. Any Manager may be removed at any time, with or without cause, solely by the Member or Members that designated such Manager.

5.6 Vacancies.

 In the event of the death, resignation or removal of a Manager designated by Contaro, the Sageview Parties or the Jefferies Parties, the resulting vacancy shall be filled by Contaro, the Sageview Parties or the Jefferies Parties, respectively.  In the event of the death, resignation or removal of any Manager designated by the Board of Managers, the resulting vacancy shall be filled by the Board of Managers.

5.7 Officers and Employees.

 The CEO may hire and appoint Officers and employees of the Company and its Subsidiaries for positions provided for in an Approved Budget, and may designate the authority, responsibilities, ranking and titles of such Officers and employees and may remove or discharge such individuals from such position; provided, that all Officer appointments shall be subject to the approval of the

Board of Managers and provided, further, that the Board of Managers must appoint the President of the Company and the CEO.

5.8 Compensation.

 Subject to an Approved Budget and any Employment Agreement approved by the Board of Managers, the salaries and other compensation of the Officers (other than the President and the CEO) or the officers of the Company’s Subsidiaries shall be set or adjusted from time to time as recommended by the CEO (or the Managing Member if no CEO is then in office) and as approved by the Board of Managers.  Subject to any Employment Agreement approved by the Board of Managers, the salaries and other compensation of the President and the CEO of the Company or its Subsidiaries shall be set or adjusted from time to time by the Board of Managers.  Subject to an Approved Budget, the salaries and other compensation of non-officer employees of the Company or its Subsidiaries shall be as reasonably set and adjusted by the CEO (or the Managing Member if no CEO is then in office).

5.9 Powers of Managers.

 Subject to the limitations set forth in Section 5.11 and all other limitations in this Agreement, the Board of Managers shall have the power and authority to manage and control the Company and to do all things they deem to be necessary, convenient or advisable in connection with the management of the Company.

5.10 Authority of Managing Member.

 Subject to Section 5.11 or until such authority is revoked by the Board of Managers, the Managing Member is hereby delegated the day-to-day authority to manage the Company and make decisions on behalf of the Company with respect to the ordinary conduct of the business of the Company, as described in Section 1.3, including the authority to acquire and dispose of oil and natural gas properties and other assets, to enter into contracts, to expend funds, to borrow money, to pursue, defend and settle claims, to contract for the employment and services of employees and independent contractors and to take such other actions as may be incidental to any of the foregoing.

5.11 Action Requiring Special Approvals.

(a) Notwithstanding any other provision of this Agreement to the contrary, neither the Managing Member nor any other Officer or employee shall approve, cause, permit or take any of the following actions for the Company or any of its Subsidiaries without the approval of the Board of Managers, unless such actions were previously and expressly approved by the Board of Managers in connection with, or as part of, an Approved Budget:

(i) Adopt, amend or permit an Approved Budget or any other budget for the Company or its Subsidiaries except as provided in Section 7.4;
(ii) approve any Capital Calls, subject to the deemed approval of any Capital Calls as set forth in Section 3.2(i);

(iii) obligate, cause or permit the Company or any of its Subsidiaries to make or receive any payment or expenditure or series of related payments or expenditures in excess of an aggregate of $250,000;

(iv) obligate, cause or permit the Company or any of its Subsidiaries to sell, lease or otherwise transfer assets of the Company or any of its Subsidiaries in any single transaction or series of related transactions having a value in excess of $250,000;

(v) obligate, cause or permit the Company or any of its Subsidiaries to enter into, amend or modify any credit facility or otherwise incur, assume or become liable for any indebtedness for borrowed money that, on an aggregate basis, exceeds the amount provided in an Approved Budget for a credit facility or obligate or cause the Company or any of its Subsidiaries to guarantee the payment of money or performance of any obligation by any other Person that would have the same or similar effect;

(vi) obligate, cause or permit the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person other than (A) in the ordinary course to any wholly-owned Subsidiary of the Company or (B) payroll advances to employees in the ordinary course of business consistent with past practice and not to exceed $10,000 in the aggregate for any employee;

(vii) obligate, cause or permit the Company or any of its Subsidiaries to purchase, forgive, redeem, cancel, prepay or other completely or partially discharge in advance of a scheduled payment or mandatory redemption date of any indebtedness, loan, advance, capital contribution or investment obligation in any transaction or series of related transactions;

(viii) obligate, cause or permit the Company or any of its Subsidiaries to enter into or modify any commodity or interest rate hedging transaction;
(ix) obligate or cause the Company to amend, modify or replace the Services Agreement;
(x) obligate or cause the Company to issue Management Incentive Units to any Manager or any other Person;

(xi) obligate, cause or permit the Company or any of its Subsidiaries to repurchase from Management any equity interests or any options or rights to acquire any such equity interests (except pursuant to the equity repurchase provisions set forth in this Agreement or of any other agreements previously approved by the Board of Managers);

(xii) approve or cause any Final Exit Event (other than a Drag-Along Transaction) involving solely cash or Marketable Securities as consideration or an Initial Public Offering, in each case after the third anniversary of the Effective Date;

(xiii) approve, cause or permit the Company or any of its Subsidiaries to establish a Subsidiary;

(xiv) obligate, cause or permit the Company or any of its Subsidiaries to settle or initiate any litigation or proceeding for an amount exceeding $100,000;
(xv) hire or terminate the CEO or any other executive officer of the Company or any Subsidiary of the Company conducting all or substantially all of the business of the Company and its Subsidiaries;

(xvi) obligate, cause or permit the Company or any of its Subsidiaries to enter into or amend any material term of (A) any Employment Agreement or arrangement with any senior employee, (B) the compensation or benefits of any senior employee, (C) any unit option, employee unit purchase or similar equity-based plans, (D) any benefit, severance or other similar plan or (E) any annual bonus plan or any management equity plan;

(xvii) obligate, cause or permit the Company or any of its Subsidiaries to enter into or amend any material term of a contract providing for the indemnification or holding harmless of any officer, director, manager, equityholder or employee of the Company or any of its Subsidiaries;

(xviii) obligate, cause or permit the Company or any of its Subsidiaries to enter into or amend any agreement that (A) expressly limits the ability of the Company or any of its Affiliates to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time or (B) contains exclusivity, “most favored nation” or similar obligations or restrictions that are binding on the Company or any of its Affiliates;

(xix) obligate or cause the Company to select, approve or terminate the independent auditing firm engaged by the Company;
(xx) obligate or cause the Company to select, approve or terminate the independent petroleum engineering firm engaged by the Company;
(xxi) establish or amend any material tax policies or make or change any tax elections of the Company or any of its Subsidiaries;
(xxii) obligate, cause or permit the Company or any of its Subsidiaries to make any public announcements regarding the Company or any of its Affiliates;
(xxiii) cause the Company to adopt any insurance risk management policies or insurance programs for the Company;
(xxiv) cause the Company to adopt health and safety guidelines; and
(xxv) approve any change in the Company’s Fiscal Year.

(b) Notwithstanding any other provision of this Agreement to the contrary, neither the Managing Member nor any other Officer or employee shall approve, permit or take any of the following actions for the Company or any of its Subsidiaries without the approval of the

Board of Managers and Supermajority Member Approval, unless such actions were previously and expressly approved by the Board of Managers and Supermajority Member Approval in connection with, or as part of, an Approved Budget:

(i) increase the size, compensation or reimbursement policy of the Board of Managers;

(ii) obligate, cause or permit the Company or any of its Subsidiaries to make any material change in operating strategy or in the lines of business of the Company and its Subsidiaries taken as a whole;

(iii) obligate or cause the Company to make any distributions to the Members (other than Tax Distributions);
(iv) obligate, cause or permit the Company or any of its Subsidiaries to acquire (A) assets or properties in an amount exceeding $250,000 or (B) any equity interests in any Persons;
(v) obligate, cause or permit the Company or any of its Subsidiaries to enter into any joint venture or similar business arrangement;
(vi) obligate, cause or permit the Company or any of its Subsidiaries to make expenditures unrelated to the Development Agreement;

(vii) obligate, cause or permit the Company or any of its Subsidiaries to farm-out acreage or carve out of any Company or Subsidiary assets, profits interests, overriding royalty interests or other similar interests on properties;

(viii) obligate or cause the Company to repurchase any Interest from any Member other than Management (except under repurchase provisions of agreements previously approved by the Board of Managers and by Supermajority Member Approval);

(ix) subject to Section 5.12, obligate, cause or permit the Company or any of its Subsidiaries to enter into, amend or terminate agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than the Company or any of its Subsidiaries) on the other hand (it being understood that approval of the Board of Managers for purposes of this clause (ix) shall require the approval of a majority of the votes held by the disinterested Managers);

(x) obligate, cause or permit the Company or any of its Subsidiaries to enter into, amend or terminate any material contract (including without limitation the Development Agreement);
(xi) obligate, cause or permit the Company or any of its Subsidiaries to approve any Refrac Pilot Project (as defined in the Development Agreement) or any expenditures related thereto;

(xii) approve or cause (A) any Final Exit Event (other than a Drag-Along Transaction) or Initial Public Offering prior to the third anniversary of the Effective Date or (B) any Final Exit Event (including a Drag-Along Transaction) from and after the third anniversary of the Effective Date that includes any consideration other than cash or Marketable Securities;

(xiii) approve, cause or permit any consolidation, merger or other business combination involving any of the Company’s Subsidiaries or any conversion of any of the Company’s Subsidiaries to another type or form of business entity;

(xiv) obligate or cause the Company to issue any additional Interests or securities convertible into Interests (other than up to 1,000,000 Management Incentive Units as provided for in this Agreement) or obligate, cause or permit any Subsidiary to issue any securities to any Person;

(xv) obligate or cause the Company to settle or initiate any litigation or proceeding for an amount exceeding $250,000;
(xvi) obligate or cause the Company to wind up, dissolve or liquidate;
(xvii) obligate or cause the Company to be recapitalized or similarly reorganized;
(xviii) cause the Company to commence a voluntary proceeding in bankruptcy; and
(xix) amend this Agreement or the Certificate (except as otherwise set forth in Section 11.5).
5.12 Contracts with Affiliates.

 The Company and its Subsidiaries may enter into contracts and agreements with the Company’s Members and/or any of its Affiliates for the rendering of services on arm’s length terms that are no less favorable to the Company and its Subsidiaries than those available from unrelated third parties if such transaction is approved by a majority of the votes held by the disinterested Managers; provided that, if any such transaction involves aggregate consideration with a fair market value in excess of $25,000, such transaction must also be approved by Supermajority Member Approval pursuant to Section 5.11(b)(ix).  No such contract or agreement shall be void or voidable solely for such reason and no Person having an interest in any such transaction shall have any liability to the Company or any Member solely by virtue of such relationship or conflict if the material facts as to the relationship and transaction are disclosed or are known to the Members and, if required, the transaction is approved by a majority of the votes held by the disinterested Managers pursuant to this Section 5.12 and pursuant to Section 5.11(b)(ix).  Agreements relating to the provision of services as set forth in this Agreement shall be deemed approved for all purposes hereunder.

5.13 Insurance.

 The Company shall acquire and maintain insurance covering such risks and in such amounts as the Board of Managers shall from time to time determine to be necessary or appropriate; provided that the Company shall maintain directors and officers liability insurance having policy limits of at least $5 million as long as such coverage is available on such terms (including premiums) as the Board of Managers determines are reasonable.

5.14 Tax Elections.
(a) The Company shall make the following elections for tax purposes on the appropriate returns:
(i) to the extent permitted by Law, to adopt the Fiscal Year as the Company’s taxable year;
(ii) to the extent permitted by Law, to adopt the accrual method of accounting and to keep the Company’s books and records on such method;

(iii) if a distribution of the Company’s property as described in section 734 of the Code occurs or upon a Transfer of an Interest as described in section 743 of the Code, on request by notice from any Member, to elect, pursuant to section 754 of the Code, to adjust the basis of the Company’s properties;

(iv) to elect to deduct and amortize the organizational expenses of the Company as permitted by section 709(b) of the Code; and
(v) any other election the Board of Managers deems appropriate and in the best interests of the Members.

(b) To the extent that the classification of the Company for federal income tax purposes does not govern the state and local tax classification of the Company, the Board of Managers shall take such action as may be permitted or required under any state and/or local law applicable to the Company to cause the Company to be taxable as, and in a manner consistent with, a partnership (or the functional equivalent thereof under applicable Law) for the state and/or local income tax purposes. In addition, neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

(c) The Company may follow the proposed Treasury Regulations that were issued on May 24, 2005 regarding the issuance of partnership equity for services (including Prop. Treas. Reg. §§1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended, upon the issuance of Interests issued for services rendered or to be rendered to or for the benefit of the Company (the “Service Interests”) until final Treasury Regulations regarding these matters are issued if the Board of Managers determines to do so.  The Company may use a safe harbor implementing the concepts articulated in Internal Revenue Service Notice 2005-43, IRB 2005-24, under which the fair market value of the Service Interest received by any Member is treated as equal to the liquidation value of such

Service Interest (which value is equal to the total amount that would be distributed under Section 8.2 with respect to such Service Interest in a hypothetical liquidation occurring immediately after the issuance of such Service Interest and assuming for purposes of such hypothetical liquidation that all assets of the Company are sold for their fair market values). If the provisions of the proposed Treasury Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) rules, the Board of Managers is authorized to make such amendments to this Agreement (including provision for any safe harbor election authorized by such rules) as the Board of Managers may determine to be necessary or advisable.

5.15 Tax Returns.

 The Company shall prepare and file or cause to be prepared and filed all federal, state and local income and other tax returns that the Company is required to file; provided that all tax returns must be approved by the Investor Parties before filing; provided further that, the Investor Parties shall notify the Company of approval or non-approval of such tax returns within 10 Business Days of a request for approval of such tax returns shall be deemed not approved. Within 75 days after the end of each Fiscal Year, the Company shall send or deliver, or shall cause to be sent or delivered, to each Person who was a Member at any time during such year such tax information as shall be reasonably required for the preparation by such Person of his federal income tax return and state and other tax returns, including the Member’s tentative allowable oil and gas depletion (computed using both cost and percentage depletion methods without regard to any limitation that theoretically could apply to any Member).

5.16 Tax Matters Partner.

The “tax matters partner” of the Company as described in section 6231(a)(7) of the Code shall be Beato or such other Member designated by the Board of Managers.  Any Member who is designated the tax matters partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. The tax matters partner shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Any Member who is designated as tax matters partner may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of Members whose aggregate Capital Contribution Ratios exceed 51%, and may not in any case take any action left to the determination of an individual Member under sections 6222 through 6232 of the Code.

5.17 Classification.

 The Company intends to be classified as a partnership for federal income tax purposes under Treas. Reg. §301.7701-3(c). Neither the Company nor any Member may make an election under Treas. Reg. §301.7701-3 to treat the Company as an association taxable as a corporation.

5.18 Payments and Fees.

 Promptly after being presented with an invoice, the Company shall pay or reimburse to the Investor Parties and Management, as a Company expense, all reasonable expenses incurred by them in connection with the negotiation of this Agreement, including attorneys’ fees and other professional expenses.

5.19 Subsidiary Governance.

 The Company and each Member acknowledge that the Company may, subject to Section 5.11(a)(xiii), from time to time form or acquire Subsidiaries. If such a Subsidiary is a limited liability company, it is the intent of the Members that such limited liability company be sole member-managed so that the Board of Managers of the Company can direct the business and affairs of, and make decisions for, such Subsidiary. If, however, such a Subsidiary is a partnership, it is the intent of the Members that such partnership be managed so that the Board of Managers of the Company can direct the business and affairs of, and make decisions for, such Subsidiary either (a) through the Company so that it shall serve as general partner of such partnership or (b) through another Subsidiary that shall serve as general partner of such partnership.  Finally, if such a Subsidiary is a corporation or other type of business entity or is a manager-managed limited liability company, the Company shall take such actions as are necessary to ensure that the governance of each Subsidiary shall parallel the governance of the Board of Managers.

Article 6 RIGHTS OF MEMBERS
6.1 Rights of Members.

 Subject to Section 6.4 and Section 6.5, each of the Members shall have the right to exercise all rights of a Member under the Act (except to the extent otherwise specifically provided herein).

6.2 Liability to Third Parties.

   No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

6.3 Action by Members.

 Except as expressly otherwise provided in this Agreement, all actions and decisions of the Members required hereunder shall require approval of Members whose aggregate Fully Funded Percentage Interests (excluding Non-Voting Interests) total at least 51%. The Members may make any decision or take any action at a meeting, by conference telephone call, by written consent, by oral agreement or by any other method they elect; provided that, at the request of any Member a decision or action of the Members must be made or taken by written consent signed by Members holding the Fully Funded Percentage Interests required to approve such decision or action.

6.4 Area of Mutual Interest

(a)  Restricted Businesses. Except as permitted by Section 6.4(b), Wells Fargo Energy Capital, Inc. and each of the Members (other than Wells Fargo) shall not, and each of the Members (other than Union Bank and Wells Fargo) shall cause its Affiliates not to, engage directly or indirectly in, whether by acquisition, construction, investment in debt or equity securities of any Person or otherwise, any business having assets or operations located in the “Jonah Field” natural gas field in the Green River Basin in Sublette County, Wyoming as more specifically described on Exhibit G (the “Restricted Businesses”).

(b) Permitted Exceptions. Notwithstanding any provision of this Agreement to the contrary, and subject to the terms of any applicable non-competition agreements between the Company and such Member, any Member may engage in the following activities under the following circumstances:

(i) the purchase and ownership of up to 10.0% of any class of securities of any entity engaged in any Restricted Business, provided that such Member does not exercise Control over such entity;

(ii) the acquisition of, construction of or investment in any Restricted Business or any asset or group of related assets used in any Restricted Business by such Member after the Effective Date (the “Subject Assets”) if, in the case of an acquisition, the fair market value of the Subject Assets, or, in the case of an investment, the amount of the investment, or in the case of construction, the estimated construction cost of the Subject Assets, is less than $5 million at the time of such acquisition, investment or construction, as the case may be;

(iii) the acquisition of, construction of or investment in any Subject Assets involving a fair market value, investment or construction cost, as the case may be, greater than that permitted by Section 6.4(b)(i) or Section 6.4(b)(ii); provided the Company has been offered the opportunity to acquire, construct or invest in such Subject Assets in accordance with Section 6.4(c) and the Board of Managers (with the concurrence of a majority of the votes held by the disinterested Managers) has elected not to purchase such Subject Assets pursuant to the provisions of Section 6.4(c);

(iv) any Restricted Business acquired by such Member after the Effective Date with the approval of a majority of the votes held by the disinterested Managers; and

(v) Clark’s ownership interest in Odyssey Exploration, Inc. (“Odyssey”) and the other interests listed on Exhibit H (together with Odyssey, the “Clark Interests” and the activities of the Clark Interests as of the Effective Date shall not be deemed to be in competition with the Company; provided that Clark’s ownership interest in, or Control over, the Clark Interests as of the Effective Date does not increase thereafter.

(c) Procedures.

(i) In the event that a Member becomes aware of an opportunity to acquire, construct or invest in Subject Assets, then, subject to Section 6.4(c)(ii), as soon as practicable and in no event later than 10 days thereafter, such Member shall notify the Board of Managers in writing of such opportunity and deliver to the Board of Managers all information in the possession of such Member relating to the Subject Assets and such opportunity. As soon as practicable, but in any event within 30 days after receipt of such notification and information, the Board of Managers shall notify such Member in writing that either (A) the Board of Managers has elected (with the concurrence of a majority of the votes held by the disinterested Managers) not to cause the Company or its Subsidiaries to pursue the opportunity to acquire, construct or invest in the Subject Assets (in which case such Member may acquire, construct or invest in such Subject Assets without any further obligation to offer such opportunity to the Company), or (B) the Board of Managers has elected (with the concurrence of a majority of the votes held by the disinterested Managers) to cause the Company or its Subsidiaries to pursue the opportunity to acquire, construct or invest in the Subject Assets. Failure by the Board of Managers to provide such notice within such 30-day period shall be deemed to constitute a decision not to pursue such opportunity. If, at any time, the Board of Managers abandons such opportunity with the approval of a majority of the votes held by the disinterested Managers (as evidenced in writing by the Board of Managers following the request of such Member), such Member may pursue such opportunity.

(ii) If any Subject Assets which are permitted to be acquired, constructed or invested in by such Member (A) are not so acquired, constructed or invested in on or before the first anniversary of the later to occur of (x) the date that such Member is permitted to pursue such acquisition, construction project or investment pursuant to Section 6.4(c)(i) and (y) the date upon which all required governmental approvals to consummate such acquisition, construction project or investment have been obtained, or (B) are to be acquired, constructed or invested in on terms more favorable to such Member than were offered to the Company, then such opportunity must be reoffered to the Company in accordance with the Section 6.4(c)(i).

(iii) Notwithstanding Section 6.4(c)(i), in the event that any Member becomes aware of an opportunity to acquire, construct or invest in assets that include both Subject Assets and assets that are not Subject Assets and the Subject Assets have a fair market value (as determined in good faith by the governing authority of such Member) equal to or greater than $5 million but comprise less than 25% of the fair market value (as determined in good faith by the governing authority of such Member) of the total assets being considered for acquisition, construction or investment, then such Member may make such acquisition, construction or investment without first offering the opportunity to the Company or notifying the Board of Managers pursuant to Section 6.4(c)(i) provided that such Member complies with the following procedures:

(A) Within 90 days after the consummation of the acquisition, construction or investment, as the case may be, by such Member of the Subject Assets, such Member shall notify the Board of Managers in writing of such acquisition, construction or investment and offer the Company the opportunity to purchase such Subject Assets in accordance with this Section 6.4(c)(iii) (the “Offer”). The Offer shall set forth the proposed terms by which the Company or its Subsidiaries may purchase the Subject Assets (including the price for the Subject Assets, which shall be the purchase price paid by such Member for the Subject Assets reasonably determined by the Member as the portion of the total purchase price allocated to the Subject Assets) and, if such Member desires to utilize the Subject Assets, the proposed commercially reasonable terms on which the Company will enable such Member to utilize the Subject Assets. As soon as practicable, but in any event within 30 days after receipt of such written notification, the Board of Managers shall notify such Member in writing that either (x) the Board of Managers has elected (with the concurrence of a majority of the votes held by the disinterested Managers) not to cause the Company or any Subsidiary to purchase the Subject Assets, in which event such Member shall be forever free to continue to own or operate such Subject Assets, or (y) the Board of Managers has elected (with the concurrence of a majority of the votes held by the disinterested Managers) to cause the Company or a Subsidiary to purchase the Subject Assets, in which event the following procedures in Sections 6.4(c)(iii)(B) shall apply.

(B) The Company or a Subsidiary shall purchase the Subject Assets as soon as commercially practicable after such agreement has been reached or enter into an agreement with such Member to provide services in a manner consistent with the Offer.

(d) Enforcement.

(i) The Members hereby agree and acknowledge that the Company and its Subsidiaries do not have an adequate remedy at law for the breach by any Member of the covenants and agreements set forth in this Section 6.4, and that any breach by any Member of the covenants and agreements set forth in this Section 6.4 would result in irreparable injury to the Company and its Subsidiaries. The Members hereby further agree and acknowledge that the Company or any Subsidiary may, in addition to the other remedies which may be available to the Company or any Subsidiary, file a suit in equity to enjoin the Members from such breach, and consent to the issuance of injunctive relief relating to this Agreement. No Person, directly or indirectly controlled thereby shall be liable for the failure of any other Person, directly or indirectly, controlled thereby to comply with this Section 6.4.

(ii) If any court determines that any provision of this Section 6.4 is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any provision of this Section 6.4, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

6.5 Acknowledgement Regarding Business Opportunities.

(a) Each of the Members acknowledges and agrees that the Investor Parties and their respective Affiliates have made or are engaged in, prior to the date hereof, and may make or engage in, on and after the date hereof, investments in and other transactions with and with respect to (whether by acquisition, construction, investment in debt or equity securities of any

Person or otherwise) Persons or assets engaged in businesses that directly or indirectly compete with the business of the Company as conducted from time to time or as expected to be conducted from time to time (each an “Other Investment”).  Except as otherwise expressly set forth in Section 6.4 and Section 6.5(b), the Members agree that any involvement, engagement or participation of the Investor Parties and their respective Affiliates (including any Manager who is an Affiliate of any Investor Party) in an Other Investment, even if competitive with the Company, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law.  For the avoidance of doubt, an Investor Party shall not be deemed to violate this Section 6.5 if it or any of its Affiliates invests in a fund or other entity (whether or not the Investor Party or its Affiliates Controls such fund or entity) that makes an investment that directly or indirectly competes with the Company or its Subsidiaries.

(b) Each Member hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any of the Investor Parties or any of their respective Affiliates participates or desires or seeks to participate (each, a “Business Opportunity”) other than a Business Opportunity that (i) is presented to any Manager who is an Affiliate of such Investor Party solely in such individual’s capacity as a Manager (whether at a meeting of the Board of Managers or otherwise) and with respect to which, prior to such Business Opportunity being presented to such Manager, such Investor Party did not independently receive notice or was not otherwise pursuing or aware of such Business Opportunity or (ii) is identified to any Manager who is an Affiliate of such Investor Party solely through the disclosure of information on behalf of the Company to such Manager and in each case, prior to such Business Opportunity being identified to such Manager, such Investor Party did not independently receive notice or was not otherwise pursuing or aware of such Business Opportunity (each Business Opportunity other than those referred to in clauses (i) or (ii) of this Section 6.5(b) is referred to as a “Renounced Business Opportunity” and each Business Opportunity referred to in clauses (i) and (ii) of this Section 6.5(b) is referred to as a “Company Business Opportunity”).  Where an Investor Party or any of its Affiliates desires or seeks to participate in a Company Business Opportunity, such Investor Party will promptly notify the Board of Managers in writing and shall deliver to the Board of Managers all information prepared by or on behalf of such Investor Party or any of its Affiliates relating to such Company Business Opportunity.  As soon as practicable, but in any event within 60 days after receipt of such written notification and information, the Board of Managers shall notify such Investor Party in writing that either (i) the Board of Managers has elected not to pursue such Company Business Opportunity or (ii) the Board of Managers has elected to pursue such Company Business Opportunity.  If the Board of Managers fails to provide such notice within such period of 60 days, the Board of Managers will be deemed to have elected not to pursue such Company Business Opportunity.  If the Board of Managers elects or is deemed to elect not to pursue such Company Business Opportunity, such Investor Party or any of its Affiliates may pursue such Company Business Opportunity and such Company Business Opportunity shall thereafter be deemed to be a Renounced Business Opportunity for all purposes hereunder.  Neither such Investor Party nor any of its Affiliates, including any Manager who is an Affiliate of such Investor Party, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or its Subsidiaries, and such Investor Party or any of its Affiliates may pursue for itself or direct, sell, assign or transfer to a Person other than the Company or its Subsidiaries any Renounced Business Opportunity.

(c) Each Member that is an employee of the Company, any of its Subsidiaries or the Management Company (an “Employee Member”) hereby agrees to disclose and make available to the Company each and every investment and business opportunity that such Employee Member becomes aware of in his or her capacity as an Employee Member of the Company or otherwise; provided that no such disclosure or offer shall be required (a) with respect to business opportunities which are not within or reasonably related to the existing or contemplated scope and purpose of the Company’s businesses at the time or (b) if otherwise agreed in writing by the Board of Managers.  The Board of Managers may, in its sole discretion, waive the terms and provisions of this Section 6.5(c) with respect to any such Employee Member.

(d) Each of the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any Investor Party or any of its Affiliates for or in connection with any Renounced Business Opportunity or other investment activity, transaction activity or other matters described in Section 6.5(a), whether arising in common law or equity or created by rule of Law, statute, constitution, contract or otherwise, are expressly released and waived by each Member to the fullest extent permitted by Law.

(e) Notwithstanding anything in this Agreement to the contrary, each of the Members acknowledges and agrees that the Investor Parties and their respective Affiliates (including any Manager who is an Affiliate of an Investor Party) have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with Renounced Business Opportunities or other investment activities, transaction activities or other matters described in Section 6.5(a).  Each of the Members hereby agrees that (i) neither such Investor Party nor any of its Affiliates (including any Manager who is an Affiliate of such Investor Party) has any obligation to use any such confidential information in connection with the business, operations, management or other activities of the Company or its Subsidiaries or to furnish to the Company, its Subsidiaries or any Member any such confidential information and (ii) any claims against, actions, rights to sue, other remedies or other recourse to or against such Investor Party or any of its respective Affiliates (including any Manager who is an Affiliate of such Investor Party) for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived by each Member to the fullest extent permitted by Law.

(f) The Members agree that, to the extent any court holds that any activity relating to any Other Investment or Renounced Business Opportunity is a breach of a duty to the Company or its Members, the Members hereby waive any and all claims and causes of action that they or the Company may have in connection with such activity; provided that this sentence shall not constitute a waiver by the Members of any disclosure of Confidential Information by the Institutional Investors in violation of Section 7.5. The Members further agree that the waivers and agreements in this Agreement identify certain types and categories of activities that do not violate any duty of the Institutional Investors to the Company or its Members and that such types and categories are not manifestly unreasonable. The waivers and agreements in this Agreement apply equally to activities that have been conducted in the past and to activities conducted in the future.

(g) The provisions of this Section 6.5 shall be subject to the provisions of Section 6.4, it being the intention of the Members that any Business Opportunity that constitutes a Restricted Business in accordance with Section 6.4 shall be governed by the provisions of Section 6.4 and not this Section 6.5.

6.6 Resolution of Conflicts of Interest.

 Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between any Member or any of its Affiliates, on the one hand, and the Company, any of its Subsidiaries, any other Member or any of their respective Affiliates, on the other, any resolution or course of action by the Company or a Member in respect of such conflict of interest shall be deemed approved by all Members, and shall not constitute a breach of this Agreement or of any duty stated or implied by Law or equity, if (i) the resolution or course of action in respect of such conflict of interest is approved by (x) a majority of the votes held by the disinterested Managers or (y) only if such conflict involves the Management Incentive Members, the vote of Members holding a majority of the outstanding Management Incentive Units (excluding Management Incentive Units owned by any Member who is a Defaulting Member) or (ii) the Company receives a written opinion from a nationally recognized investment bank or financial advisory firm approved by a majority of the votes held by the disinterested Managers stating that the proposed resolution or course of action is fair from a financial point of view to the Company and the Members who are not the subject of the potential conflict of interest (or, if all Members may be affected by such potential conflict of interest, to the Company and all Members). For the avoidance of doubt, if the resolution or course of action by the Company or a Member in respect of such conflict of interest otherwise requires any other approval under this Agreement, then such approval shall nonetheless be required notwithstanding the foregoing terms of this Section 6.6.

Article 7 BOOKS, REPORTS, BUDGET AND CONFIDENTIALITY
7.1 Books and Records; Capital Accounts.

(a) The Company shall keep the books of account for the Company in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Company.  The Company shall allow each Institutional Investor or its designated representative the right to consult and advise management of the Company, to visit and inspect the offices and properties of the Company and to inspect and copy the books and records of the Company, at such times as the Institutional Investor or its designated representative shall reasonably request.

(b) The Company shall maintain for each Member a separate Capital Account in accordance with Section C.1.2 of Exhibit C.
7.2 Bank Accounts.

 The Company shall cause one or more accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with the business of the

Company, and in which shall be deposited any and all receipts of the Company. Company funds may be invested in such money market accounts or other investments as the Board of Managers shall determine to be necessary or appropriate.

7.3 Reports.

 The Company shall provide each Manager and each Institutional Investor with the following financial statements and reports at the times indicated below:

(a) Monthly within 30 days after the end of each fiscal month of the Company (excluding the last fiscal month of each Fiscal Year and each Fiscal Quarter), beginning with the first full month to end after the date hereof, the unaudited financial statements prepared in accordance with GAAP, or such method of accounting as determined by the Board of Managers in its sole discretion, with respect to such fiscal month, including statements of operations, balance sheets, cash flow statements and statements of owners’ equity, setting forth in each case in comparative form the figures for the comparable month of the previous year.

(b) Quarterly within 30 days after the end of each Fiscal Quarter, unaudited financial statements prepared in accordance with GAAP, or such method of accounting as determined by the Board of Managers in its sole discretion, with respect to such Fiscal Quarter, including statements of operations, balance sheets, cash flow statements and statements of owners’ equity, in each case, setting forth in comparative form the figures for the previous year and a comparison to budgeted amounts. Such financial statements shall be subject to audit by any of the Institutional Investors at any time at its request at its own expense.

(c) Annually within 60 days after the end of each Fiscal Year, financial statements prepared in accordance with GAAP, or such other method of accounting as determined by the Board of Managers in its sole discretion, including statements of operations, balance sheets, cash flow statements and statements of owners’ equity with respect to such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, which financial statements shall be audited by an independent certified public accounting firm selected and approved in accordance with Section 5.11(a)(xix).

(d) As soon as available, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, in each case actually prepared by the Company or its Affiliates to the extent the Company or any of its Affiliates is required by law or pursuant to the terms of any outstanding securities to prepare such reports.

(e) Within 75 days after the end of each Fiscal Year, the Company’s Form 1065, all information needed to determine each Member’s share of depletable basis, cost depletion and percentage depletion, a Schedule K-1 for such Fiscal Year and such other United States federal and state income tax reporting information, if any, as is required by law.

(f) Within 45 days after the end of the Second and Fourth Fiscal Quarters of each Fiscal Year, a reserve report for the Company as of the last day of each such Fiscal Quarter prepared by an independent petroleum engineering firm selected and approved by the Board of Managers that sets forth with respect to the Company as a whole, proved reserves, future net revenues relating thereto (based upon pricing and other assumptions specified by the Board of Managers) and the discounted present value of such future net revenues (the rate of discount to be specified by the Company).

(g) Quarterly within 30 days after the end of each Fiscal Quarter of each Fiscal Year, an update of the reserve report referenced in Section 7.3(f) as of the last day of each such Fiscal Quarter, as applicable, which update shall be prepared by the employees of the Company (based upon pricing and other assumptions specified by the Board of Managers).

(h) Quarterly within 30 days after the end of each Fiscal Quarter, a quarterly activity report that includes a management discussion of Company business, operations and results for such Fiscal Quarter, the Board of Manager’s plan for the upcoming Fiscal Quarter and a discussion of any issues or events that the Board of Managers determines are likely to have a material effect on the Company’s operations and results for the upcoming Fiscal Quarter.

(i) At least three days prior to each scheduled quarterly board meeting, board books for the Board of Managers.

(j) Such other reports and financial information relating to the Company as the Board of Managers shall determine or any Institutional Investor may reasonably request from time to time, such as information with respect to matters relating to the business and affairs of the Company, including, without limitation, significant changes in management personnel and compensation of employees, introduction of new lines of business, important acquisitions or dispositions, copies (each no later than three Business Days after receipt thereof by the Company) of Drilling Notices and Commitment Cash Calls under the Development Agreement, information required by any Institutional Investor for purposes of the matters covered by Section 11.5(b), significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation.

7.4 Budget.

(a) Initial Budget.  The Board of Managers has approved the Initial Budget. The Initial Budget will be the Approved Budget of the Company from the Effective Date until the adoption of a subsequent Approved Budget by the Board of Managers.

(b) Budget Proposals.  At least 10 days prior to the scheduled date of each quarterly meeting of the Board of Managers, the Company shall furnish to the Managers (and Board Observers) (i) an updated outline of the geographic scope of the Company’s operations and (ii) a proposed revised budget estimating the revenues, expenses, capital expenditures, general and administrative expenses and additional Capital Calls in connection with the Company’s operations during the next succeeding 12 calendar months.

(c) Budget Approval.  At each quarterly board meeting the Board of Managers shall discuss the proposed budget and approve, reject or make such revisions thereto as the Board of Managers may agree to be necessary and proper.  If the proposed budget, as may be revised by the Board of Managers, is approved by the Board of Managers, then such proposed budget shall be deemed thereafter to constitute the “Approved Budget” for all purposes hereof, subject to amendment from time to time by the Board of Managers. Each Approved Budget shall supersede all prior Approved Budgets.  A budget may only be approved by the Board of Managers.

7.5 Confidentiality.

(a) No Member nor any of its Affiliates shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Member or its Affiliates other than (i) for the purpose of conducting the business of the Company and its Subsidiaries or performing its duties and obligations to the Company hereunder or under an Employment Agreement; (ii) as required (A) due to a subpoena or court order or (B) if testifying in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after requesting confidential treatment for such Confidential Information; (iii) to the Member’s partners, members, managers, directors, officers, employees, advisors and representatives, and potential Transferees as permitted by this Agreement; (iv) if an Institutional Investor, such Institutional Investor may disclose Confidential Information to its investors (other than investors in a publicly-traded company, except as provided in clause (v)) or (v) if an Institutional Investor, such Institutional Investor may disclose Confidential Information to any regulatory or other governmental authority (including the U.S. Securities and Exchange Commission) that regulates such Institutional Investor.  For the avoidance of doubt, if any Member or its Affiliates is a publicly-traded company, such Member or its Affiliates may disclose Confidential Information to the public investors in such entity in accordance with, and as required by, law, regulation, subpoena or court order of any governmental body (including the U.S. Securities and Exchange Commission) or national stock exchange.  If a Member is required by law, regulation, subpoena or court order to disclose information (other than with respect to (x) information disclosed by a publicly-traded company in accordance with the rules and regulations of the U.S. Securities and Exchange Commission or a national stock exchange and (y) information disclosed to banking regulators) that would otherwise be Confidential Information under this Agreement, such Member shall immediately notify the Managers of such requirement and provide the Managers the opportunity to resist such disclosure by appropriate proceedings.

(b) Each Member shall, and shall cause each of its Affiliates, and its and their respective directors, officers, members, partners, investors, employees, representatives and agents (i) to comply with this Section 7.5, (ii) to refrain from using any Confidential Information other than in connection with the conduct of the business of the Company and (iii) to refrain from disclosing any Confidential Information to a Person known to be a competitor of the Company; provided that, the foregoing shall not prohibit the respective Institutional Investors from utilizing Confidential Information in connection with Other Investments if such Confidential Information is acquired from a source other than the Company, provided that source is not known by the Institutional Investors to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such Confidential Information.  In connection with the foregoing, the Institutional Investors represent that their respective partnership agreements, limited liability company agreements or company policies, as applicable, contain provisions that generally require, subject to certain limited exceptions, each employee, limited partner or member, as applicable, to maintain in strict confidence any and all material, nonpublic information concerning the operations, business, or affairs of entities in which they invest, including the Company.

(c) No Member nor any of its Affiliates shall publish, disseminate or otherwise disclose, directly or indirectly, to any other party any information relating to the terms of this Agreement, the Company, any other Member or any of the investors of any Institutional Investor without the prior written consent of (i) a majority in interest of the other Members, (ii) if such communication mentions any Member specifically, such Member or (iii) if such communication mentions the investors of any Institutional Investor specifically, such Institutional Investor, which consent, in each case, will not be unreasonably withheld; provided however, that a Member may disclose such information (A) to such Member’s spouse, accountants, financial advisors and legal counsel; (B) with respect to Institutional Investors, to (1) such Institutional Investor’s investors (other than investors in a publicly-traded company, except as provided in clause (C))  and (2) banking regulators and (C) as required by law, regulation, subpoena or court order of any governmental body (including the U.S. Securities and Exchange Commission) or national stock exchange.

Article 8 DISSOLUTION, LIQUIDATION AND TERMINATION
8.1 Dissolution.

 The Company shall be dissolved upon the earliest to occur of any of the following:

(a) the sale or disposition of all or substantially all of the property of the Company for cash, Marketable Securities or a combination thereof;
(b) at the election of the Board of Managers and with Supermajority Member Approval to dissolve the Company at any time; and
(c) as otherwise provided by law.
8.2 Liquidation and Termination.

 Upon dissolution of the Company, the Board of Managers or a Person or Persons selected by the Board of Managers shall act as liquidator who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein. The liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Managers. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Member, shall cause a proper accounting to be made by the Company’s independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

(b) The liquidator shall sell all properties and assets of the Company for cash as promptly as is consistent with obtaining the best price thereon provided, however, that upon the consent of the Board of Managers, the liquidator may elect not to sell all or any portion of such properties and assets and instead distribute such properties and assets in kind, subject to the remaining provisions of this Section 8.2.

(c) Prior to making any distribution to the Members of properties or assets of the Company (including the proceeds from any sale described in Section 8.2(b)), the liquidator shall pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making such payments and except for amounts reserved to make such payments, the liquidator shall then distribute all cash and other property pursuant to Section 4.2(a).

(d) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Upon the completion of the distribution of Company cash and property as provided in this Section 8.2 in connection with the liquidation of the Company, the Certificate and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other activities as may be necessary to terminate the Company shall be taken by the liquidator.

(e) Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.
Article 9 TRANSFER OF INTERESTS
9.1 Limitation on Transfer.

(a) Except as provided in Section 9.2, no Member, nor its successors, transferees or assigns, shall Transfer all or any portion of its Interest without compliance with the terms and conditions of this Agreement and any attempted Transfer of an Interest that is not made in accordance with this Agreement shall be null and void and shall have no effect.  In addition, and subject to Section 9.2, without the prior consent of the Board of Managers, no Member that is an Entity may cause or permit an interest, direct or indirect, in itself to be Transferred, in a single transaction or series of related transactions, if the Persons Controlling such Member prior to such Transfer would cease to Control such Member following such Transfer.  Any Transfer not permitted hereby shall be null and void and shall have no effect.  For purposes of this Section 9.1(a), Transfers of interests in an Entity that is a publicly-traded company shall be deemed not to constitute an indirect Transfer of a Member.

(b) Notwithstanding that a Member has obtained the right to Transfer any Interest in any manner provided in this Article 9, such Transfer shall not be permitted unless and until (i) the purchaser, assignee, donee or transferee thereof agrees in writing to take and accept such Interest subject to all of the restrictions, terms and conditions contained in this Agreement, any Employment Agreement or Award Letter, the same as if it were a signatory party hereto or thereto and (ii) to the extent that the Capital Commitment associated with such Transferred Interest, or portion thereof, has not been completely funded, such purchaser, assignee, donee or transferee shall be required to demonstrate to the Board of Managers, in its sole discretion, that such transferee has the financial ability to fund the unfunded portion of such Capital Commitment.  The Company will not be required to recognize any permitted assignment of an Interest until the instrument conveying such Interest has been delivered to the Company.

(c) Notwithstanding anything to the contrary in this Article 9, no portion of an Interest may be Transferred, and no Member that is an Entity may cause or permit a direct or indirect interest in itself to be Transferred, if the Board of Managers determines in good faith that any such Transfer could result in (i) a termination of the Company pursuant to section 708(b)(1)(B) of the Code or (ii) the classification of the Company as a publicly traded partnership under section 7704 of the Code, unless the Board of Managers, it its sole discretion, determines to waive the provisions of this Section 9.1(c).

9.2 Permitted Transfers.

(a)    The Transfer restrictions of Section 9.1(a) shall not apply to any Transfer of Interests (i) by a Member to such Member’s Permitted Transferees (subject to Section 9.2(b) and provided that Management Incentive Units will not be transferrable without the written consent of the Board of Managers and then only for estate planning purposes), (ii) in kind by an Institutional Investor through a distribution to its partners or investors or to any partnership, corporation or other entity all of the equity securities of which are beneficially owned directly or indirectly by such Persons, (iii) by an Institutional Investor to an Affiliate thereof, (iv) pursuant to a Drag-Along Notice, (v) consisting of Common Units pursuant to a Tag-Along Notice, (vi) pursuant to any Final Exit Event, (vii) pursuant to any Internal Restructure as described in Section 9.8, (viii) approved by a majority of the votes held by disinterested Managers or (ix) consisting of Common Units occurring on or following the third anniversary of the Effective Date.

(b) A Permitted Transferee of any Interests that have been Transferred to such Permitted Transferee in compliance with the provisions of this Article 9 shall not be entitled to make any further Transfers in reliance upon this Section 9.2, except for a Transfer of such Transferred Interests back to such original holder or to another Permitted Transferee of such original holder or to a Person to whom such Transfer is permitted by such original holder under this Section 9.2.  A Permitted Transferee must assume all of the obligations of the original holder of the Interests under and agree to comply with the provisions of this Agreement and must acknowledge that the Interests Transferred to such Permitted Transferee shall be subject to the restrictions, obligations and remedies under this Agreement with respect to Interests held by the original holder of such Interests as if they were still held by such holder.  If a Permitted Transferee of Interests at any time ceases to be a Permitted Transferee of such original holder, then such former Permitted Transferee shall promptly Transfer such Transferred Interests back to such original holder or to another Permitted Transferee of such original holder, and if the former Permitted Transferee fails to make such a Transfer within 15 days of such former Permitted Transferee ceasing to be a Permitted Transferee of such original holder, then the Company may, at its option, cause the forfeiture of such Interests to the Company for no consideration.

9.3 Right of First Refusal.

(a) Any Member who proposes to make a Transfer of Common Units (“Right of First Refusal Units”) to a Person who is not a Permitted Transferee of such Member, other than with respect to a Drag-Along Transaction or the related right of first offer under Section 9.7, shall give written notice (the “Right of First Refusal Notice”) to the Company and to each Eligible Investor setting forth the purchase price and the terms and conditions upon which such selling Member is proposing to Transfer Common Units. Thereafter, each Eligible Investor shall have the right but not the obligation to purchase or otherwise acquire up to its pro rata share of such Right of First Refusal Units (the “Right of First Refusal Option”). The Eligible Investors may exercise such Right of First Refusal Option within 20 Business Days of receiving the Right of First Refusal Notice (the “Right of First Refusal Notice Period”), up to their respective pro rata share of the Right of First Refusal Units, upon the terms and conditions and for the purchase price set forth in the Right of First Refusal Notice. Those Eligible Investors who have elected to purchase their full pro rata share and who have notified such selling Member within the Right of First Refusal Notice Period that they desire to purchase more than their full pro rata share of the Right of First Refusal Units may purchase their respective pro rata share of any remaining balance of the Right of First Refusal Units.  After the expiration of the Right of First Refusal Notice Period, the selling Member shall have the power to sell all of the Right of First Refusal Units that have not been purchased to one or more third parties, but only upon the terms and conditions and for the purchase price in each case no less favorable to the selling Member than those set forth in the Right of First Refusal Notice and subject to further compliance with Section 9.6(b) regarding tag-along rights.  In each case, the phrase “pro rata share” as used in this Section 9.3(a) shall mean such Eligible Investor’s pro rata share based on the Eligible Investor’s respective Fully-Funded Percentage Interest.

(b) Each Potentially Restricted Member has notified the Company and the Members that one or more laws, rules, regulations or government orders that may be enacted in the future (including without limitation those promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended) could limit the ability of a Potentially Restricted Member and/or its Affiliates from directly or indirectly holding certain investments, including the Common Units or any other Interests.  In the event the effect of any such law, rule, regulation or government order is later determined at any time by a Potentially Restricted Member in its reasonable and good faith judgment (in such case such Potentially Restricted Member shall submit an opinion of its internal counsel if requested by the Company as to such determination) or by one of its regulators to prohibit or restrain such Potentially Restricted Member from continuing to hold Common Units or any other Interests, the Company and the Members hereby acknowledge that such Potentially Restricted Member may, after complying with the first refusal rights of Eligible Investors in Section 9.3(a), but without the need to comply with the provisions of Section 9.6(b) regarding tag-along rights or any other provision in this Agreement restricting such Potentially Restricted Member’s legal right to Transfer its Common Units or any other Interests, Transfer its Common Units and any other Interests held by such Potentially Restricted Member to an unaffiliated third party.

9.4 Repurchase Option.

    Each Employee Member and each Affiliate and Permitted Transferee of such Employee Member that then holds any Interests (collectively. the “Repurchase Interest Holders”) grants the Company or its nominee or assignee an option, exercisable by the Board of Managers in its sole discretion, to repurchase all or any portion of such Repurchase Interest Holders’ Interests (including any Common Units and vested Management Incentive Units held by the Repurchase Interest Holders after giving effect to any forfeiture thereof as provided in this Agreement, any Employment Agreement or any Award Letter) (the “Repurchase Interests”), for an amount equal to the Fair Market Value of the Repurchase Interests pursuant to the terms and conditions set forth in this Section 9.4. For purposes of this Section 9.4, Fair Market Value shall be determined based on the assumption that the assets of the Company were liquidated for their fair market value and the proceeds of such liquidation were distributed to the Members after all debts and obligations of the Company were paid. The Fair Market Value shall not take into account any discount for minority status or lack of liquidity. Such option granted to the Company or its designee or assignee shall be exercisable at any time during the 90-day period beginning on the date such Employee Member’s employment is terminated for any reason (such option is referred to herein as the “Repurchase Option” and the Fair Market Value of the Repurchase Interests referred to herein as the “Repurchase Price”). The Board of Managers and the Employee Member will attempt in good faith to agree on the Repurchase Price of the Repurchase Interests as of the date on which the Board of Managers, or its nominee or assignee, notifies the Repurchase Interest Holders of its intent to exercise the Repurchase Option (the “Repurchase Option Exercise Notice”). If (i) an agreement on the Repurchase Price is not reached within 16 days after the date of the Repurchase Option Exercise Notice and (ii) the Repurchase Interest Holders hold more than 150,000 vested Management Incentive Units, then the Repurchase Price of the Repurchase Interests shall be determined by a qualified independent appraiser to be mutually agreed upon by such Employee Member and the Board of Managers, provided that if they are unable to mutually agree on an appraiser within 10 days, the Company shall apply to the American Arbitration Association (“AAA”) in Houston, Texas for an appraiser having experience in the oil and natural gas industry and in private equity to be appointed.  In all other circumstances, the Repurchase Price shall be determined by the Board of Managers in its reasonable judgment. The expenses of any appraiser shall be borne 50% by the Company and 50% by the Employee Member, and, if there is more than one Repurchase Interest Holder, then the 50% expense allocation shall be apportioned among them according to their respective Fully-Funded Percentage Interest (or MIU Percentages if all are not Common Unitholders).  Once the Repurchase Price has been determined, the Board of Managers, or its nominee or assignee, will make an election whether or not to purchase the Repurchase Interests by delivering written notice (the “Repurchase Notice”) to the Repurchase Interest Holders within 30 days of the date that the Repurchase Price has been determined. The Repurchase Notice shall set forth (i) a date or time of not more than 60 days from the delivery date on which closing of the purchase of the Repurchase Interest will occur and (ii) the portion of the Repurchase Interest to be purchased. Notwithstanding the foregoing provisions of this Section 9.4, if the Employee Member has an Employment Agreement and the Employee Member terminated his or her employment for Good Reason (as defined in any such Employment Agreement), then the Repurchase Interest Holders may retain their Common Units by so notifying the Company in writing within 10 days after receipt of the Repurchase Notice (the “Retention Exercise Notice”).  If the Company receives a timely Retention Exercise Notice, then the Repurchase Notice shall apply only to vested Management Incentive Units and the portion of the Repurchase Price attributed to such vested

Management Incentive Units.  An Employee Member whose employment has terminated and each Permitted Transferee of such Employee Member shall not Transfer or attempt to Transfer its Repurchase Interests during the period in which such option is exercisable or after the exercise of such option. Any Transfer or attempted Transfer in violation of this Section 9.4 shall be null and void, and the Company shall not record such Transfer on its books or treat any such purported transferee of such Repurchase Interests as the owner of the Repurchase Interests for any purpose. The Company may assign its rights under this Section 9.4 to a party who has the financial ability to pay the full purchase price in cash for the Repurchase Interests as provided herein, subject to approval of the Board of Managers, excluding any Repurchase Interest Holder. Any subsequent Transfer or attempted Transfer shall continue to be subject to this Article 9. The exercise by the Company of the Repurchase Option and the other rights granted under this Section 9.4 shall be determined on behalf of the Company by the Board of Managers, excluding any Repurchase Interest Holder.  The foregoing provisions of this Section 9.4 are subject to the terms of any Employment Agreement or Award Letter.

9.5 Transferees.

  The transferee of any Interest that has been Transferred in compliance with the provisions of this Article 9 shall be entitled to receive the share of Company income, gains, losses, deductions, credits and distributions to which its transferor would have been entitled with respect to such Interest; provided, however, that such transferee shall not be so entitled and shall not become a Member of the Company with respect to such Interest unless: (a) the instrument of assignment so provides; (b) a majority of votes held by the Managers (other than any Manager appointed by the transferor, if applicable), in its sole discretion, consents to the admission of such transferee as a Member; provided, consent of the Board of Managers under this clause (b) shall not be required if such transferee is a Permitted Transferee of the transferor unless and until such transferee is no longer a Permitted Transferee of the transferor (because, for example, the transferor no longer Controls such transferee) in which case such transferee shall be an assignee hereunder but not a Member (unless the Board of Managers consents to the admission of such transferee at such time as a Member); and (c) such transferee agrees in writing to be bound as a Member by this Agreement. Upon becoming a Member, such transferee shall have all of the rights and powers of, shall be subject to all of the restrictions applicable to, shall assume all of the obligations of, and shall succeed to the status of, its predecessor, and shall in all respects be a Member under this Agreement. Any transferee of an Interest who is admitted to the Company as a Member shall be considered for all purposes to be a Member of the same class as his transferor.  The use of the term “Member” in this Agreement shall be deemed to include any such additional Members. Until such transferee is admitted as a Member pursuant to this Section 9.5, (x) such transferee shall not be entitled to participate in the management of the Company or to exercise any voting or other rights or powers of a Member, except for the rights described in the first sentence of this Section 9.5 and (y) the transferor Member shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Interest Transferred. A Permitted Transferee of any Investor Party in a transfer designated in Section 9.2(a)(ii) and Section 9.2(a)(iii), and a transferee of Potentially Restricted Member in a transfer designated in Section 9.3(b), shall be admitted as a Member subject only to satisfaction of clause (c) hereof.

9.6 Drag-Along and Tag-Along Rights.

(a) Drag-Along Rights.

(i) Subject to the prior compliance with the provisions of Section 9.7 relating to the right of first offer described therein, subsequent to the third anniversary of the Effective Date and prior to a Final Exit Event or an Initial Public Offering, if Common Unitholders holding in excess of 50% of the then outstanding Common Units (the “Dragging Members”) propose to sell Control of the Company to a non-Affiliate third-party by way of a merger, consolidation or Transfer of Common Units or otherwise (any such transaction, a “Drag-Along Transaction”), such Dragging Members shall have the right to require all (but not less than all) of the other Members (each, a “Drag-Along Member”) to Transfer their Interests in such Drag-Along Transaction (without the need for the Drag-Along Members’ approval) structured as a Transfer of Common Units.  Proceeds from a Drag-Along Transaction (A) may include proceeds that are subject to earn-outs or similar arrangements and (B) will be distributed consistent with Section 4.2, treating all unvested Management Incentive Units as vested and distributing all Retained Amounts as if the Drag-Along Transaction were a liquidation as described in Section 8.2.  Notwithstanding the foregoing, the proceeds received in a Drag-Along Transaction may not include consideration other than cash or Marketable Securities unless the Drag-Along Transaction is approved by Supermajority Member Approval.

(ii) The Dragging Members shall provide each Drag-Along Member notice of the terms and conditions of such proposed Drag-Along Transaction (the “Drag-Along Notice”) not later than 10 Business Days prior to the closing of the proposed Drag-Along Transaction.  The Drag-Along Notice shall contain a true and complete copy of any and all available documents constituting the agreement to transfer and, to the extent not set forth in the accompanying documents, the price offered for the Interests, all information reasonably available to the Dragging Members regarding the acquirer, all other material terms and conditions of the proposed Drag-Along Transaction and, in the case of a proposed Drag-Along Transaction in which the consideration payable for the Interests consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably available to the Dragging Members.  Each Drag-Along Member shall be required to participate in the Drag-Along Transaction on the terms and conditions set forth in the Drag-Along Notice, this Section 9.6(a) and Section 9.6(c).  No Member shall have any dissenters’ or appraisal rights in connection with the Drag-Along Transaction, and each Member hereby releases, and will execute such further instrument as the Company reasonably requests to further evidence the waiver of, such rights.

(iii) Within 5 Business Days following receipt of the Drag-Along Notice (the “Drag-Along Notice Period”), each Drag-Along Member must deliver to such Dragging Members (A) wire transfer instructions for payment of the purchase price for the Interests to be sold in such Drag-Along Transaction and (B) all other documents required to be executed in connection with such Drag-Along Transaction.  Each Member (other than the Institutional Investors) hereby makes, constitutes, and appoints the Dragging Member holding the largest number of Common Units among Dragging Members, as its true and lawful attorney in fact for such person and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by the Company in its reasonable discretion to carry out fully the provisions and the agreement, obligations, and covenants of such Member in this Section 9.6(a) in the event that such Member is or becomes a Drag-Along Member pursuant to this Section 9.6(a).  Each Member (other than the Institutional Investors) hereby gives such attorney in fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Member’s obligations and agreements as a Drag-Along Member pursuant to this Section 9.6(a) as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney in fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby.  The power of attorney granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Member.

(iv) If, at the end of the 90-day period after the date on which the Dragging Members give the Drag-Along Notice (which 90-day period shall be extended if any of the transactions contemplated by the Drag-Along Transaction are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following the delivery of the Drag-Along Notice), the Drag-Along Transaction has not been completed on substantially the same terms and conditions set forth in the Drag-Along Notice, the Drag-Along Members shall no longer be obligated to sell their Interests pursuant to such Drag-Along Notice and the Dragging Members shall return to each Drag-Along Member any documents in the possession of the Dragging Members executed by or on behalf of such Drag-Along Member in connection with the proposed Drag-Along Transaction.

(v) Concurrently with the consummation of the Drag-Along Transaction, Dragging Members shall (A) notify the Drag-Along Members thereof, (B) cause the total consideration for the Interests of the Drag-Along Members transferred pursuant thereto to be remitted directly to the Drag-Along Members and (C) promptly after the consummation of the Drag-Along Transaction, furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Drag-Along Members.

(vi) Notwithstanding anything contained in this Section 9.6(a), there shall be no liability on the part of the Dragging Members to the Drag-Along Members if the transfer of the Interests pursuant to this Section 9.6(a) is not consummated for whatever reason.

(vii) Notwithstanding anything contained in this Section 9.6(a), the obligations of the Drag-Along Members to participate in a Drag-Along Transaction are subject to the following conditions:

(A) upon the consummation of such Drag-Along Transaction, (1) all of the Members participating therein will receive the same form of consideration (except as provided in Section 9.6(c)) and (2) the aggregate consideration received by the Members will be paid to the Members subject to the allocation provisions set forth in Section 8.2(c);

(B) no Member participating therein shall be obligated to pay any expenses incurred in connection with any unconsummated Drag-Along Transaction, and each Member shall be obligated to pay only its pro rata share (based on the amount of Interests disposed of) of expenses incurred in connection with a consummated Drag-Along Transaction to the extent such expenses are incurred for the benefit of all Members and are not otherwise paid by the Company or another person;

(C) without the written consent of a Drag-Along Member, such Drag-Along Member shall not be obligated with respect to (1) any representation or warranty other than (x) a representation and warranty that relates solely to such Drag-Along Member’s title to its Interests, and its authority and capacity to execute and deliver the subject purchase and sale agreement or (y) a representation and warranty that relates to the Company and its operations which each Member is severally making to the seller (provided, that if such Member or an Affiliate of such Member is not actively involved in the day to day operations of the Company, any such representation shall be limited to such Member’s knowledge), or (2) any indemnity obligation beyond a pro rata portion or in excess of the gross proceeds received by a Drag-Along Member (in each case, based on the value of consideration received by such Drag-Along Member in the Drag-Along Transaction) of the indemnity obligations which obligate the Dragging Members and all Drag-Along Members and then, such indemnity obligations shall be several and not joint or (3) any other continuing obligation on such Drag-Along Member in favor of any other person following the Drag-Along Transaction of such Drag-Along Member’s Interests (other than obligations relating to representations and warranties that relate solely to such Drag-Along Member and not to any other Member or the indemnification obligation provided for in clause (2) above); and

(D) no Drag-Along Member shall be obligated to consummate such Drag-Along Transaction contemplated by the Drag-Along Notice with respect to its Interests unless the Dragging Members consummate such Drag-Along Transaction with respect to all (but not less than all) of their Interests on the terms and conditions contemplated by the Drag-Along Notice.

(b) Tag-Along Rights.

(i) Subject to prior compliance with the provisions of Section 9.3(a) relating to first refusal rights for the benefit of Eligible Investors, and prior to a Final Exit Event or an Initial Public Offering, any Member (an “Initiating Member”) who proposes to make a Transfer of Common Units to a Person who is not a Permitted Transferee of such Member (other than a Transfer pursuant to Section 9.3(b)) (a “Tag-Along Transaction”), shall give written notice (a “Tag-Along Notice”) to all Common Unitholders setting forth the purchase price and the terms and conditions of the Tag-Along Transaction.

Thereafter, each Common Unitholder shall have the right, but not the obligation, to elect to participate in such Tag-Along Transaction with respect to its Common Units by delivering written notice to the Initiating Member within 20 Business Days after receipt of a Tag-Along Notice. If any such Common Unitholder elects to participate in such proposed Tag-Along Transaction (each, a “Tagging Member”), each Tagging Member will be entitled to participate in the Tag-Along Transaction at the same time and on the same terms as the Initiating Member; provided that, (A) each Tagging Member shall be entitled to sell up to the portion of Common Units Transferred in such Tag-Along Transaction equal to its pro rata share (based on each Tagging Member’s respective Fully-Funded Percentage Interest) of all Common Units proposed to be Transferred in such Tag-Along Transaction (“Tag Percentage”) and (B) the Initiating Member shall be entitled to sell the portion of its Common Units equal to its pro rata share (based on the Initiating Member’s Fully-Funded Percentage Interest) of all of the Common Units proposed to be Transferred in such Tag-Along Transaction plus any portion of its Common Units that can be Transferred in such Tag-Along Transaction in the event any Tagging Member elects to Transfer less than its Tag Percentage.

(ii) The Tag-Along Notice shall contain a true and complete copy of any and all available documents constituting the agreement to transfer and, to the extent not set forth in the accompanying documents, shall identify the Common Units proposed to be transferred, the price offered for such Common Units, all information reasonably available to the Initiating Member regarding the person to whom such Common Units are proposed to be transferred, all other material terms and conditions of the proposed transfer and, in the case of an proposed transfer in which the consideration payable for such Common Units consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably available to the Initiating Member.

(iii) From the date of its receipt of the Tag-Along Notice, each Tagging Member shall have the right (a “Tag-Along Right”), exercisable by notice (the “Tag-Along Response Notice”) given to the Initiating Member as follows:

(A) Each Tagging Member shall have the right to request that the Initiating Member include in the proposed transfer its Tag Percentage.  To be effective, each Tagging Member’s Tag-Along Response Notice under this Section 9.6(b)(iii) must be given within 20 Business Days after its receipt of the Tag-Along Notice.

(B) Each Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Common Units to be sold in such Tag-Along Transaction.  Each Tagging Member that exercises its Tag-Along Rights hereunder shall deliver to the Initiating Member, with its Tag-Along Response Notice, all documents required to be executed in connection with such Tag-Along Transaction.  Each Member (other than the Institutional Investors) hereby makes, constitutes and appoints the Initiating Member holding the largest number of Common Units among the Initiating Members, as its true and lawful attorney in fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by the Company in its reasonable discretion to carry out fully the provisions and the agreements, obligations and covenants of such Member in this Section 9.6(b).  Each Tagging Member (other than the Institutional Investors) hereby gives such attorney in fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Member’s obligations and agreements as a Tagging Member as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney in fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby.  The power of attorney granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Member.

(iv) If, at the end of the 90-day period after delivery of the Tag-Along Response Notice (which 90-day period shall be extended if any of the transactions contemplated by the Tag-Along Transaction are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following receipt by the Initiating Member of the Tag-Along Response Notice), the Initiating Member has not completed the transfer of its Common Units on substantially the same terms and conditions set forth in the Tag-Along Notice, the Initiating Member shall (A) return to each Tagging Member all documents in the possession of the Initiating Member executed by the Tagging Members in connection with the proposed Tag-Along Transaction and (B) not conduct any transfer of its Common Units without again complying with this Section 9.6(b).

(v) Concurrently with the consummation of the Tag-Along Transaction, the Initiating Member shall (A) notify the Tagging Members thereof, (B) cause the total consideration for the Common Units of the Tagging Members transferred pursuant thereto to be remitted directly to the Tagging Member and (C) promptly after the consummation of the Tag-Along Transaction, furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Members.

(vi) If at the termination of the Tag-Along Notice Period any other Member shall not have elected to participate in the Tag-Along Transaction, such other Member shall be deemed to have waived its rights under this Section 9.6(b) with respect to the transfer of its Common Units pursuant to such Tag-Along Transaction.

(vii) Notwithstanding anything contained in this Section 9.6(b), there shall be no liability on the part of the Initiating Member to the Tagging Members if the Tag-Along Transaction pursuant to this Section 9.6(b) is not consummated for whatever reason.  Whether to effect a transfer of Common Units by the Initiating Member is in the sole and absolute discretion of the Initiating Member.

(viii) Notwithstanding anything contained in this Section 9.6(b), the rights and obligations of the other Members to participate in a Tag-Along Transaction are subject to the following conditions:
(A) upon the consummation of such Tag-Along Transaction and except as provided in Section 9.6(c), all of the Members participating therein will receive the same form of consideration;

(B) no Member participating therein shall be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Transaction, and each such Member shall be obligated to pay only its pro rata share (based on the amount of the purchase price received) of expenses incurred in connection with a consummated Tag-Along Transaction to the extent such expenses are incurred for the benefit of all such Members and are not otherwise paid by the Company or another person;

(C) a Tagging Member may not, without the written consent of such Tagging Member, be obligated with respect to (1) any representation or warranty other than (x) a representation and warranty that relates solely to such Tagging Member’s title to its Common Units, and its authority and capacity to execute and deliver the subject purchase and sale agreement or (y) a representation and warranty that relates to the Company and its operations which each Member is severally making to the seller (provided, that if such Member or an Affiliate of such Member is not actively involved in the day to day operations of the Company or serving on the Board of Managers, any such representation shall be limited to such Member’s knowledge), (2) any indemnity obligation beyond a pro rata portion or in excess of the gross proceeds received by a Drag-Along Member (in each case, based on the value of consideration received by such Tagging Member in the Tag-Along Transaction) of the indemnity obligations which obligate the Initiating Member and all Tagging Members and then, such indemnity obligations shall be several and not joint or (3) any other continuing obligation on such Tagging Member in favor of any other person following the Tag-Along Transaction of such Tagging Member’s Common Units (other than obligations relating to representations and warranties that relate solely to such Tagging Member and not to any other Member or the indemnification obligation provided for in clause (2) above); and

(D) no Tagging Member shall be obligated to consummate such Tag-Along Transaction contemplated by the Tag-Along Notice with respect to its Common Units unless the Initiating Member consummates such Tag-Along Transaction with respect to its Common Units on the terms and conditions contemplated by the Tag-Along Notice.

(c) Non-Accredited Investors.  If any Transfer described in Section 9.6(a) or Section 9.6(b) involves the issuance of any stock or other equity consideration in a transaction not involving a public offering and any Member otherwise entitled to receive consideration in such transaction is not an accredited investor (as defined under Rule 501 of Regulation D of the Securities Act), then the Investor Parties may require each Member that is not an accredited investor (i) to receive solely cash in such transaction, (ii) to otherwise be cashed out (by redemption or otherwise) by the Company or any other Member immediately prior to the consummation of such transaction and/or (iii) to appoint a purchaser representative (as contemplated by Rule 506 of Regulation D of the Securities Act) selected by the Company, with the intent being that such Member that is not an accredited investor receive substantially the same value that such Member would have otherwise received had such Member been an accredited investor.

9.7 Right of First Offer.

(a) After the third anniversary of the Effective Date and prior to a Final Exit Event or an Initial Public Offering, if one or more Dragging Members proposes to effect a Drag-Along Transaction (such Dragging Member(s), individually or collectively as the case may be, the “ROFO Initiator”), then, prior to engaging in any discussions with any third party regarding a Drag-Along Transaction, the ROFO Initiator must comply with the remaining provisions of this Section 9.7.

(b) The ROFO Initiator first must deliver a notice to the other Common Unitholders stating its bona fide intention to effect a Drag-Along Transaction (the “ROFO Notice”).  On or prior to the 60th day after receipt of the ROFO Notice, each Common Unitholder receiving a ROFO Notice will have the right, but not the obligation, to offer, by written notice to the ROFO Initiator and all other Common Unitholders (each Common Unitholder that makes such an offer, a “ROFO Offeror”), to purchase all, but not less than all, of the Common Units then held by all of the other Common Unitholders (including the ROFO Initiator), which offer shall include a cash purchase price per Common Unit (the “ROFO Offer Price”) and other terms and conditions (the “ROFO Offer”).

(c) The ROFO Initiator will have 180 days following the last day to make a ROFO Offer (such 180th day, the “ROFO Consummation Deadline”) to (i) accept and consummate the ROFO Offer from the ROFO Offeror that offers the highest ROFO Offer Price or (ii) consummate a Drag-Along Transaction for consideration per Common Unit equal to at least 105% of the highest ROFO Offer Price and on other terms (taken as a whole) reasonably determined by the ROFO Initiator to be no less favorable to the ROFO Initiator than those contained in the ROFO Offer that offers the highest ROFO Offer Price.

(d) If the ROFO Initiator (i) receives one or more ROFO Offers, (ii) fails to consummate the ROFO Offer that offers the highest ROFO Offer Price prior to expiration of the ROFO Consummation Deadline and (iii) fails to consummate a Drag-Along Transaction prior to the expiration of the ROFO Consummation Deadline, then the ROFO Initiator cannot, individually or collectively, again cause a transaction that would permit any Common Unit holders to invoke the provisions of this Section 9.7 prior to the first anniversary of the ROFO Notice.

9.8 Internal Restructure.

(a) Subject to the consent of the Board of Managers in accordance with Article 5, at any time, the Company may effect an Internal Restructure on such terms as the Board of Managers in the exercise of its reasonable discretion deems advisable.  Each Member agrees that it will consent to and raise no objections to an Internal Restructure; provided that (i) the Internal Restructure is undertaken in a manner that results in the Members continuing to have substantially the same direct or indirect ownership of the Company’s assets in place prior to the Internal Restructure, (ii) the Internal Restructure preserves the relative economic interests, preferences, priorities and designations of the Members in the Company or any entity that succeeds to the Company in such Internal Restructure transaction and (iii) such Member determines, based on written advice of counsel, that the Internal Restructure does not have a reasonable risk of having a material adverse legal, regulatory, tax or accounting effect on such Member.  Each Member hereby agrees that it will execute and deliver all agreements, instruments and documents as are required, in the reasonable judgment of the Board of Managers, to be executed by such Member in order to consummate the Internal Restructure while continuing in effect, to the extent consistent with such Internal Restructure, the terms and provisions of this Agreement, including those provisions granting the Board of Managers authority to manage the affairs of the Company, granting certain persons the right to nominate and cause the election of Managers, governing transfers of interests in the Company or other equity securities and indemnification.

(b) The Members acknowledge that an Internal Restructure may be undertaken in connection with other events, such as an Initial Public Offering or an acquisition of another business or entity and, if so determined by the Board of Managers, such Internal Restructure shall be deemed completed immediately before any such event.

(c) The Members acknowledge that, to engage in an Initial Public Offering, it may be necessary or advisable for the Company to merge or convert into a Delaware corporation or such other entity as may be determined by the Board of Managers (a “Conversion”).  Accordingly, if the Board of Managers determines it to be in the best interests of the Company to engage in an Initial Public Offering and to effect a Conversion, the Members agree that the Company’s capital structure shall be restructured in the manner described in this Section 9.8 and the Members shall vote and take all other action necessary in order to effect such Conversion.  In connection with a Conversion, all Membership Interests of the Company (the “Old Interests”) will be exchanged for common stock of the surviving corporation (the “Conversion Consideration”), with unvested Management Incentive Units being exchanged for restricted common stock of the surviving corporation that is subject to vesting.  In determining the portion of the Conversion Consideration to be exchanged for the Old Interests, the Company shall determine what portion of the Conversion Consideration would have been distributed among all of the holders of the Old Interests if the Company’s sole asset consisted of the Conversion Consideration and the Company distributed the Conversion Consideration in the same manner distributions would have been made in a complete liquidation of the Company taking into account the various rights, preferences and designations governing the Old Interests (which rights, preferences and designations are set forth in this Agreement, each as they may exist before the Conversion).  Once the Company determines the portion of the Conversion Consideration that would have been distributed to each class or series of Old Interests if the Company had been liquidated immediately before the Conversion, the Board of

Managers will then determine the exchange ratio of the Old Interest into common shares of the surviving corporation.

(d) Upon the consummation of an Internal Restructure, the surviving entity or entities shall assume or succeed to all of the outstanding debt and other liabilities and obligations of the Company.  To the extent practicable, the governing instruments of the surviving entity shall incorporate the governance provisions of this Agreement.  All Members shall take such actions as may be reasonably required and otherwise cooperate in good faith with the Company in connection with consummating an Internal Restructure including a Conversion including voting for or consenting thereto.

(e) In connection with an Internal Restructure for purposes of an initial public offering, if any Institutional Investor or its limited partners or investors has a structure involving ownership of all or a portion of its interests in the Company, directly or indirectly, through one or more single purpose entities (a “Blocker Corporation”), at the request of any such Institutional Investor, the Company will use commercially reasonable efforts to merge any such Blocker Corporation into the entity that will be the registrant in an initial public offering in a tax-free reorganization (if such registrant is taxed as an association and not as a partnership) or otherwise structure the transaction so that the Blocker Corporation is not subject to a level of corporate tax on an initial public offering or subsequent dividend payments or sales of stock, so long as the foregoing could not reasonably be expected to result in any costs or liabilities that are not indemnified or reimbursed by the stockholders or Affiliates of the Blocker Corporation or other adverse effects (other than de minimis adverse effects) to the Company or any of the Members (other than to the Blocker Corporation).

Article 10 RELATIONSHIP OF MEMBERS, MANAGERS, OFFICERS, THE COMPANY AND OTHERS
10.1 Duties of Members, Managers and Officers.

(a) Members.  To the fullest extent permitted by applicable Law and notwithstanding any provision of this Agreement to the contrary, no Member, in its capacity as a Member, shall have any duty, fiduciary or otherwise, to the Company, any other Member, any Manager or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement, other than the implied contractual covenant of good faith and fair dealing implied by the Act.  Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter subject to such Member’s approval pursuant to any provision of this Agreement in such Member’s sole and absolute discretion, and in making such decision or determination such Member shall have no duty, fiduciary or otherwise, to the Company, any other Member, any Manager or any other Person, it being the intent of all Members that each Member, in its capacity as a Member, has the right to make such determination solely on the basis of such Member’s own interests without the need to give any consideration to any other interests or factors whatsoever.  Each of the Company and each Member hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the

Members or any of their respective Affiliates for or in connection with any such decision or determination in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurrence by the Members of the obligations provided in this Agreement and any related agreement, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such decision or determination, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(b) Member Managers.  To the fullest extent permitted by applicable Law and notwithstanding any provision of this Agreement to the contrary, each of the Managers designated by an Institutional Investor (a “Member Manager”), in such Person’s capacity as a Manager, shall serve in such capacity to represent the interests of the Member or group of Members that designated such Manager and shall be entitled to consider only such interests (including the interests of the Member or group of Members that designated such Manager) and factors specified by the Member or group of Members that designated such Manager, and shall have no fiduciary or other duties to the Company, any other Member, any other Manager or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement, other than the implied contractual covenant of good faith and fair dealing.

(c) Company Managers.  To the fullest extent permitted by applicable Law and notwithstanding any provision of this Agreement to the contrary, each of the Managers other than any Member Manager (a “Company Manager”), in such Person’s capacity as a Manager, shall have no fiduciary or other duties to the Company, any Member, any other Manager or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement, other than the implied contractual covenant of good faith and fair dealing.

(d) Officers.  To the fullest extent permitted by applicable law and notwithstanding any provision of this Agreement to the contrary, each of the Officers, in such Person’s capacity as an Officer, shall have the same fiduciary duties that an Officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware, and the Company and the Members shall have the same rights and remedies in respect of such duties as if the Company were a corporation organized under the Laws of the State of Delaware and the Members were its stockholders.

10.2 Liability and Indemnification.

(a) Liability.  To the maximum extent permitted by applicable Law, no Member Covered Person or Manager Covered Person will be liable to the Company, any Member or any other Person for losses sustained or liabilities incurred as a result of any act or omission, including any breach of a duty (fiduciary or otherwise), that such Covered Person may have taken or omitted with respect to the Company, such other Member, or such other Person, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member Covered Person or Manager Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(b) Member Covered Person and Manager Covered Person Indemnification.  Each Member Covered Person and each Manager Covered Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted by applicable Law, from and against any and all losses, liabilities and expenses (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and reasonable fees, expenses and disbursements of attorneys (as incurred), whether or not the dispute or proceeding involves the Company or any Manager or Member) incurred or suffered by any such Member Covered Person or Manager Covered Person, as applicable, in connection with the activities of the Company or its Subsidiaries; provided that, such Member Covered Person or Manager Covered Person, as applicable, shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Member Covered Person or Manager Covered Person, as applicable, is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member Covered Person or Manager Covered Person, as applicable, engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing implied by the Act.  A Member Covered Person or Manager Covered Person shall not be denied indemnification in whole or in part under this Section 10.2(b) because such Member Covered Person or Manager Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(c) Officer Covered Person Indemnification.  Each Officer Covered Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted by applicable Law, as if the Company were a corporation organized under the laws of the State of Delaware and to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on the Effective Date (but including any expansion of rights to indemnification thereunder from and after the Effective Date), from and against any and all losses, liabilities and expenses (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and reasonable fees, expenses and disbursements of attorneys (as incurred), whether or not the dispute or proceeding involves the Company or any Manager, Member or Officer) incurred or suffered by any such Officer Covered Person in connection with the activities of the Company or its Subsidiaries.  An Officer Covered Person shall not be denied indemnification in whole or in part under this Section 10.2(c) because such Officer Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(d) Good Faith Reliance.  A Covered Person shall be fully protected in relying in good faith, and shall incur no liability in acting or refraining from acting, upon the records of the Company and upon such resolutions, certificates, instruments, information, opinions, reports, statements, notices, requests, consents, orders, bonds, debentures, signatures or writings reasonably believed by it to be genuine and presented to the Company, and may rely on a certificate signed by an officer, agent or representative of, any Person as to matters the Covered Person reasonably believes are within the professional or expert competence of such Person and who has been selected with reasonable care by or on behalf of the Company, including such documents, certificates, information, opinions, reports or statements as to the value and amount of the assets, liabilities, income, loss or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid, in each case, unless (i) in the case of a Member Covered Person or a Manager Covered Person, there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Member Covered Person or Manager Covered Person acted in bad faith, or (ii) in the case of an Officer Covered Person, there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Officer Covered Person acted in bad faith, engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such Officer Covered Person’s conduct was unlawful.

(e) Advancement of Expenses.  The Company shall advance to a Covered Person the reasonable, documented expenses incurred by such Covered Person for which such Covered Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of the written affirmation of such Covered Person of its good faith belief that it is entitled to indemnification hereunder and an undertaking by such Covered Person to repay any such advances if it is subsequently determined that such Covered Person is not entitled to be indemnified hereunder.

(f) Priority of Certain Third-Party Indemnification Rights.  The Company and each of the Members hereby acknowledges that certain of the Covered Persons (“Third-Party Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by each Institutional Member or certain of its Affiliates (collectively, the “Third-Party Indemnitors”).  The Company hereby agrees, and the Members hereby acknowledge, that: (i) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Company and a Third-Party Indemnitee), (A) the Company is the indemnitor of first resort (i.e., its obligations to each Third-Party Indemnitee are primary and any obligation of the Third-Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Third-Party Indemnitee are secondary) and (B) the Company shall be required to advance the full amount of expenses incurred by any Third-Party Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Third-Party Indemnitee may have against the Third-Party Indemnitors and (ii) the Company irrevocably waives, relinquishes and releases the Third-Party Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (i) of this sentence for which any Third-Party Indemnitee has received indemnification or advancement from the Company.  The Company further agrees that no advancement or payment by the Third-Party Indemnitors on behalf of any Third-Party Indemnitee with respect to any claim for which an Third-Party Indemnitee has sought indemnification from the Company shall affect the foregoing and that the Third-Party Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Third-Party Indemnitee against the Company.  The Company and each Member agree that the Third-Party Indemnitors are express third party beneficiaries of the terms of this Section 10.2(e).

(g) Indemnification Rights Cumulative.  The rights to indemnification and advancement of expenses provided by this Section 10.2 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in such Covered Person’s capacity as a Covered Person hereunder and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity as a Covered Person and shall inure to the benefit of the heirs, successors, assigns and administrators of such Covered Person.

(h) Multiple Rights to Indemnification. Any Covered Person shall be entitled to be indemnified for any loss, liability or expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations suffered by any such Person; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager or Member) to the greatest extent that such Covered Person is entitled to indemnification for the capacity in which such Covered Person served with respect to such matters under this Agreement.

10.3 Procedure for Indemnification; Company Obligations; Indemnification Rights.

(a) Written Request for Indemnification.  Any indemnification or advance of expenses under this Article 10 shall be made only against a written request therefore submitted by or on behalf of the Person seeking such indemnification or advance.  All expenses (including reasonable attorneys’ fees) incurred by such Person in connection with successfully establishing such Person’s right to indemnification or advance of expenses under this Article 10, in whole or in part, shall also be indemnified by the Company.

(b) Consultation with Legal Counsel.  Each Covered Person may consult with outside legal counsel approved by the Company, which approval shall not be unreasonably withheld, and any action or omission taken or suffered reasonably and in good faith in reliance and accordance with the written opinion or advice of such counsel will be conclusive evidence that such action or omission was not a violation of such Covered Person’s implied covenant of good faith and fair dealing implied by the Act.

(c) No Presumption.  Unless there is a specific finding that (i) in the case of a Member Covered Person or Manager Covered Person, such Covered Person’s actions constituted a bad faith violation of such Covered Person’s implied covenant of good faith and fair dealing or (ii) in the case of an Officer Covered Person, such Officer Covered Person’s actions constituted a violation of Section 145 of the General Corporation Law of the State of Delaware (or, in any such case, where any such finding is an essential element of a judgment or order), the termination of any action, suit or proceeding by judgment, order or settlement, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption for the purposes of this Section 10.3(c) as to whether or not (A) in the case of  such Member Covered Person or Manager Covered Person, as applicable, committed a violation of any such implied covenant of good faith and fair dealing or (B) in the case of such Officer Covered Person, committed a violation of Section 145 of the General Corporation Law of the State of Delaware.

(d) Company Obligations.  The obligations of the Company to the Covered Persons provided in this Agreement or arising under Law are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any Covered Person or any Member for such obligations, to the fullest extent permitted by Law.  Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under this Agreement, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Company of the obligations provided in such agreements.

(e) Successors, Assigns, Etc. The provisions of this Article 10 will inure to the benefit of the successors, assigns, heirs, and personal representatives of the Indemnified Persons.

(f) Notification.  The Board will promptly notify the Members of any payment made by the Company to any Covered Person in respect of indemnification pursuant to this Article 7 in connection with any settlement, judgment, order or plea of nolo contendere made by such Covered Person.

10.4 Amendment, Modification or Repeal.

 Any amendment, modification or repeal of any provision of this Article 10 shall be prospective only and shall not in any way affect the limitations on the liability or indemnification of any Covered Person under such provisions as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted without the written consent of such Covered Person.

Article 11 . MISCELLANEOUS
11.1 Notices.

 Any and all notices, consents or demands permitted or required to be made under this Agreement shall be in writing, signed by the Person giving such notice or demand and shall be delivered solely (i) by hand (with signed confirmation of receipt), (ii) by overnight mail (with signed confirmation of receipt), or (iii) by registered or certified mail, return receipt requested.  All such notices or demands shall be deemed delivered, as applicable: (a) on the date of the personal delivery; (b) on the next Business Day for overnight mail; or (c) on the date of the signed receipt for registered or certified mail.  Such notices or communications to be sent to a

Member shall be given to such Member at the address given for such Member on Exhibit A-1. Such notices or communications to be sent to the Company shall be given at the following address: 1800 Bering Drive, Suite 540, Houston, Texas 77057. Any party hereto may designate any other address in substitution for the foregoing address to which such notice shall be given by five days’ notice duly given hereunder to the other parties.

11.2 Governing Law and Venue.

 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any Delaware choice of law principles that might indicate the applicability of the laws of any other jurisdiction. THE MEMBERS CONSENT TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE.

11.3 Waiver of Action for Partition.

 Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.

11.4 Successors and Assigns.

 This Agreement shall be binding upon and shall inure to the benefit of the Members and their respective permitted heirs, legal representatives, successors and assigns.

11.5 Amendment.

(a) The Board of Managers may amend any provision of this Agreement or the Certificate, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required, in connection therewith, to reflect:

(i) a change in the name of the Company, in the registered office or registered agent of the Company or in the location of the principal place of business of the Company;
(ii) the admission or substitution of Members as provided in this Agreement or a change in their Capital Commitments as contemplated by this Agreement;

(iii) a change that the Board of Managers has determined is reasonable and necessary or appropriate to qualify or register, or continue the qualification or registration of, the Company as a limited liability company (or an entity in which the Members have limited liability) under the laws of any state or a change that is necessary or advisable in the opinion of the Board of Managers to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes; or

(iv) a change that the Board of Managers has determined is reasonable and necessary or appropriate in order to achieve the business, economic and tax objectives of the Company or in order to conform to applicable State law, custom or practice.

(b) If an Institutional Investor notifies the Company that the provisions of this Agreement should be amended to preserve the qualification of such Investor as a “venture capital operating company” (as defined by the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations (or any similar successor statute)) or otherwise to ensure that the assets of such Institutional Investor are not “plan assets” for purposes of the Employee Retirement Income Security Act of 1974, as amended (or any similar successor statute), then the Company shall amend this agreement with an instrument executed by the Company and such Institutional Investor without the consent of any other party hereto (a “VCOC Amendment”) as long as such amendment will not adversely affect the rights of any other Member.

(c) Other than amendments adopted pursuant to Section 11.5(a) and Section 11.5(b), this Agreement and the Certificate may be amended only by approval of the Board of Managers and Supermajority Member Approval; provided that, any amendment to reflect the admission or withdrawal of one or more Members may be made without the necessity of any further agreement or vote pursuant to this Section 11.5; provided further that, any amendment which disproportionately and adversely affects the rights of any Members, in their capacity as holders of a specific series or class of Interests, other than in a de minimis, non-economic respect, compared to other Members in their capacities as the holders of the same or any other series or class of Interests shall also require the prior written consent of each of the Members so disproportionately and adversely affected; and provided further that any amendment that either increases the Capital Commitment of a Member or waives the limited liability of a Member shall also require the prior written consent of such Member; and provided further that any amendment to Sections 1.9 [Alternative Investment Structure], Section 3.7 [Non-Voting Interests], Section 5.2(g) [Board Observers], Section 6.4 [Area of Mutual Interest], Section 7.5 [Confidentiality] (only with respect to matters therein that affect solely Wells Fargo or Union Bank),  Section 9.3(b) [Potentially Restricted Member Transfer Right] and this Section 11.5(c) (only with respect to matters therein that affect solely Wells Fargo or Union Bank) shall also require the prior written consent of Wells Fargo and Union Bank.  For the avoidance of doubt, (i) any such amendment made in connection with the authorization or issuance by the Company of additional Interests having such rights, designations and preferences (including with respect to distributions) ranking senior or junior to, or pari passu with, Common Units, Management Incentive Units or any other series or class of Interests shall require only the approval of the Board of Managers and Supermajority Investor Approval and that such amendment shall not be deemed an alteration or change to the rights, obligations, powers or preferences of any series or class of Interests and (ii) any such amendment which changes the relative proportions of any distributions to be received by the Common Unitholders (on the one hand) and the Management Incentive Members (on the other hand) in any Tier set forth in Section 4.2(a) shall also require the prior written consent of the Management Incentive Members holding a majority of the Management Incentive Units.

11.6 Counterparts.

This Agreement may be executed in multiple counterparts that, when taken together, shall constitute one instrument.

11.7 No Waiver.

 The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Member’s right to demand strict compliance in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

11.8 Execution in Writing.

 A facsimile, telex or similar transmission by a Member or Manager, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member or Manager, shall be treated as an execution in writing for purposes of this Agreement.

11.9 Representation by Counsel.

(a) The Members acknowledge and agree (i) that Morgan, Lewis & Bockius LLP (“MLB”) (A) has represented Contaro in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement and (B) has not represented the Company or any Member other than Contaro and (ii) in no event shall an attorney-client relationship be deemed to exist between MLB, on the one hand, and the Members (other than Contaro) or any of their respective Affiliates, or the Company, on the other hand, in respect of MLB’s representation as described in clauses (i)(A) and (i)(B) above.

(b) The Members acknowledge and agree (i) that Vinson & Elkins LLP (“VE”) (A) has represented the Sageview Parties in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement and (B) has not represented the Company or any Member other than the Sageview Parties and (ii) in no event shall an attorney-client relationship be deemed to exist between VE, on the one hand, and the Members (other than the Sageview Parties) or any of their respective Affiliates, or the Company, on the other hand, in respect of VE’s representation as described in clauses (i)(A) and (i)(B) above.

(c) The Members acknowledge and agree (i) that Baker Botts L.L.P. (“BB”) (A) has represented the Jefferies Parties in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement and (B) has not represented the Company (except with respect to the Development Agreement) or any Member other than the Jefferies Parties and (ii) in no event shall an attorney-client relationship be deemed to exist between BB, on the one hand, and the Members (other than the Jefferies Parties) or any of their respective Affiliates, or the Company (except with respect to the Development Agreement), on the other hand, in respect of BB’s representation as described in clauses (i)(A) and (i)(B) above.

(d) The Members acknowledge and agree (i) that Doherty & Doherty LLP (“DD”) (A) has represented Management in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement and (B) has not represented the Company or any Member other than Management and (ii) in no event shall an attorney-client relationship be deemed to exist between DD, on the one hand, and the Members (other than Management) or any of their respective Affiliates, or the Company, on the other hand, in respect of DD’s representation as described in clauses (i)(A) and (i)(B) above.

11.10 Entire Agreement.

 This Agreement, the exhibits hereto and the Transaction Documents, together with the certificates, documents, instruments and writings delivered pursuant thereto, constitute the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof and thereof.  There are no representations as to the administration of this Agreement that are not contained herein.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first above set forth.

THE Company:

Exaro energy iii llc

By:/s/ Christopher L. Beato
Name:  Christopher L. Beato
Title:    President and Chief Executive Officer

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Section 3.6(a) are true and correct as of the date of this execution.

Contaro Company

By:/s/ Sergio Castro
Name:  Sergio Castro
Title:  CFO

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Section 3.6(a) are true and correct as of the date of this execution.

Sageview Capital Partners (A), L.P.

By:  Sageview Capital GenPar, Ltd.

   its General Partner

By: /s/ Edward A. Gilhuly
Name:  Edward A. Gilhuly
Title:    Director

SAGEVIEW CAPITAL PARTNERS (B), L.P.

By:  Sageview Capital GenPar, Ltd.

   its General Partner

By: /s/ Edward A. Gilhuly
Name:  Edward A. Gilhuly
Title:    Director

SAGEVIEW ENERGY PARTNERS (C) INVESTMENTS, L.P.

Sageview Capital GenPar, L.P.

By:  Sageview Capital MGP, LLC

   its General Partner

By: /s/ Edward A. Gilhuly
Name:  Edward A. Gilhuly
Title:    Director

Sageview CAPITAL gENpAR, l.p.

By: Sageview Capital MGP, LLC
its General Partner

By: /s/ Edward A. Gilhuly
Name:  Edward A. Gilhuly
Title:     Director

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Section 3.6(a) are true and correct as of the date of this execution.

JEFFERIES CAPITAL PARTNERS IV L.P.

JEFFERIES EMPLOYEE PARTNERS IV LLC

JCP PARTNERS IV LLC

By:  Jefferies Capital Partners IV LLC

Manager

By:/s/ James Luikart
Name:  James Luikart
Title:    Managing Member

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Section 3.6(a) are true and correct as of the date of this execution.

UnionBANCal Equities, Inc.

By: /s/ Derrick Pan
Name:  Derrick Pan
Title:  Vice President

By: /s/ Margaret Elower
Name:  Margaret Elower
Title:  Vice President

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Section 3.6(a) are true and correct as of the date of this execution.

Wells Fargo Central Pacific Holdings, Inc.

By: /s/ Gilbert Shen
Name:  Gilbert Shen
Title:  Vice President

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Person has executed this Agreement as of the date first above set forth for purposes of agreeing solely to the obligations set forth in Section 6.4.

Wells Fargo ENERGY CAPITAL, INC.

By:/s/ Bryan McDavid
Name:  Bryan McDavid
Title:  Director

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Section 3.6(a) are true and correct as of the date of this execution.

BEATO FAMILY 2008 TRUST

/s/ Christopher L. Beato
Name:  Christopher L. Beato

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Section 3.6(a) are true and correct as of the date of this execution.

CHRISTOPHER L. BEATO

/s/ Christopher L. Beato

The undersigned spouse of the above signed Member is executing this Agreement in order to acknowledge its terms and conditions, is aware of, understands and consents to the provisions of this Agreement, each other Transaction Document that has been or will be executed by such Member or is otherwise binding on such Member and its and such other agreements’ binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and hereby agrees that the termination of his or her marital relationship with such Member for any reason shall not have the effect of removing any Interests subject to this Agreement from the coverage thereof and that his or her awareness, understanding, consent and agreement is evidenced by his or her signature below.

ANNE BEATO

/ s/ Anne Beato

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Section 3.6(a) are true and correct as of the date of this execution.

JOHN P. ATWOOD

/s/ John P. Atwood

The undersigned spouse of the above signed Member is executing this Agreement in order to acknowledge its terms and conditions, is aware of, understands and consents to the provisions of this Agreement, each other Transaction Document that has been or will be executed by such Member or is otherwise binding on such Member and its and such other agreements’ binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and hereby agrees that the termination of his or her marital relationship with such Member for any reason shall not have the effect of removing any Interests subject to this Agreement from the coverage thereof and that his or her awareness, understanding, consent and agreement is evidenced by his or her signature below.

HOLLY ATWOOD

/s/ Holly Atwood

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Sections 3.6(a) and (b) are true and correct as of the date of this execution.

SCOTT R. CLARK

/s/ Scott R. Clark

The undersigned spouse of the above signed Member is executing this Agreement in order to acknowledge its terms and conditions, is aware of, understands and consents to the provisions of this Agreement, each other Transaction Document that has been or will be executed by such Member or is otherwise binding on such Member and its and such other agreements’ binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and hereby agrees that the termination of his or her marital relationship with such Member for any reason shall not have the effect of removing any Interests subject to this Agreement from the coverage thereof and that his or her awareness, understanding, consent and agreement is evidenced by his or her signature below.

IONA MICHELLE CLARK

/s/ Iona Michelle Clark

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first above set forth and hereby represents and warrants to the Company and Members that the representations contained in Sections 3.6(a) and (b) are true and correct as of the date of this execution.

BRANCH J. RUSSELL

/s/ Branch J. Russell

The undersigned spouse of the above signed Member is executing this Agreement in order to acknowledge its terms and conditions, is aware of, understands and consents to the provisions of this Agreement, each other Transaction Document that has been or will be executed by such Member or is otherwise binding on such Member and its and such other agreements’ binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and hereby agrees that the termination of his or her marital relationship with such Member for any reason shall not have the effect of removing any Interests subject to this Agreement from the coverage thereof and that his or her awareness, understanding, consent and agreement is evidenced by his or her signature below.

JOYCE RUSSELL

/s/ Joyce Russell

Signature Page to

Second Amended and Restated Exaro Energy III LLC

Limited Liability Company Agreement

EXHIBIT A-1

NAMES, ADDRESSES, CAPITAL CONTRIBUTIONS,
CAPITAL COMMITMENTS AND COMMON UNITS OF THE MEMBERS

Name and Address of Member	Existing Capital Contributions	Remaining Capital Commitment	Total Capital Commitment	Existing Common Units	Common Units (assuming fully funded Total Capital Commitment)
Contaro 3700 Buffalo Speedway, Suite 960 Houston, TX 77098	$33,750,000.00	$ 33,750,000.00	$ 67,500,000.00	33,750,000	67,500,000
Sageview A 55 Railroad Avenue, 1st Floor Greenwich, CT 06830	17,800,000.00	17,800,000.00	35,600,000.00	17,800,000	35,600,000
Sageview B 55 Railroad Avenue, 1st Floor Greenwich, CT 06830	8,000,000.00	8,000,000.00	16,000,000.00	8,000,000	16,000,000
Sageview C 55 Railroad Avenue, 1st Floor Greenwich, CT 06830	1,700,000.00	1,700,000.00	3,400,000.00	1,700,000	3,400,000
Sageview GenPar 55 Railroad Avenue, 1st Floor Greenwich, CT 06830	1,250,000.00	1,250,000.00	2,500,000.00	1,250,000	2,500,000
Jefferies Capital Partners IV L.P. 520 Madison Avenue New York, NY 10022	15,194,316.66	15,194,316.68	30,388,633.34	15,194,317	30,388,634
Jefferies Employee Partners IV LLC 520 Madison Avenue New York, NY 10022	1,750,029.17	1,750,029.16	3,500,058.33	1,750,029	3,500,058
JCP Partners IV LLC 520 Madison Avenue New York, NY 10022	555,654.17	555,654.16	1,111,308.33	555,654	1,111,308
Union Bank 445 South Figueroa Street, 21st Floor Los Angeles, CA 90071	5,000,000.00	5,000,000.00	10,000,000.00	5,000,000	10,000,000
Wells Fargo 600 California St, 20th Floor San Francisco, CA 94108	5,000,000.00	5,000,000.00	10,000,000.00	5,000,000	10,000,000
Beato Family Trust 1800 Bering Drive, Suite 540 Houston, TX 77057	1,200,000.00	—	1,200,000.00	1,200,000	1,200,000
Atwood 6159 Valley Forge Houston, TX 77057	625,000.00	—	625,000.00	625,000	625,000
Clark 8185 Moore Street Arvada, CO 80005	937,500.00	—	937,500.00	937,500	937,500
Russell 43 West Wedgwood Glen The Woodlands, Texas 77381	60,000.00	—	60,000.00	60,000	60,000
TOTAL	$ 92,822,500.00	$ 90,000,000.00	$ 182,822,500.00	92,822,500	182,822,500

EXHIBIT A-1 - Page 1

EXHIBIT A-2

INITIAL MANAGEMENT INCENTIVE UNIT GRANTS AT THE EFFECTIVE DATE

Management Incentive Member	Management Incentive Units
Christopher L. Beato 1800 Bering Drive, Suite 540 Houston, TX 77057	243,750
John P. Atwood 6159 Valley Forge Houston, TX 77057	162,500
Scott R. Clark 8185 Moore Street Arvada, CO 80005	243,750

EXHIBIT A-2 - Page 1

EXHIBIT B
MANAGEMENT INCENTIVE PLAN

This Management Incentive Plan (the “Plan”) has been adopted by all of the Members of Exaro Energy III LLC, a Delaware limited liability company (the “Company”), and has been made a part of the Second Amended and Restated Limited Liability Company Agreement of the Company dated effective as of February 1,  2013 (as amended or restated from time to time, the “Company Agreement”). Capitalized terms used but not defined herein will have the meaning ascribed to them in the Company Agreement.

1.Purpose. The Plan is intended to provide incentives to Eligible Employees (as defined in Section 3 below) by providing such persons with awards of units representing management incentive interests in the Company (each, a “Management Incentive Unit” and collectively, the “Management Incentive Units”), the rights, preferences, limitations, obligations and liabilities of which are governed by the Company Agreement, this Plan, any Employment Agreement and a letter agreement, a form of which is attached as Annex A hereto, delivered at or about the time such Management Incentive Units are granted to such Management Incentive Member (each, an “Award Letter”).  If the terms of this Plan, any Employment Agreement or any Award Letter conflict in any way with the terms of the Company Agreement, the terms of the Company Agreement will govern and if the terms of any Employment Agreement or any Award Letter conflict in any way with the terms of this Plan, the terms of this Plan will govern. The terms of this Plan, any Employment Agreement or any Award Letter will not be deemed in conflict or inconsistent with the provisions of the Company Agreement merely because they impose greater or additional restrictions, obligations or duties.

2.Administration of the Plan.  The Plan will be administered by the Board of Managers of the Company (“Board of Managers”) pursuant to the express terms hereof and of the Company Agreement. Subject to the other terms of this Plan, the Board of Managers will have the sole authority to determine the following: (i) to whom, from among the class of individuals eligible under Section 3 of this Plan to receive the Management Incentive Units that may be awarded (“Eligible Employees”); (ii) the number of Management Incentive Units to be awarded; (iii) the time or times at which the Management Incentive Units will be awarded; (iv) the Deemed Exercise Price of the Management Incentive Units (if other than $0); (v) the time or times when the Management Incentive Units will become vested and the duration of the vesting period (if applicable); (vi) whether restrictions such as repurchase options (in addition to those in the Company Agreement) are to be imposed on the Management Incentive Units and the nature of such restrictions, if any; (vii) any and all other terms and conditions with respect to awards of Management Incentive Units not inconsistent with the Company Agreement or this Plan; and (viii) to interpret the Plan and prescribe and rescind rules and regulations relating to it.  The interpretation and construction by the Board of Managers of any provisions of the Plan, any Employment Agreement, any Award Letter and the Company Agreement with respect to any Management Incentive Unit awarded under this Plan will be final. The Board of Managers may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable so long as they are consistent with the foregoing. No member of the Board of Managers will be liable to the Company, any Member thereof or any Eligible Employee for any

EXHIBIT B - Page 1

action or determination made in good faith with respect to the Plan or any Management Incentive Unit awarded under it.

3.Eligible Employees. Management Incentive Units may be awarded to any Manager, employee or independent contractor of the Company or its Subsidiaries or any employee of the Management Company who provides services to the Company and its Subsidiaries (each, an “Eligible Employee”) or any Affiliate of an Eligible Employee (an “Eligible Employee Affiliate”). The Managing Member may take into consideration a recipient’s individual circumstances in determining whether to recommend to the Board of Managers an award of a Management Incentive Unit. The awarding of any Management Incentive Units to any individual will neither entitle such person to, nor disqualify such person from, employment with the Company or any of its Affiliates or participation in any other grant of Management Incentive Units. References hereunder to an Eligible Employee as a Management Incentive Member will be deemed to refer to the Eligible Employee Affiliate affiliated with such Eligible Employee that is a Management Incentive Member such that anything occurring with respect to the Eligible Employee that is affiliated with such Eligible Employee Affiliate will be deemed to have occurred with respect to such Eligible Employee Affiliate.

4.Management Incentive Units under the Plan.

4.1Number of Units. The maximum number of authorized Management Incentive Units to be issued under the Plan will be 1,000,000 or such greater number as is approved by the Board of Managers. Each issued and outstanding Management Incentive Unit will be entitled to share in the allocations and distributions to be made to Management Incentive Members as provided in the Company Agreement. If any issued Management Incentive Unit awarded under the Plan is forfeited or repurchased for any reason, such Management Incentive Unit will be added back to the Plan and will be available for awards under the terms and conditions of the Plan and the Company Agreement.  If any issued Management Incentive Unit awarded under the Plan is repurchased by the Company, such Management Incentive Unit will thereafter be available for awards under the Plan and the Company Agreement (subject to the approval of other requirements thereof) and, until reissued, shall be considered authorized but not outstanding).

4.2Voting. Management Incentive Units will not be entitled to vote pursuant to the express terms of the Company Agreement.

4.3Lack of Transferability. Management Incentive Units will not be transferable without the written consent of the Board of Managers and then only for estate planning purposes. The Managing Member may recommend, subject to the approval of the Board of Managers, acceleration in whole or in part of vesting upon the death or Disability of the holder of Management Incentive Units. In the event the Board of Managers approves the vesting of the Management Incentive Units upon the death or Disability of the holder thereof, the terms of such accelerated vesting will be reflected in such holder’s Employment Agreement or Award Letter. Notwithstanding the foregoing transfer restrictions, Management Incentive Units that become vested upon the death of any holder shall be transferable pursuant to such holder’s will or the laws of descent and distribution in the absence of a will. Any vested Management Incentive Units that are transferred upon death of a holder as provided in the preceding sentence

EXHIBIT B - Page 2

shall be subject to repurchase by the Company on terms substantially similar to those set forth in Section 9.4 of the Company Agreement.

4.4Access to Books and Records. The Management Incentive Members (other than a Management Incentive Member that is also a Manager) will not have any right under the Act or the Company Agreement to have access to (i) the number of Management Incentive Units issued to any other Management Incentive Member or (ii) the books and records of the Company pursuant to the terms and conditions of the Act and the Company Agreement.

5.Awarding of Management Incentive Units. Unissued Management Incentive Units may be awarded under the Plan at any time on or after the date hereof pursuant to an Award Letter in such form as approved by the Board of Managers. The date of the award of a Management Incentive Unit under the Plan will be the date specified in the Award Letter; provided, however, that such date will not be prior to the date on which the Board of Managers approves the award.

6.Vesting and Forfeiture of Management Incentive Units. Subject to the provisions of paragraphs 7 through 10, and unless otherwise provided in an Employment Agreement or Award Letter governing the vesting and forfeiture of Management Incentive Units granted to any Management Incentive Member:

6.1Vesting. All Management Incentive Units granted to and held by any Management Incentive Member shall vest automatically immediately prior to, but conditioned upon, the consummation of a Final Exit Event or a liquidation and winding up of the Company pursuant to Article 8 of the Company Agreement.

6.2Full Vesting of Installments. Once a Management Incentive Unit becomes vested pursuant to the terms herein or of a relevant Employment Agreement or Award Letter, it will remain vested and, except as provided in Section 6.4 of this Plan, not subject to forfeiture unless such recipient’s Business Relationship (as defined below) is terminated for Cause (as defined below) or as otherwise specified by the Board of Managers and set forth in the Employment Agreement or Award Letter or the Company Agreement.

6.3Acceleration or Waiver of Vesting. The Board of Managers will have the right to accelerate the date that any Management Incentive Unit becomes vested or waive vesting requirements, in whole or in part, contained herein or in any Employment Agreement or Award Letter for any reason or for no reason, in the sole discretion of the Board of Managers.

6.4Defaulting Member. If any Management Incentive Member or any Affiliate of such Management Incentive Member becomes a Defaulting Member, the Management Incentive Units held by such Management Incentive Member and any or all of such Management Incentive Member’s Permitted Transferees, whether vested or unvested, shall be forfeited to the Company for no consideration.

7.Termination of Business Relationship.  Each Award Letter may provide that the Management Incentive Units awarded thereby will be forfeited before their stated vesting dates, upon terms specified by the Board of Managers, if the owner ceases to be an Eligible Employee of the Company (any such relationship hereinafter referred to as a “Business Relationship”), or if

EXHIBIT B - Page 3

the owner otherwise fails to satisfy vesting requirements with respect to Management Incentive Units awarded under this Plan. Nothing in the Plan, any Employment Agreement or in any Award Letter will be deemed to give any owner the right to continue his Business Relationship for any period of time.

8.Consequences of Termination.

8.1Termination for Cause. Unless otherwise specified in a relevant Employment Agreement or Award Letter, if a Management Incentive Member’s Business Relationship is terminated by the Company or its Affiliates for Cause, then such Management Incentive Member and any or all of such Management Incentive Member’s Permitted Transferees will forfeit to the Company all of the Management Incentive Units, whether vested or unvested, held by such Management Incentive Member and such Permitted Transferees for no consideration. Unless otherwise specified in the relevant Employment Agreement or Award Letter, “Cause”  shall mean the Management Incentive Member’s (i) conviction or plea of nolo contendere in a court of law, or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement or misappropriation) or the Management Incentive Member’s entering into a consent decree relating to any violations of U.S. or foreign securities laws, (ii) willful misconduct or gross negligence in connection with the business or affairs of the Company or its Affiliates, (iii) engagement in conduct that violates the Company’s then existing internal policies or procedures that is detrimental to the business, reputation, character or standing of the Company or any of its Affiliates, (iv) substance abuse, including abuse of alcohol, drugs or other substances or use of illegal narcotics or substances, for which the Management Incentive Member fails to undertake treatment immediately after requested by the Board of Managers or to complete such treatment and which abuse continues or resumes after such treatment period, or possession of illegal narcotics or substances on the premises of the Company or its Affiliates or while performing the Management Incentive Member’s duties and responsibilities, (v) misappropriation of funds or other acts of material dishonesty involving the Company or its Affiliates, (vi) continuing failure or refusal to perform in all material respects the Management Incentive Member’s duties and responsibilities or to carry out in all material respects the lawful directives of the Board of Managers that remains uncorrected 30 days after the Management Incentive Member receives written notice of such failure or refusal or (vii) material breach of the terms of the Company Agreement or any other agreement between the Management Incentive Member and the Company or its Affiliates.

8.2Other Cessation of Business Relationship. Unless otherwise specified in a relevant Employment Agreement or Award Letter, if a Management Incentive Member’s Business Relationship is terminated as a result of the termination by the Company without Cause, or death, Disability or resignation of such person, then such Management Incentive Member and any or all of such Management Incentive Member’s Permitted Transferees will forfeit to the Company all of the unvested Management Incentive Units held by such Management Incentive Member and such Permitted Transferees for no consideration, and the Company will have the option to purchase all of the vested Management Incentive Units held by such Management Incentive Member and such Permitted Transferees at the time and for the amount determined in the manner provided in Section 9.4 of the Company Agreement. The Company’s options hereunder may be exercised at any time within ninety (90) days from the termination such Person’s Business Relationship.

EXHIBIT B - Page 4

9.Terms and Conditions of Awards of Management Incentive Units. All awards of Management Incentive Units under this Plan will be evidenced by Employment Agreements or Award Letters (which need not be identical) signed by the Company.

10.Adjustments. Management Incentive Units awarded hereunder will be adjusted as hereinafter provided, unless otherwise specifically provided in the Employment Agreement or Award Letter relating to such Management Incentive Unit:

10.1Management Incentive Units Distributions and Splits. If the Management Incentive Units will be subdivided or combined into a greater or smaller number of Management Incentive Units or if the Company will issue any Management Incentive Units as a distribution on its outstanding Management Incentive Units, the number of Management Incentive Units subject to an award of Management Incentive Units hereunder will be increased or decreased proportionately.

10.2Issuances of Interests. Except as expressly provided herein and in the Company Agreement, no issuance by the Company of equity or debt instruments of any class will affect, and no adjustment by reason thereof will be made with respect to, the number of Management Incentive Units.

10.3Fractional Units. No fractional Management Incentive Units will be issued under the Plan (but fractional Management Incentive Units may become vested pursuant to a percentage vesting schedule).

10.4Increase in Authorized Management Incentive Units. Upon the happening of any of the events described in subparagraph 10.1 above, the aggregate number of Management Incentive Units set forth in paragraph 4 hereof that may be awarded under the Plan will also be appropriately adjusted to reflect the events described in such subparagraph. The Board of Managers will determine the specific adjustment to be made under this paragraph 10, if any, and its determination will be conclusive.

11.Amendment of Plan.  Subject to the provisions of the Company Agreement and the applicable Employment Agreement or Award Letter, the Board may terminate or amend the Plan in any respect at any time, except as otherwise provided in this Plan, the Company Agreement, any Employment Agreement or any Award Letter; provided, however, that in no event may any action of the Board alter or impair the rights of any holder, without consent of the holder, with respect to any Management Incentive Unit previously awarded to such holder.

12.Application of Funds. The proceeds received by the Company, if any, from the issuance of Management Incentive Units to a holder under the Plan may be used for any Company purpose.

13.Withholding of Income Taxes. Upon the award of any Management Incentive Units, the vesting or transfer of Management Incentive Units, or the making of a distribution or other payment with respect to such Management Incentive Units, the Company may withhold taxes in respect of amounts that the Company, in its discretion, determines constitute compensation includible in gross income. The Board of Managers, in its sole discretion, may condition (i) the award of a Management Incentive Unit or (ii) the transferability of a

EXHIBIT B - Page 5

Management Incentive Unit on the holder’s making satisfactory arrangement for such withholding. Such arrangement may include payment by the holder in cash or by check of the amount of the withholding taxes or, at the sole discretion of the Board of Managers, by the holder’s delivery of previously held Management Incentive Units, or fractions thereof, having an aggregate fair market value equal to the amount of such withholding taxes.

14.Section 83(b) Election. The Board of Managers may condition the award of any Management Incentive Unit upon (i) the filing, within thirty (30) days after such award, by the Management Incentive Member with the Internal Revenue Service of an election, in appropriate form, authorized by section 83(b) of the Code (an “83(b) Election”) with respect to the Management Incentive Units and delivery to the Company of a copy of such 83(b) Election promptly after its filing or (ii) the execution and delivery to the Company by the Management Incentive Member of a written covenant to file an 83(b) Election with respect to the Management Incentive Units and delivery of a copy thereof to the Company within 30 days after the award of the Management Incentive Units.

15.Governmental Regulation. The Company’s obligation to sell and deliver the Management Incentive Units under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Management Incentive Units. Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to file tax information returns reporting the income received by holders in connection with the Plan.

16.Governing Law. The validity and construction of the Plan and the relevant provisions of an Employment Agreement or Award Letter evidencing awards of Management Incentive Units will be governed by the laws of the State of Delaware.

17.Section 409A Savings Clause. If any compensation or benefits provided by the Plan may result in the application of Section 409A of the Code, the Company shall, in consultation with the Board of Managers, modify the Plan in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code or (b) comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provision and to make such modifications; in each case, without any diminution in the value of the benefits to the Management Incentive Members; provided, that any such modification of the Plan will not be in violation of Section 409A of the Code or have a significant adverse effect on the Company or the Common Units.

18.BOARD DETERMINATIONS; DISPUTE RESOLUTION; CONSENT TO EXCLUSIVE JURISDICTION. ALL DISPUTES BETWEEN OR AMONG ANY PERSONS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PLAN, ANY AWARD LETTER OR ANY AWARD OF UNITS UNDER THIS PLAN (INCLUDING ANY INTERPRETATION OF THE COMPANY AGREEMENT AS IT PERTAINS TO THE UNITS AWARDED UNDER THIS PLAN) WILL BE SOLELY AND FINALLY SETTLED BY THE BOARD OF MANAGERS EXCLUDING ANY MANAGER THAT IS PARTY TO THE DISPUTE, THE DETERMINATION OF WHICH WILL BE FINAL AND BINDING. ANY MATTERS NOT COVERED BY THE PRECEDING SENTENCE, BUT WHICH ARISE

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UNDER THE COMPANY AGREEMENT, WILL BE SOLELY AND FINALLY SETTLED IN ACCORDANCE WITH THE COMPANY AGREEMENT, AND EACH PERSON ACCEPTING AN AWARD UNDER THE PLAN AND THE COMPANY CONSENT TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE, AS THE EXCLUSIVE JURISDICTION WITH RESPECT TO MATTERS ARISING OUT OF OR RELATED TO THE ENFORCEMENT OF THE BOARD OF MANAGERS’ DETERMINATIONS AND RESOLUTION OF MATTERS, IF ANY, RELATED TO THE PLAN OR THE COMPANY AGREEMENT NOT REQUIRED TO BE RESOLVED BY THE BOARD OF MANAGERS. EACH SUCH PERSON HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF THE AFOREMENTIONED COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE LAST KNOWN ADDRESS OF SUCH PERSON, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.

19.Rule 701 Plan. The arrangements contemplated by this Plan constitute a “written compensation contract” within the meaning of Rule 701(c) of the Securities Act.

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ANNEX A

FORM OF AWARD LETTER

Exaro Energy III LLC, a Delaware limited liability company (the “Company”), hereby grants to _______________________ (the “Participant”), an Eligible Employee, as defined in the Management Incentive Plan of the Company, as amended from time to time (the “Plan”), an award of _____ Management Incentive Units (“MIUs”), subject to the following terms and conditions:

1.Relationship to Plan.  This Award Letter is issued in accordance with and subject to all of the terms, conditions and provisions of the Plan, a copy of which is attached hereto as Exhibit A, and administrative interpretations thereunder, if any, which have been or may be adopted by the Board of Managers.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.Vesting.  The MIUs awarded pursuant to this Award Letter shall vest in five installments as provided below, provided that the Participant remains employed by the Company, one of its Subsidiaries or the Management Company on the relevant date.

Number of

DateVested MIUs

Prior to the [__] anniversary of the Grant Date0

On or after the [__]anniversary of the Grant Date_____

On or after the [__] anniversary of the Grant Date_____

On or after the [__] anniversary of the Grant Date_____

3.Condition.  This award is conditioned upon the Participant filing a valid election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with the Internal Revenue Service with respect to the receipt of the MIUs within 30 days of the Grant Date.

4.Deemed Exercise Price.  The Deemed Exercise Price per MIU of each MIU issued pursuant to this Award Agreement is $_____.

In witness whereof, the undersigned has executed and delivered this Award Letter this __ day of _____________, _____ (the “Grant Date”).

EXARO ENERGY III LLC

By

Name:

Title:

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EXHIBIT C
ALLOCATIONS AND TAX PROCEDURES

C.1Definitions. Capitalized words and phrases used in this Exhibit C have the meaning ascribed to them in the Agreement except as otherwise provided below:

C.1.1“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

C.1.1(a)Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.704-2(g)(1) and 1.704-2(i)(5); and

C.1.1(b)Debit to such Capital Account the items described in Treas. Reg. §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704- 1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

C.1.2“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

C.1.2(a)To each Member’s Capital Account there shall be credited (A) the amount of cash and the Gross Asset Value of any property contributed by such Member to the capital of the Company, (B) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section C.4 hereof, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. The principal amount of a promissory note which is not readily tradable on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(d)(2).

C.1.2(b)To each Member’s Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section C.4 hereof, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

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C.1.2(c)In the event all or a portion of a Member’s Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest;

C.1.2(d)In determining the amount of any liability for purposes of Section C.1.2(a) and Section C.1.2(b) above, there shall be taken into account section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations; and

C.1.2(e)The allocation of depletable basis in, depletion allowances with respect to, and taxable gain or loss from the sale, exchange or other disposition of, the Company’s depletable properties provided for in section 613A(c)(7)(D) of the Code shall be disregarded.  Instead, depletion allowances with respect to, and taxable gain or loss from the sale, exchange or other disposition of, the Company’s depletable properties shall be determined by taking into account Simulated Depletion and Simulated Gain or Loss, as determined and defined in the following sentence.  For purposes of determining Simulated Depletion and Simulated Gain or Loss, (i) the Company’s basis in its depletable properties (“Simulated Basis”) shall equal the Gross Asset Value of such properties, (ii) the Company shall determine the depletion allowance (“Simulated Depletion”) with respect to such depletable properties by using either the cost depletion method or the percentage depletion method (as determined by the Board of Managers on a property by property basis), (iii) the Company shall reduce the Simulated Basis of such depletable properties by the Simulated Depletion attributable to such depletable properties, and (iv) the Company shall compute gain or loss on a sale, exchange, or other disposition of such depletable properties by subtracting Simulated Basis from the amount realized by the Company upon such disposition (“Simulated Gain or Loss”).  This Section C.1.2(e) is intended to comply with Treas. Reg. §1.704-1(b)(2)(iv)(k), and shall be interpreted and applied in a manner consistent therewith.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg. §1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with Treas. Reg. §1.704-1(b), the Board of Managers may make such modification, provided that it does not have an adverse effect on the amount or timing of a distribution to any Member pursuant to this Agreement. The Board of Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treas. Reg. §1.704-

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1(b), provided that such adjustment may not have an adverse effect on any Member who does not consent to such adjustment.

C.1.3“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.

C.1.4“Company Minimum Gain” has the meaning set forth in Treas. Reg. §§1.704-2(b)(2) and 1.704-2(d) for partnership minimum gain.

C.1.5“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

C.1.6“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

C.1.6(a)The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Managers in their sole discretion.

C.1.6(b)The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking section 7701(g) of the Code into account), as determined by the Board of Managers in their sole discretion, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g) and (D) the grant of more than a de minimis interest in the Company in consideration for the provision of services to or for the benefit of the Company by a new or existing Member; provided, however, that adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Board of Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

C.1.6(c)The Gross Asset Value of any Company asset distributed to any Member, shall be adjusted to equal the gross fair market value taking into account section 7701(g) of the Code into account) of such asset on the date of distribution, as determined by the Board of Managers in their sole discretion.

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C.1.6(d)The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to section 734(b) or section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m), subparagraph (f) of the definition of “Profits” and “Losses” and Section C.4.8 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board of Managers determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

C.1.6(e)If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation or Simulated Depletion taken into account with respect to such asset for purposes of computing Profits and Losses.

C.1.6(f)The Gross Asset Value of the rights of the Company with respect to the Earning and Development Agreement with Encana Oil & Gas (USA) Inc. shall be adjusted as of the date hereof pursuant to this provision to equal $500,000 immediately prior to the admission pursuant to the terms hereof of the Members of the Company other than Clark.

C.1.7 “Member Nonrecourse Debt” has the meaning set forth in Treas. Reg. §1.704-2(b)(4) for partner nonrecourse debt.

C.1.8“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. §1.704-2(i)(3).

C.1.9“Member Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§1.704-2(i)(1) and 1.704-2(i)(2) for partner nonrecourse deductions.

C.1.10 “Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§1.704-2(b)(1) and 1.704-2(c). The amount of Nonrecourse Deductions for a Fiscal Year shall generally equal the net increase, if any, in the amount of Company Minimum Gain for that Fiscal Year, reduced (but not below zero) by the aggregate distributions during the-year-of-proceeds-of Nonrecourse Liabilities that are allocable to an increase in Company Minimum Gain, with such other modifications as provided in Treas. Reg. §1.704-2(c).

C.1.11“Nonrecourse Liability” has the meaning set forth in Treas. Reg. §1.704-2(b)(3).

C.1.12“Partially Adjusted Capital Account” shall mean with respect to any Member and any Fiscal Year, the Capital Account of such Member at the beginning of such Fiscal Year, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such year and all special allocations pursuant to

EXHIBIT C - Page 4

Section C.4 hereof with respect to such Fiscal Year, but before giving effect to any allocations of Profits and Losses for such Fiscal Year pursuant to Section C.2 and Section C.3.

C.1.13“Profits” and “Losses” means, for each Fiscal Year, an amount equal to the aggregate (if positive or negative respectively) of the Company’s items of income or loss for federal income tax purposes for such Fiscal Year, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication) as to such items:

C.1.13(a)Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss.

C.1.13(b)Any expenditures of the Company described in section 705(a)(2)(B) of the Code or treated as section 705(a)(2)(B) of the Code expenditures pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss.

C.1.13(c)In the event the Gross Asset Value of any property is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” hereof, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

C.1.13(d)Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

C.1.13(e)In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation.”

C.1.13(f)To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or section 743(b) of the Code is required pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest in the Company, the amount of such

EXHIBIT C - Page 5

adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

C.1.13(g)Any items which are specially allocated pursuant to Section C.4 hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section C.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

C.1.14“Target Capital Account” means, with respect to any Member and for any Fiscal Year, the Tentative Target Capital Account Balance (as hereinafter defined) reduced as provided herein. The Tentative Target Capital Account Balance is:

C.1.14(a)the amount, if any, that a Member would receive pursuant to the provisions hereof if all Company assets were sold for cash equal to their Gross Asset Value (or if required or permitted by any agreement or instrument by which the Company is bound are instead applied to pay or discharge one or more obligations of the Company if such application would increase the aggregate amount that would so be distributed to the Members), all Company liabilities, were satisfied to the extent required by their terms and the remaining assets were distributed in full to the Members as provided in Section 8.2 reduced by

C.1.14(b)any contribution that such Member would be required to make pursuant to this Agreement in connection with the hypothetical distribution that is described in Section C.1.14(a).

The Target Capital Account of a Member is the Tentative Capital Account Balance of that Member reduced by the amount of income that would be allocated to such Member as a result of the hypothetical liquidation that is described in Section C.1.14(a) (which will principally be recapture of Member Nonrecourse Deductions and Nonrecourse Deductions).

C.1.15“Treasury Regulation” or “Treas. Reg.” means any temporary or final income tax regulation issued by the United States Treasury Department.

C.2Profits. After giving effect to the special allocations set forth in Section C.4 hereof, Profits for any Fiscal Year shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year. No portion of the Profits for any Fiscal Year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such Fiscal Year.

C.3Losses. After giving effect to the special allocations set forth in Section C.4 hereof, Losses for any Fiscal Year shall be allocated as set forth in Section C.3.1 below, subject to the limitation in Section C.3.2 below:

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C.3.1Losses for any Fiscal Year shall be allocated among the Members in proportion to the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year.

C.3.2The Losses allocated pursuant to Section C.3.1 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section C.3.1, the limitation set forth in this Section C.3.2 shall be applied on a Member by Member basis so as to allocate. the maximum permissible Losses to each Member under Treas. Reg. §1.704-1(b)(2)(ii)(d).

C.4Special Allocations. The following special allocations shall be made in the following order and priority:

C.4.1Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) as required by Treas. Reg. §1.704-2(f). This Section C.4.1 is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §1.704-2(f) and shall be interpreted consistently therewith.

C.4.2Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. §§1.704-2(i)(4). This Section C.4.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treas. Reg. §1.704-2(i)(4) and shall be interpreted consistently therewith.

C.4.3Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section C.4.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Deficit after all other allocations provided for in this Exhibit C have been tentatively made as if this Section C.4.3 were not in this Exhibit C. This Section C.4.3 is intended to comply with the qualified income offset requirement in Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

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C.4.4Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section C.4.4 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section C.4.3 hereof and this Section C.4.4 were not in this Exhibit C.

C.4.5Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in the same ratio that Profit or Loss is allocated among the Members for such Fiscal Year.

C.4.6Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. §1.704-2(i)(1); provided, however, that if more than one Member bears the economic risk of loss for such debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated to and among the Members in the same proportion that they bear the economic risk of loss for such Member Nonrecourse Debt.  This Section C.4.6 is intended to comply with the provisions of Treas. Reg. §1.704-2(i) and shall be interpreted consistently therewith.

C.4.7Simulated Depletion and Simulated Loss.  Simulated Depletion and Simulated Loss with respect to each property the production from which is subject to depletion shall be allocated to the Members in the same proportion that the Members (or their predecessors in interest) were allocated the adjusted tax basis of such property under Section C.7.5.

C.4.8Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m)(2) or Treas. Reg. §1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in the manner required by Treas. Reg. §1.704-1(b)(2)(iv)(m)(2) or Treas. Reg. §1.704-1(b)(2)(iv)(m)(4), as applicable.

C.5Intent of Allocations. The parties intend that the allocation provisions of this Exhibit C shall produce final Capital Account balances of the Members that will be consistent

EXHIBIT C - Page 8

with liquidating distributions in accordance with Section 8.2 of this Agreement.  To the extent that the allocations required in this Exhibit C would fail to produce such final Capital Account balances, (i) such allocation provisions shall be amended by the Board of Managers if and to the extent necessary to produce such result and (ii) items of Company income, gain, loss or deduction for prior open taxable years shall be reallocated by the Board of Managers among the Members to the extent it is not possible to achieve such result with allocations of Company income, gain, loss or deduction for the current taxable year and future taxable years.

C.6Other Allocation Rules.

C.6.1Profits, Losses or any other items allocable to any period shall be determined on a daily, monthly or other basis, as determined by the Board of Managers using any permissible method under section 706 of the Code and the Treasury Regulations thereunder.

C.6.2The Members are aware of the income tax consequences of the allocations made in this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Company income and loss for income tax purposes.

C.6.3Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treas. Reg. §1.752-3(a)(3), the Members’ interests in Company profits shall be allocated in the same ratio that Profit or Loss is allocated among the Members for such Fiscal Year.

C.6.4 To the extent permitted by Treas. Reg. §1.704-2(h)(3), the Board of Managers shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

C.7Tax Allocations; Section 704(c) of the Code.

C.7.1In accordance with section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (a) of the definition of “Gross Asset Value”). The Company shall utilize with respect to each contributed property any method that is permitted by Treas. Reg. §1.704-3 that is selected by the Board of Managers after conferring with its tax advisors.

C.7.2In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in any manner that it could take into account such

EXHIBIT C - Page 9

difference under section 704(c) of the Code and the Treasury Regulations thereunder by reason of Section C.7.1.

C.7.3Any elections or other decisions relating to such allocations shall be made by the Board of Managers.  Allocations pursuant to this Section C.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

C.7.4Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as the corresponding item of income, gain, loss and deduction was allocated for Capital Account purpose. For purposes of determining the nature (as ordinary or capital) of any Company gain allocated among the Members for Federal income tax purposes pursuant to this Agreement, the portion of such gain required to be recognized as ordinary income pursuant to section 1245, section 1250 and/or section 1254 of the Code shall be deemed to be allocated among the Members in accordance with Treas. Reg. §§1.1245-1(e)(2), 1.1250-1(f), and 1.1254-5.

C.7.5Depletion and Gain or Loss from Dispositions of Depletable Property. Cost and percentage depletion deductions with respect to, and any gain or loss on the sale or other disposition of, any property the production from which is or would be (in the case of nonproducing properties) subject to depletion shall be determined in a manner that is consistent with section 613A(c)(7)(D) of the Code. For purposes of making such determination, the Company’s adjusted tax basis in each depletable property shall be allocated under section 613A(c)(7)(D) of the Code among the Members in proportion to the distributions to which each Member would be entitled pursuant to Section 8.2 of the Agreement if the Company were liquidated immediately prior to the time such property is acquired. The portion of the amount realized on the sale or other disposition of each depletable property that does not exceed the Company’s Simulated Basis in the depletable property shall be allocated among the Members in proportion to the ratio in which the tax basis of the property was allocated pursuant to the preceding sentence. The portion of the amount realized on the sale or other disposition of each depletable property that exceeds the Company’s Simulated Basis therein shall be allocated among the Members in the same manner that Profits (i.e. Simulated Gain) are allocated pursuant to Section C.2 of this Exhibit C.

C.8Reliance on Advice of Accountants and Attorneys. The Managers will have no liability to the Members or the Company if the Managers rely upon the written opinion of tax counsel or accountants retained by the Company with respect to all matters (including disputes) relating to computations and determinations required to be made under this Exhibit C or other related provisions of this Agreement.

EXHIBIT C - Page 10

EXHIBIT D
SHARING RATIOS
(assuming all Capital Commitments on the Second Amendment Date are fully contributed)

Member	Capital Contribution Ratio	First Flip Sharing Ratio (>10.0% IRR and ≤20.0% IRR and ≤2.0x)	Second Flip Sharing Ratio (>20.0% IRR and >2.0x and ≤20.0% IRR and ≤3.0x)	Third Flip Sharing Ratio (>20.0% IRR and >3.0x and ≤25.0% IRR and ≤4.0x)	Fourth Flip Sharing Ratio (>25.0% IRR and >4.0x)
Contaro	36.9211%	33.2290%	29.5368%	28.4292%	27.6908%
Sageview A	19.4724%	17.5252%	15.5780%	14.9938%	14.6043%
Sageview B	8.7517%	7.8765%	7.0013%	6.7388%	6.5637%
Sageview C	1.8597%	1.6738%	1.4878%	1.4320%	1.3948%
Sageview GenPar	1.3674%	1.2307%	1.0940%	1.0529%	1.0256%
Jefferies Capital Partners IV L.P.	16.6219%	14.9597%	13.2975%	12.7989%	12.4664%
Jefferies Employee Partners IV LLC	1.9145%	1.7230%	1.5316%	1.4741%	1.4358%
JCP Partners IV LLC	0.6079%	0.5471%	0.4863%	0.4681%	0.4559%
Union Bank	5.4698%	4.9228%	4.3758%	4.2117%	4.1023%
Wells Fargo	5.4698%	4.9228%	4.3758%	4.2117%	4.1023%
Beato Family Trust	0.6564%	0.5907%	0.5251%	0.5054%	0.4923%
Atwood	0.3419%	0.3077%	0.2735%	0.2632%	0.2564%
Clark	0.5128%	0.4615%	0.4102%	0.3949%	0.3846%
Russell	0.0328%	0.0295%	0.0263%	0.0253%	0.0246%
Total Common Unitholders	100.0000%	90.0000%	80.0000%	77.0000%	75.0000%
Management Incentive Members	0.0000%	10.0000%	20.0000%	23.0000%	25.0000%
Total	100.0000%	100.0000%	100.0000%	100.0000%	100.0000%

EXHIBIT D - Page 1

EXHIBIT E
INITIAL BUDGET

Estimated G&A Cost ($000s)	Apr-12 -	Oct-12 -
	Sep-12	Dec-12	2013
C.Beato - President	$69	$63	$275
S. Clark - Senior VP President	$109	$57	$248
J. Atwood - Senior Vice President	$62	$57	$248
D. Battin - Senior Geologist	$60	$28	$120
B. Wheatley - GeoTech Analyst	$12	$22	$95
TBD - GeoTech	$38	$17	$75
S. Morales - Office Assistant	$7	$6	$27
T. Yu - Senior Accountant	$20	$18	$80
T. Pal - Controller	$35	$36	$156
Payroll Taxes	$50	$39	$169
Bonuses	$0	$275	$390
Medical, Dental, Vision Ins, Life, etc.	$61	$61	$243
Employer 401(k)/Retirement Plan	$17	$26	$113
Payroll Fees	$2	$2	$6
Reclassification / Reimbursements	($1)	($4)	($17)
Total Payroll and Benefits	$538	$703	$2,226

IT	$51	$50	$176
Reserve Report	$120	$60	$240
Bob Coskey	$60	$30	$120
Legal	$18	$9	$36
Accounting	$130	$15	$160
Insurance	$20	$14	$54
Travel and Entertainment	$45	$23	$90
Office Expenses	$12	$9	$36
Office Space	$33	$24	$96
Other Fees & Expenses	$12	$6	$24
Total G&A	$1,039	$943	$3,258
Estimated Capex ($000s)
	Apr-12 -	Jul-12 -	Oct-12 -
	Jun-12	Sep-12	Dec-12
New Wells
Rig: Ensign 129	$10,687	$12,376	$14,000
Rig: Ensign 134	$8,408	$7,280	$12,768
Rig: Ensign 157	$13,720	$9,792	$8,397
Total D&C Capex	$32,815	$29,448	$35,165

Other Capex(1)	$30
Total Capex	$32,845	$29,448	$35,165
(1) Related to IT and furniture in the Denver office.

EXHIBIT E - Page 1

EXHIBIT F

FORM OF JOINDER AGREEMENT

The undersigned Member (the “Joining Member”), desiring to be admitted as a Member of Exaro Energy III LLC, a Delaware limited liability company (the “Company”), hereby agrees to be bound by the terms and conditions of, and to become a party to, that certain Second Amended and Restated Limited Liability Company Agreement dated effective as of February 1,  2013, as amended (the “Company Agreement”), as a “Member,” as such term is defined in the Company Agreement.  Capitalized terms that are used but not defined in this Joinder Agreement have the meanings set forth in the Company Agreement.  The undersigned Joining Member further affirms and agrees that the undersigned’s address for notice purposes pursuant to Section 11.1 of the Company Agreement shall be as follows:

The undersigned spouse of the Joining Member is executing this Joinder Agreement in order to acknowledge its terms and conditions, is aware of, understands and consents to the provisions of the Company Agreement, each other Transaction Document that has been or will be executed by the Joining Member or is otherwise binding on the Joining Member[, including that certain Award Letter, dated as of _____, 20__, between the Joining Member and the Company,] and its and such other agreements’ binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and hereby agrees that the termination of his or her marital relationship with the Joining Member for any reason shall not have the effect of removing any Interests subject to the Company Agreement from the coverage thereof and that his or her awareness, understanding, consent and agreement is evidenced by his or her signature below.

IN WITNESS WHEREOF, this Joinder Agreement has been executed and delivered by the undersigned as of the __ day of ___, 20__.

Member

Spouse

EXHIBIT F - Page 1

Exhibit G

Area of Mutual Interest

Jonah Field

Sublette County, Wyoming

Township 28 North – Range 108 West, 6 P.M.

Sections 1-9, 18

Township 28 North – Range 109 West, 6 P.M.

Sections 1, 2, 11-14, 23, 24

Township 29 North – Range 107 West, 6 P.M.

Sections  5-9, 16-22, 27-33

Township 29 North – Range 108 West, 6 P.M.

Sections 1-36

HOU03:1317696EXHIBIT G - Page 1

EXHIBIT H

CLARK INTERESTS

(see attached)

EXHIBIT H - Page 1